Exhibit 10.1

CREDIT AGREEMENT by and among WELLS FARGO BANK, N.A.

as Administrative Agent,

as Lead Arranger,

as Sole Book Runner and UK Security Trustee,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

CIBER, INC.,

as US Borrower

and

CIBER UK LTD. and CIBER EUROPE LIMITED,

as UK Borrowers

and

CIBER INTERNATIONAL B.V. and CIBER NEDERLAND B.V.

as Dutch Borrowers

and

CIBER HOLDING GMBH, TOPCONTRACTS GMBH, CIBER AG and CIBER MANAGED SERVICES GMBH

as German Borrowers

Dated as of May 7, 2012

TABLE OF CONTENT

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1.	Definitions	1
	1.2.	Accounting Terms	1
	1.3.	Code	2
	1.4.	Construction; Repayment in Full	2
	1.5.	Time References	4
	1.6.	Schedules and Exhibits	4
	1.7.	Exchange Rates; Currency Equivalents; Applicable Currency	4

2.	LOANS AND TERMS OF PAYMENT		5

	2.1.	Revolving Loans	5
	2.2.	Term Loan	7
	2.3.	Borrowing Procedures and Settlements	7
	2.4.	Payments; Reductions of Commitments; Prepayments	19
	2.5.	Promise to Pay; Lender Group Expenses	29
	2.6.	Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	30
	2.7.	Crediting Payments	32
	2.8.	Designated Accounts	33
	2.9.	Maintenance of Loan Account; Statements of Obligations	33
	2.10.	Fees	34
	2.11A.	US Letters of Credit	35
	2.11B.	UK-Dutch Letters of Credit	40
	2.11C.	German Letters of Credit	46
	2.12.	LIBOR Option	52
	2.13.	Capital Requirements	55
	2.14.	Accordion	57
	2.15.	Currencies	59
	2.16.	Joint and Several Liability of European Borrowers	59
	2.17.	Cash Management	66
	2.18.	Circumstances Affecting Euro or Sterling Availability	68

3.	CONDITIONS; TERM OF AGREEMENT		69

	3.1.	Conditions Precedent to the Initial Extension of Credit	69
	3.2.	Conditions Precedent to all Extensions of Credit	69
	3.3.	Maturity	70
	3.4.	Effect of Maturity	70
	3.5.	Early Termination by Borrowers	70

4.	REPRESENTATIONS AND WARRANTIES		70

	4.1.	Due Organization and Qualification; Subsidiaries	71
	4.2.	Due Authorization; No Conflict	71
	4.3.	Governmental Consents	72
	4.4.	Binding Obligations; Perfected Liens	72

i

	4.5.	Title to Assets; No Encumbrances	73
	4.6.	Litigation	73
	4.7.	Compliance with Laws	74
	4.8.	No Material Adverse Effect	74
	4.9.	Solvency	74
	4.10.	Employee Benefits	74
	4.11.	Environmental Condition	74
	4.12.	Complete Disclosure	75
	4.13.	Patriot Act	75
	4.14.	Indebtedness	76
	4.15.	Payment of Taxes	76
	4.16.	Margin Stock	76
	4.17.	Governmental Regulation	76
	4.18.	OFAC	76
	4.19.	Employee and Labor Matters	76
	4.20.	IBM Financing Agreement	77
	4.21.	Leases	77
	4.22.	Eligible Accounts	77
	4.23.	Locations of Chief Executive Office	78
	4.24.	Registration of UK Establishment	78

5.	AFFIRMATIVE COVENANTS		78

	5.1.	Financial Statements, Reports, Certificates	78
	5.2.	Reporting	78
	5.3.	Existence	79
	5.4.	Maintenance of Properties	79
	5.5.	Taxes	79
	5.6.	Insurance	79
	5.7.	Inspection	80
	5.8.	Compliance with Laws	80
	5.9.	Environmental	80
	5.10.	Disclosure Updates	81
	5.11.	Formation of Subsidiaries	81
	5.12.	Further Assurances	82
	5.13.	Lender Meetings	83
	5.14.	Location of Chief Executive Office	83
	5.15.	Center of Main Interests	83
	5.16.	Material Contracts	83
	5.17.	UK Pension Plans	83

6.	NEGATIVE COVENANTS		84

	6.1.	Indebtedness	84
	6.2.	Liens	84
	6.3.	Restrictions on Fundamental Changes	84
	6.4.	Disposal of Assets	85
	6.5.	Nature of Business	85
	6.6.	Prepayments and Amendments	85

	6.7.	Restricted Payments	86
	6.8.	Accounting Methods	87
	6.9.	Investments	87
	6.10.	Transactions with Affiliates	88
	6.11.	Use of Proceeds	88
	6.12.	Limitation on Issuance of Equity Interests	88
	6.13.	Change Name	88
	6.14.	Citi Factoring Agreement	89

7.	FINANCIAL COVENANTS		89

8.	EVENTS OF DEFAULT		91

	8.1.	Payments	91
	8.2.	Covenants	91
	8.3.	Judgments	92
	8.4.	Voluntary Bankruptcy, etc.	92
	8.5.	Involuntary Bankruptcy, etc.	92
	8.6.	Default Under Other Agreements	92
	8.7.	Representations, etc.	92
	8.8.	Guaranty	93
	8.9.	Security Documents	93
	8.10.	Loan Documents	93
	8.11.	Change of Control	93
	8.12.	UK Insolvency	93
	8.13.	Dutch Insolvency	93
	8.14.	German Insolvency	93
	8.15.	Curtailment of Business	94
	8.16.	UK Pension Plan	94

9.	RIGHTS AND REMEDIES		94

	9.1.	Rights and Remedies	94
	9.2.	Remedies Cumulative	95

10.	WAIVERS; INDEMNIFICATION		95

	10.1.	Demand; Protest; etc.	95
	10.2.	The Lender Group’s Liability for Collateral	95
	10.3.	Indemnification	95

11.	NOTICES		96

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION		98

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		99

	13.1.	Assignments and Participations	99
	13.2.	Successors	104

14.	AMENDMENTS; WAIVERS		104

	14.1.	Amendments and Waivers	104
	14.2.	Replacement of Certain Lenders	106
	14.3.	No Waivers; Cumulative Remedies	107

15.	AGENT; THE LENDER GROUP		107

	15.1.	Appointment and Authorization of Agent	107
	15.2.	Delegation of Duties	108
	15.3.	Liability of Agent	109
	15.4.	Reliance by Agent	109
	15.5.	Notice of Default or Event of Default	109
	15.6.	Credit Decision	110
	15.7.	Costs and Expenses; Indemnification	110
	15.8.	Agent in Individual Capacity	111
	15.9.	Successor Agent	111
	15.10.	Lender in Individual Capacity	112
	15.11.	Collateral Matters	113
	15.12.	Restrictions on Actions by Lenders; Sharing of Payments	114
	15.13.	Agency for Perfection	115
	15.14.	Payments by Agent to the Lenders	115
	15.15.	Concerning the Collateral and Related Loan Documents	115
	15.16.	Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	116
	15.17.	Several Obligations; No Liability	117
	15.18.	Lead Arranger and Sole Book Runner	117
	15.19.	Parallel Debt European	117
	15.20.	Parallel Debt	118
	15.21.	Agent as UK Security Trustee	119
	15.22.	German Parallel Debt	120

16.	WITHHOLDING TAXES		120

	16A.	Non European Taxes	120
	16B.	United Kingdom Tax Matters	124
	16C.	Netherlands Tax Matters	129
	16D.	German Tax Provisions	132

17.	GENERAL PROVISIONS		134

	17.1.	Effectiveness	134
	17.2.	Section Headings	135
	17.3.	Interpretation	135
	17.4.	Severability of Provisions	135
	17.5.	Bank Product Providers	135
	17.6.	Debtor-Creditor Relationship	136
	17.7.	Counterparts; Electronic Execution	136
	17.8.	Revival and Reinstatement of Obligations; Certain Waivers	136
	17.9.	Confidentiality	136
	17.10.	Survival	138
	17.11.	Patriot Act	138

17.12.	UK “Know your customer” checks	138
17.13.	Integration	139
17.14.	Administrative Borrowers	139
17.15.	Judgment Currency	141
17.16.	Representation Dutch Loan Party	141

v

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit B-2	Form of Bank Product Provider Agreement
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice
Exhibit P-1	Form of Perfection Certificate

Schedule A-1	Agent’s Applicable Accounts
Schedule A-2	Authorized Persons
Schedule C-1	Commitments and Applicable Designees
Schedule C-2	Non-Wholly Owned Loan Parties
Schedule D-1	Dutch Designated Account and UK Designated Account
Schedule D-2	US Designated Account
Schedule G-1	German Designated Account
Schedule G-2	German Primary Account Debtor Concentration Limits
Schedule P-1	Permitted Investments
Schedule P-2	Permitted Liens
Schedule 1.1	Definitions
Schedule 1.1A	Mandatory Costs
Schedule 2.17(a)	US Deposit Accounts
Schedule 2.17(b)	Dutch Deposit Accounts
Schedule 2.17(c)	German Deposit Accounts
Schedule 2.17(d)	UK Deposit Accounts
Schedule 3.1	Conditions Precedent
Schedule 4.1(c)	Capitalization of US Borrower
Schedule 4.1(d)	Subscriptions, Options, Warrants and Calls
Schedule 4.6(b)	Litigation
Schedule 4.11	Environmental Matters
Schedule 4.14	Permitted Indebtedness
Schedule 4.23	Location of Tangible Property and Chief Executive Offices
Schedule 5.1	Financial Statements, Reports, Certificates
Schedule 5.2	Collateral Reporting

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of May 7, 2012, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO BANK, N.A., a national banking association, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), as lead arranger (in such capacity, together with their successors and assigns in such capacity, the “Lead Arranger”), as sole book runner (in such capacity, together with its successors and assigns in such capacity, the “Sole Book Runner”), as UK security trustee (in such capacity, together with its successors and assigns in such capacity, the “UK Security Trustee”), CIBER, INC., a Delaware corporation (the “US Borrower”), CIBER UK LTD., a limited company incorporated in England and Wales with company number 02623681 (“CIBER UK”), CIBER EUROPE LIMITED, a limited company incorporated in England and Wales with company number 02904897 (“CIBER Europe”; together with CIBER UK, each a “UK Borrower” and collectively, “UK Borrowers”), CIBER INTERNATIONAL B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“CIBER International”), CIBER NEDERLAND B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands (“CIBER Nederland” together with CIBER International, each a “Dutch Borrower” and collectively, the “Dutch Borrowers”), CIBER HOLDING GMBH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany (“CIBER Holding Germany”), TOPCONTRACTS GMBH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany (“topcontracts Germany”), CIBER AG, an Aktiengesellschaft organized under the laws of Germany (“CIBER AG”), and CIBER MANAGED SERVICES GMBH, a Gesellschaft mit beschränkter Haftung organized under the laws of Germany (“CIBER Managed Services” and collectively with CIBER Holding Germany, topcontracts Germany and CIBER AG, each a “German Borrower” and collectively, the “German Borrowers”).  UK Borrowers, Dutch Borrowers and German Borrowers are referred to hereinafter each individually as a “European Borrower” and collectively as the “European Borrowers”.  US Borrower and European Borrowers are referred to hereinafter each individually as a “Borrower” and collectively as “Borrowers”.

The parties agree as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1.                  Definitions.  Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2.                  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if US Borrower notifies Agent that Borrowers request an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies US Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrowers agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrowers after such Accounting Change conform as nearly as possible to their respective positions as of the date of this Agreement and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred.  For purposes of determining compliance with any incurrence or expenditure tests set forth in Sections 5, 6 and 7, any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Bloomberg currency page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time).  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “US Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean US Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise.  Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159  (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3.                  Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein; provided, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 of the Code shall govern.

1.4.                  Construction; Repayment in Full.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and  “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to “law” means all international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, by-laws, ordinances, decrees, codes and administrative or judicial or arbitral or administrative or ministerial or departmental or regulatory precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case, whether or not having the force of law.  Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified.  Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein).  The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties.  Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds in the Applicable Currency of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding US Loans, UK-Dutch Loans and German Loans, together with the payment of any premium applicable to the repayment of the Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document (including without limitation the Letter of Credit Fees and the Unused Line Fee) and are unpaid, (b) in the case of contingent reimbursement obligations with respect to US Letters of Credit, UK-Dutch Letters of Credit and German Letters of Credit, providing Letter of Credit Collateralization, (c) in the case of obligations with respect to US Bank Products, UK-Dutch Bank Products and German Bank Products (other than Hedge Obligations), providing Bank Product Collateralization, (d) the receipt by Agent of cash collateral in the Applicable Currency in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (e) the payment or repayment in full in immediately available funds in the Applicable Currency of all other outstanding Obligations (including the payment of any termination amount then applicable (or which would or could become applicable as a result of the repayment of the other Obligations) under Hedge Agreements provided by Hedge Providers) other than (i) unasserted contingent indemnification Obligations, (ii) any Bank Product Obligations (other than Hedge Obligations) that, at such time, are allowed by the applicable Bank Product Provider or the agreements relating thereto to remain outstanding without being required to be repaid or cash collateralized, and (iii) any Hedge Obligations that, at such time, are allowed by the applicable Hedge Provider or the agreements relating thereto to remain outstanding without being required to be repaid, and (f) the termination of all of the Commitments of the Lenders.  Any reference herein to any Person shall be construed to include such Person’s successors and assigns.  Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5.                  Time References.  Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Pacific standard time or Pacific daylight saving time, as in effect in Los Angeles, California on such day.  For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6.                  Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

1.7.                  Exchange Rates; Currency Equivalents; Applicable Currency.

(a)           For purposes of this Agreement and the other Loan Documents, references to the applicable outstanding amount of Revolving Loans, Swing Loans, Letters of Credit, Revolver Usage or Letter of Credit Usage shall be deemed to refer to the Dollar Equivalent thereof, unless the context requires otherwise.

(b)           For purposes of this Agreement and the other Loan Documents, the Dollar Equivalent of any Revolving Loans, Letters of Credit, other Obligations and other references to amounts denominated in an Applicable Currency or a currency other than Dollars shall be determined in accordance with the terms of this Agreement.  Such Dollar Equivalent shall become effective as of such Revaluation Date for such Revolving Loans, Letters of Credit and other Obligations and shall be the Dollar Equivalent employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Revolving Loans, Letters of Credit and other Obligations.  Except as otherwise expressly provided herein, the applicable amount of any currency for purposes of the Loan Documents (including for purposes of financial statements and all calculations in connection with the covenants, including the financial covenants) shall be the Dollar Equivalent thereof.

(c)           Wherever in this Agreement and the other Loan Documents in connection with a borrowing, conversion, continuation or prepayment of a Revolving Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Revolving Loan or Letter of Credit is denominated in (i) Euros, such amount shall be the relevant Euro Equivalent of such Dollar amount (rounded to the nearest Euro, with 0.5 of a unit being rounded upward) or (ii) Sterling, such amount shall be the relevant Sterling Equivalent of such Dollar amount (rounded to the nearest Sterling, with 0.5 of a unit being rounded upward), in each case as reasonably determined by Agent.

2.                                      LOANS AND TERMS OF PAYMENT.

2.1.                  Revolving Loans.

(a)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each US Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in Dollars (“US Revolving Loans”) to US Borrower in an amount at any one time outstanding not to exceed the lesser of:

(i)            such US Lender’s US Revolver Commitment, or

(ii)           such US Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)          the amount equal to (1) the Maximum Revolver Amount less (2) the Dollar Equivalent of European Revolver Usage at such time, less (3) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the principal amount of US Swing Loans outstanding at such time, and

(B)           the amount equal to (1) the US Borrowing Base as of such date (based upon the US Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the sum of (x) the US Letter of Credit Usage at such time, plus (y) the principal amount of US Swing Loans outstanding at such time, plus (z) the Dollar Equivalent of European US Availability Usage.

(b)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each UK-Dutch Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in the Applicable Currency (“UK-Dutch Revolving Loans”) to UK-Dutch Borrowers in a Dollar Equivalent amount at any one time outstanding not to exceed the lesser of:

(i)            such UK-Dutch Lender’s UK-Dutch Revolver Commitment, or

(ii)           such UK-Dutch Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)          the amount equal to (1) the Maximum Revolver Amount, less (2) US Revolver Usage at such time, less (3) the Dollar Equivalent of the Aggregate German Revolver Usage at such time, less (4) the Dollar Equivalent amount of the UK-Dutch Letter of Credit Usage at such time,

(B)           the amount equal to (1) the UK-Dutch Maximum Revolver Amount less (2) the Dollar Equivalent amount of the UK-Dutch Letter of Credit Usage at such time, and

(C)           the amount equal to (1) the UK-Dutch Borrowing Base as of such date (based upon the UK-Dutch Borrowing Base set forth in the most recent

Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the Dollar Equivalent amount of the UK-Dutch Letter of Credit Usage at such time.

Notwithstanding the foregoing, (i) no UK-Dutch Revolving Loans shall be made to any Dutch Borrower and no Accounts owing to any Dutch Borrower shall be Eligible Accounts until Dutch Borrowers deliver to Agent a Deed of Pledge over Bank Accounts with respect to the Dutch Collection Deposit Account (along with a corresponding acknowledgement and waiver from ING Bank) which provides disclosed pledge security and a perfected first priority Lien with respect to the Dutch Collection Deposit Account and (ii) no UK-Dutch Revolving Loans shall be made to any UK Borrower and no Accounts owing to any UK Borrower shall be Eligible Accounts until UK Borrowers establish and maintain security documents with respect to the UK Collection Deposit Account that provides fixed charge security and a perfected first priority Lien with respect to the UK Collection Deposit Account.

(c)           Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each German Revolving Lender agrees (severally, not jointly or jointly and severally) to make revolving loans in the Euro (“German Revolving Loans”) to German Borrowers in a Dollar Equivalent amount at any one time outstanding not to exceed the lesser of:

(i)            such German Lender’s German Revolver Commitment, or

(ii)           such German Lender’s Pro Rata Share of an amount equal to the lesser of:

(A)          the amount equal to (1) the Maximum Revolver Amount, less (2) US Revolver Usage at such time, less (3) the Dollar Equivalent of the UK-Dutch Revolver Usage at such time, less (4) the Dollar Equivalent amount of the Aggregate German Letter of Credit Usage at such time,

(B)           the amount equal to (1) the German Maximum Revolver Amount less (2) the Dollar Equivalent amount of the Aggregate German Letter of Credit Usage at such time, and

(iii)          the amount equal to (1) the Aggregate German Borrowing Base as of such date (based upon the Aggregate German Borrowing Base set forth in the most recent Borrowing Base Certificate delivered by Borrowers to Agent) less (2) the Dollar Equivalent amount of the Aggregate German Letter of Credit Usage at such time.

(d)           Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation), in the exercise of its Permitted Discretion, to establish and increase or decrease Receivable Reserves, Bank Product Reserves, and other Reserves against the US Borrowing Base, UK-Dutch Borrowing Base, any applicable German Borrowing Base, the Aggregate German Borrowing Base, Maximum Revolver Amount, UK-Dutch Maximum Revolver Amount or German Maximum Revolver Amount.  The amount of any Receivable Reserve, Bank Product Reserve, or other Reserve established by Agent shall have a reasonable relationship to the event, condition, other circumstance, or fact that is the basis for such reserve and shall not be duplicative of any other reserve or ineligibility criteria established and currently maintained.

(e)           Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.  The outstanding principal amount of the Revolving Loans, together with interest accrued and unpaid thereon, shall constitute Obligations and shall be due and payable on the Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(f)            Anything to the contrary in this Section 2.1 notwithstanding, (i) at no time shall US Revolver Usage exceed (x) the Maximum Revolver Amount minus (y) the Dollar Equivalent of European Revolver Usage, (ii) at no time shall the Dollar Equivalent of the UK-

Dutch Revolver Usage exceed the UK-Dutch Maximum Revolver Amount, (iii) at no time shall the Dollar Equivalent of the Aggregate German Revolver Usage exceed the German Maximum Revolver Amount, (iv) at no time shall the US Revolver Usage plus the Dollar Equivalent of the European Revolver Usage exceed the Maximum Revolver Amount and (v) at no time shall the German Revolver Usage of any German Borrower exceed the German Borrowing Base of such German Borrower.

2.2.                  Term Loan.  Subject to the terms and conditions of this Agreement, on the Closing Date each Lender with a Term Loan Commitment agrees (severally, not jointly or jointly and severally) to make term loans (collectively, the “Term Loan”) to US Borrower in an amount equal to such Lender’s Pro Rata Share of the Term Loan Amount.  The principal of the Term Loan shall be repaid on the following dates and in the following amounts:

Date	Installment Amount
October 31, 2012	$416,666.67
November 30, 2012	$416,666.67
December 31, 2012	$416,666.67
January 31, 2013	$416,666.67
February 28, 2013	$416,666.67
March 31, 2013	$416,666.67
April 30, 2013	$416,666.67
May 31, 2013	$416,666.67
June 30, 2013	$416,666.67
July 31, 2013	$416,666.67
August 31, 2013	$416,666.67
September 30, 2013	$416,666.67
October 30, 2013	$416,666.67

The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (i) the Term Loan Maturity Date, and (ii) the date of the acceleration of the Term Loan in accordance with the terms hereof.  Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed.  All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations hereunder.

2.3.                  Borrowing Procedures and Settlements.

(a)           Procedure for Borrowing Revolving Loans.  Each Borrowing shall be made by a written request by an Authorized Person of the US Borrower, the UK-Dutch Administrative Borrower or the German Administrative Borrower, as applicable, (i) delivered to Agent and received by Agent no later than 10:00 a.m. (or 1:00 p.m. with respect to a US Swing

Loan) on the Business Day that is the requested Funding Date in the case of a request for a US Swing Loan, (ii) delivered to Agent and received by Agent no later than 10:00 a.m. (or 1:00 p.m. with respect to a US Swing Loan) on the requested Funding Date in the case of other US Revolving Loans that are Base Rate Loans, (iii) delivered to Agent and received by Agent no later than 4:00 p.m. (London time) the Business Day that is 1 Business Day prior to the requested funding date in the case of European Revolving Loans that bear interest at the Floating Rate and (iv) delivered to Agent and received by Agent no later than 10:00 a.m. (or 10:00 a.m. London time with respect to a European Borrowing or 1:00 p.m. with respect to a US Swing Loan) on the Business Day that is 3 Business Days prior to the requested Funding Date in the case of LIBOR Rate Loans, in each case, specifying (A) the amount of such Borrowing and, in the case of clause (iv), whether such Borrowing is for the account of US Borrower or a European Borrower (and if for a European Borrower, the Applicable Currency), and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 10:00 a.m. (or 10:00 a.m. London time or 4:00 p.m. London time, as applicable, with respect to a European Borrowing) on the applicable Business Day.  At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time.  In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.  Borrowings for the account of US Borrower shall be denominated in Dollars and Borrowings for a European Borrower shall be denominated as set forth in Section 2.15.  Requests for LIBOR Rate Loans will also be subject to Section 2.12.

(b)           Making of US Swing Loans.  In the case of a request for a US Revolving Loan and so long as either (i) the aggregate amount of US Swing Loans made since the last Settlement Date, minus all payments or other amounts applied to US Swing Loans since the last Settlement Date, plus the amount of the requested US Swing Loan does not exceed $10,000,000 or (ii) US Swing Lender, in its sole discretion, agrees to make a US Swing Loan notwithstanding the foregoing limitation, US Swing Lender shall make a US Revolving Loan (any such US Revolving Loan made by US Swing Lender pursuant to this Section 2.3(b) being referred to as a “US Swing Loan” and all such US Revolving Loans being referred to as “US Swing Loans”) available to US Borrower on the Funding Date applicable thereto by transferring immediately available funds in the amount of such requested Borrowing to the US Designated Account. Each US Swing Loan shall be deemed to be a US Revolving Loan hereunder and shall be subject to all the terms and conditions (including Section 3) applicable to other US Revolving Loans, except that all payments (including interest) on any US Swing Loan shall be payable to US Swing Lender solely for its own account.  Subject to the provisions of Section 2.3(d)(ii), US Swing Lender shall not make and shall not be obligated to make any US Swing Loan if US Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the US Availability on such Funding Date.  US Swing Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any US Swing Loan.  The US Swing Loans shall constitute US Revolving Loans and US Obligations, and bear interest at the rate applicable from time to time to US Revolving Loans that are Base Rate Loans.

(c)           Making of Revolving Loans.

(i)            In the event that US Swing Lender is not obligated to make a US Swing Loan or the Borrowing is for a European Revolving Loan, then after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the US Lenders or European Lenders, as applicable, by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing and whether such Borrowing is for the account of US Borrower or for the account of a European Borrower; such notification to be sent on the requested Funding Date in the case of a US Borrowing that accrues interest at the Floating Rate, on the Business Day that is 1 Business Day prior to the requested Funding Date in the case of a European Borrowing that accrues interest at the Floating Rate and 3 Business Days prior to the requested Funding Date in the case of a LIBOR Rate Loan.  If Agent has timely notified the applicable Lenders of a requested Borrowing as provided above, then each applicable Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds in the Applicable Currency, to Agent’s Applicable Account, not later than 10:00 a.m. (or 1:00 p.m. London time, in the case of a European Borrowing) on the Business Day that is the requested Funding Date.  After Agent’s receipt of the proceeds of such Revolving Loans from the applicable Lenders, Agent shall make the proceeds thereof available to US Borrower or the applicable European Borrowers, as applicable, on the applicable Funding Date by transferring immediately available funds in the Applicable Currency equal to such proceeds received by Agent to the US Designated Account, the Dutch Designated Account, the UK Designated Account or the German Designated Account, as applicable; provided, that, subject to the provisions of Section 2.3(d)(ii), no Lender shall have an obligation to make any Revolving Loan, if (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the US Availability (in the case of a US Borrowing), UK-Dutch Availability (in the case of a UK-Dutch Borrowing) or German Availability (in the case of a German Borrowing) on such Funding Date.

(ii)           Unless Agent receives notice from an applicable Lender prior to 9:30 a.m. (or 9:30 a.m. London time, in the case of a European Borrowing) on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the applicable Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of US Borrower UK-Dutch Borrowers or German Borrowers, as applicable, the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each applicable Lender has made or will make such amount available to Agent in immediately available funds in the Applicable Currency on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to US Borrower, UK-Dutch Borrowers or German Borrowers, as applicable, a corresponding amount.  If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to US Borrower, UK-Dutch Borrowers or German Borrowers, as applicable, such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. (or 2:00 p.m. London time, in the case of a European Borrowing) on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such

Borrowing for the Funding Date shall be for Agent’s separate account).  If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to US Borrower, UK-Dutch Borrowers or German Borrowers, as applicable, such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the applicable Defaulting Lender Rate for each day until the date on which such amount is so remitted.  A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error.  If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s US Revolving Loan, UK-Dutch Revolving Loans or German Revolving Loans for all purposes of this Agreement.  If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify US Borrower of such failure to fund and, upon demand by Agent, US Borrower (in the case of US Revolving Loans), UK-Dutch Borrowers (in the case of UK-Dutch Revolving Loans) and German Borrowers (in the case of German Revolving Loans) shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the applicable Revolving Loans composing such Borrowing.

(iii)          The initial borrowing from any Lender by any Dutch Borrower shall be at least €100,000.

(d)           Protective Advances and Optional Overadvances.

(i)            Any contrary provision of this Agreement or any other Loan Document notwithstanding, at any time (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, Agent hereby is authorized by Borrowers and the Lenders, from time to time, in Agent’s sole discretion, to make US Revolving Loans to, or for the benefit of, US Borrower and/or UK-Dutch Revolving Loans to, or for the benefit of UK-Dutch Borrowers and/or German Revolving Loans to, or for the benefit of German Borrowers, in each case on behalf of the applicable Revolving Lenders, that Agent, in its Permitted Discretion, deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, or (2) to enhance the likelihood of repayment of the Obligations (other than the Bank Product Obligations) (the US Revolving Loans described in this Section 2.3(d)(i) shall be referred to as “US Protective Advances”, the UK-Dutch Revolving Loans described in this Section 2.3(d)(i) shall be referred to as the “UK-Dutch Protective Advances” and the German Revolving Loans described in this Section 2.3(d)(i) shall be referred to as the “German Protective Advances”).

(ii)           Any contrary provision of this Agreement or any other Loan Document notwithstanding, the applicable Lenders hereby authorize Agent or US Swing Lender, as applicable, and either Agent or US Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make US Revolving Loans (including US Swing Loans) to US Borrower, UK-Dutch Revolving Loans to UK-Dutch Borrowers and German Revolving Loans to German Borrowers notwithstanding that an Overadvance exists or would be created thereby, so long as (A) with respect to any such US Revolving Loan, (i) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage does not exceed the US Borrowing Base by more than 10% of the Maximum Revolver Amount, and (ii) after giving effect to such US Revolving Loans, the outstanding US Revolver Usage (except for and excluding amounts charged to the US Loan Account for interest, fees, or Lender Group Expenses) does not exceed the sum of (x) the Maximum Revolver Amount minus (y) European Revolver Usage, (B) with respect to any such UK-Dutch Revolving Loans; (i) after giving effect to such UK-Dutch Revolving Loans, the Dollar Equivalent of the outstanding UK-Dutch Revolver Usage does not exceed the UK-Dutch Borrowing Base by more than 10% of the UK-Dutch Maximum Revolver Amount, and (ii) after giving effect to such UK-Dutch Revolving Loans, the sum of the Dollar Equivalent of the outstanding UK-Dutch Revolver Usage (except for and excluding amounts charged to the UK-Dutch Loan Account for interest, fees, or Lender Group Expenses) does not exceed the UK-Dutch Maximum Revolver Amount and (C) with respect to any such German Revolving Loans; (i) after giving effect to such German Revolving Loans, the Dollar Equivalent of the outstanding Aggregate German Revolver Usage does not exceed the Aggregate German Borrowing Base by more than 10% of the German Maximum Revolver Amount, and (ii) after giving effect to such German Revolving Loans, the sum of the Dollar Equivalent of the outstanding Aggregate German Revolver Usage (except for and excluding amounts charged to the German Loan Account for interest, fees, or Lender Group Expenses) does not exceed the German Maximum Revolver Amount.  In the event Agent obtains actual knowledge that the US Revolver Usage, UK-Dutch Revolver Usage or Aggregate German Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the applicable Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value, in which case Agent may make such Overadvances and provide notice as promptly as practicable thereafter), and the applicable Lenders with the Commitment thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with the applicable Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the applicable Revolving Loans to such Borrowers to an amount permitted by the preceding sentence.  In such circumstances, if any Lender with an applicable Commitment objects to the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders.  The foregoing provisions are meant for the benefit of the Lenders and Agent and are not meant for the benefit of Borrowers (it being understood that Required Lenders may, without the consent of Borrowers, waive any of the restrictions or limitations in respect of Overadvances set forth in this clause (ii)), which shall continue to be bound by the provisions of Section 2.4(e).  Each Lender with a Commitment shall be obligated to settle with Agent as provided in Section 2.3(e) (or Section 2.3(g), as applicable) for the amount of such Lender’s Pro Rata Share of any applicable unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any applicable Overadvances resulting from the charging to the applicable Loan Account of interest, fees, or Lender Group Expenses.

(iii)          Each US Protective Advance and each US Overadvance (each, a “US Extraordinary Advance”) shall be deemed to be a US Revolving Loan hereunder, each UK-Dutch Protective Advance and each UK-Dutch Overadvance (each, a “UK-Dutch Extraordinary Advance”) shall be deemed to be a UK-Dutch Revolving Loan hereunder and each German

Protective Advance and each German Overadvance (each, a “German Extraordinary Advance”) shall be deemed to be a German Revolving Loan hereunder.  No Extraordinary Advance shall be eligible to be a LIBOR Rate Loan.  Prior to Settlement with respect to any Extraordinary Advances, all payments on the Extraordinary Advances shall be payable to Agent solely for its own account.  The Extraordinary Advances shall be repayable on demand and constitute US Obligations, UK-Dutch Obligations or German Obligations, as applicable, hereunder, and bear interest at the Floating Rate.  The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, US Swing Lender, and the Lenders and are not intended to benefit Borrowers (or any other Loan Party) in any way.

(e)           Settlement.  It is agreed that each Lender’s funded portion of the (i) US Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding US Revolving Loans, (ii) UK-Dutch Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding UK-Dutch Revolving Loans and (iii) German Revolving Loans is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding German Revolving Loans.  Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement set forth in this clause (e) shall not be for the benefit of Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Revolving Loans, the US Swing Loans, and the Extraordinary Advances shall take place on a periodic basis in accordance with the following provisions:

(i)            Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent in its sole discretion (1) on behalf of US Swing Lender, with respect to the outstanding US Swing Loans, (2) for itself, with respect to the outstanding Extraordinary Advances, and (3) with respect to US Borrower’s or its Subsidiaries’ payments or other amounts received, as to each by notifying the applicable Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (or 2:00 p.m. London time in the case of European Obligations) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding US Revolving Loans, US Swing Loans, UK-Dutch Revolving Loans, German Revolving Loans, US Extraordinary Advances, UK-Dutch Extraordinary Advances and German Extraordinary Advances for the period since the prior Settlement Date.  Subject to the terms and conditions contained herein (including Section 2.3(g)):  (y) if the amount of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) made by a Lender that is not a Defaulting Lender exceeds such Lender’s Pro Rata Share of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) as of a Settlement Date, then Agent shall, by no later than 12:00 p.m. (or 2:00 p.m. London time, in the case of a Settlement of European Revolving Loans) on the Settlement Date, transfer in immediately available funds in the Applicable Currency to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances) and/or UK-Dutch Revolving Loans (including UK-Dutch Extraordinary Advances) and/or German Revolving Loans (including German Extraordinary Advances), and (z) if the amount of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) made by a

Lender is less than such Lender’s Pro Rata Share of the applicable Revolving Loans (including US Swing Loans and Extraordinary Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (or 2:00 p.m. London time, in the case of a Settlement of European Revolving Loans) on the Settlement Date transfer in immediately available funds in the Applicable Currency to Agent’s Applicable Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the US Revolving Loans (including US Swing Loans and US Extraordinary Advances) and/or UK-Dutch Revolving Loans (including UK-Dutch Extraordinary Advances) and/or German Revolving Loans (including German Extraordinary Advances).  Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the US Swing Loans or Extraordinary Advances, as applicable, and shall constitute applicable Revolving Loans of such Lenders.  If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.

(ii)           In determining whether a Lender’s balance of the applicable Revolving Loans, US Swing Loans, and Extraordinary Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the applicable Revolving Loans, US Swing Loans, and Extraordinary Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments applicable to such Obligations actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.

(iii)          Between Settlement Dates, Agent, to the extent Extraordinary Advances or US Swing Loans are outstanding, may pay over to Agent or US Swing Lender, as applicable, any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the applicable Revolving Loans, for application to the Extraordinary Advances or US Swing Loans.  Between Settlement Dates, Agent, to the extent no Extraordinary Advances or US Swing Loans are outstanding, may pay over to US Swing Lender any payments or other amounts received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the US Revolving Loans, for application to US Swing Lender’s Pro Rata Share of the US Revolving Loans.  If, as of any Settlement Date, payments or other amounts of US Borrower or its Subsidiaries received since the then immediately preceding Settlement Date have been applied to US Swing Lender’s Pro Rata Share of the US Revolving Loans other than to US Swing Loans, as provided for in the previous sentence, US Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders (other than a Defaulting Lender if Agent has implemented the provisions of Section 2.3(g)), to be applied to the outstanding US Revolving Loans of such Lenders, an amount such that each such Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the US Revolving Loans.  During the period between Settlement Dates, US Swing Lender with respect to US Swing Loans, Agent with respect to Extraordinary Advances, and each Lender with respect to the Revolving Loans other than US Swing Loans and Extraordinary Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by US Swing Lender, Agent, or the Lenders, as applicable.

(iv)          Anything in this Section 2.3(e) to the contrary notwithstanding, in the event that a Lender is a Defaulting Lender, Agent shall be entitled to refrain from remitting settlement amounts to the Defaulting Lender and, instead, shall be entitled to elect to implement the provisions set forth in Section 2.3(g).

(f)            Notation.  Agent, as a non-fiduciary agent for Borrowers, shall maintain a register showing, in the Applicable Currency, the principal amount of the Revolving Loans (and portion of the Term Loan, as applicable), owing to each Lender, including the US Swing Loans owing to US Swing Lender, and Extraordinary Advances owing to Agent, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g)           Defaulting Lenders.

(i)            Notwithstanding the provisions of Section 2.4(b)(ii), Agent shall not be obligated to transfer to a Defaulting Lender any payments made by any Borrower to Agent for the Defaulting Lender’s benefit or any proceeds of Collateral that would otherwise be remitted hereunder to the Defaulting Lender, and, (A) in the absence of such transfer to a Defaulting US Lender, Agent shall transfer any such payments pertaining to US Revolving Loans or US Collateral, (1) first, to US Swing Lender to the extent of any US Swing Loans that were made by US Swing Lender and that were required to be, but were not, paid by the Defaulting US Lender, (2) second, to Issuing Lender, to the extent of the portion of a US Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting US Lender, (3) third, to each Non-Defaulting US Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting US Lender’s portion of a US Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting US Lender), (4) to a suspense account maintained by Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of US Borrower (upon the request of US Borrower and subject to the conditions set forth in Section 3.2) as if such Defaulting US Lender had made its portion of US Revolving Loans (or other funding obligations) hereunder, (5) to the payment of any amounts owing to the Lenders, the Issuing Lender or US Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or US Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (6) so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (7) from and after the date on which all other US Obligations have been paid in full, to such Defaulting US Lender in accordance with tier (A)(13) of Section 2.4(b)(ii), and (B) with the absence of such transfer to a Defaulting European Lender, Agent shall transfer such payments pertaining to European Revolving Loans, European Collateral and, to the extent all US Obligations have been paid in full, US Collateral, (1) first, to Issuing Lender, to the extent of the portion of a European Letter of Credit Disbursement that was required to be, but was not, paid by the Defaulting European Lender, (2) second, to each Non-Defaulting European Lender ratably in accordance with their Commitments (but, in each case, only to the extent that such Defaulting European Lender’s portion of a European Revolving Loan (or other funding obligation) was funded by such other Non-Defaulting European Lender), (3) to a suspense account maintained by

Agent, the proceeds of which shall be retained by Agent and may be made available to be re-advanced to or for the benefit of European Borrowers (upon the request of Borrowers and subject to the conditions set forth in Section 3.2) as if such Defaulting European Lender had made its portion of European Revolving Loans (or other funding obligations) hereunder, (4) to the payment of any amounts owing to the Lenders, the Issuing Lender or US Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender or US Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (5) so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (6) from and after the date on which all other European Obligations have been paid in full, to such Defaulting European Lender in accordance with tier (B)(10) of Section 2.4(b)(ii).  Subject to the foregoing, Agent may hold and, in its discretion, re-lend to the applicable Borrowers for the account of any Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents (including the calculation of Pro Rata Share in connection therewith) and for the purpose of calculating the fees payable under Section 2.10(b), such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero; provided, that the foregoing shall not apply to any of the matters governed by Section 14.1(a)(i) through (iii).  The provisions of this Section 2.3(g) shall remain effective with respect to such Defaulting Lender until the earlier of (y) the date on which all of the Non-Defaulting US Lenders or Non-Defaulting European Lenders (as applicable), Agent, Issuing Lender, and Borrowers shall have waived, in writing, the application of this Section 2.3(g) to such Defaulting Lender, or (z) the date on which such Defaulting Lender makes payment of all amounts that it was obligated to fund hereunder, pays to Agent all amounts owing by Defaulting Lender in respect of the amounts that it was obligated to fund hereunder, and, if requested by Agent, provides adequate assurance of its ability to perform its future obligations hereunder (on which earlier date, so long as no Event of Default has occurred and is continuing, any remaining cash collateral held by Agent pursuant to Section 2.3(g)(ii) shall be released to the applicable Borrowers).  The operation of this Section 2.3(g) shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by any Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent, Issuing Lender, or to the Lenders other than such Defaulting Lender and no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of Borrowers while that Lender was a Defaulting Lender and, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender having been a Defaulting Lender.  Any failure by a Defaulting Lender to fund amounts that it was obligated to fund hereunder shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Borrowers, at their option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitments of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent.  In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of

Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being paid its share of the outstanding Obligations (other than Bank Product Obligations, but including (1) all interest, fees, and other amounts that may be due and payable in respect thereof, and (2) an assumption of its Pro Rata Share of its participation in the Letters of Credit); provided, that any such assumption of the Commitments of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.  In the event of a direct conflict between the priority provisions of this Section 2.3(g) and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.3(g) shall control and govern.

(ii)           If any US Swing Loan or US Letter of Credit is outstanding at the time that a US Lender becomes a Defaulting US Lender then:

(A)          such Defaulting US Lender’s US Swing Loan Exposure and Letter of Credit Exposure shall be reallocated among the Non-Defaulting US Lenders in accordance with their respective Pro Rata Shares (it being understood such US Defaulting Lender’s US Swing Loan Exposure shall be reallocated among Non-Defaulting US Lenders with a Commitment and such Defaulting US Lender’s US Letter of Credit Exposure shall be reallocated among Non-Defaulting US Lenders with a Commitment to the extent such US Letter of Credit Exposure arises from a Letter of Credit) but only to the extent (x) the sum of all Non-Defaulting US Lenders’ Revolving Loan Exposures plus such Defaulting US Lender’s US Swing Loan Exposure and applicable US Letter of Credit Exposure does not exceed the total of all Non-Defaulting US Lenders’ Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)           if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Agent (x) first, prepay such Defaulting US Lender’s US Swing Loan Exposure (after giving effect to any partial reallocation pursuant to clause (A) above) and (y) second, cash collateralize such Defaulting US Lender’s applicable US Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting US Lender’s US Letter of Credit Exposure if such Defaulting US Lender is also the Issuing Lender;

(C)           if the applicable Borrowers cash collateralize any portion of such Defaulting US Lender’s US Letter of Credit Exposure pursuant to this Section 2.3(g)(ii), such Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting US Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting US Lender’s US Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)          to the extent the US Letter of Credit Exposure of the Non-Defaulting US Lenders is reallocated pursuant to this Section 2.3(g)(ii), then the Letter of Credit Fees payable to the Non-Defaulting US Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting US Lenders’ US Letter of Credit Exposure;

(E)           to the extent any Defaulting US Lender’s US Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(ii), then, without prejudice to any rights or remedies of the Issuing Lender or any US Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting US Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s US Letter of Credit Exposure is cash collateralized or reallocated;

(F)           so long as any US Lender is a Defaulting US Lender, the US Swing Lender shall not be required to make any US Swing Loan and the Issuing Lender shall not be required to issue, amend, or increase any Letter of Credit, in each case, to the extent (x) the Defaulting US Lender’s Pro Rata Share of such US Swing Loans or US Letter of Credit cannot be reallocated pursuant to this Section 2.3(g)(ii) or (y) the US Swing Lender or Issuing Lender, as applicable, has not otherwise entered into arrangements reasonably satisfactory to the US Swing Lender or Issuing Lender, as applicable, and Borrowers to eliminate the US Swing Lender’s or Issuing Lender’s risk with respect to the Defaulting US Lender’s participation in US Swing Loans or US Letters of Credit; and

(G)           Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(ii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting US Lender’s Pro Rata Share of any US Letter of Credit Disbursement that is not reimbursed by the applicable Borrowers in respect of its Obligations with respect to US Letters of Credit.

(iii)          If any European Letter of Credit is outstanding at the time that a European Lender becomes a Defaulting European Lender then:

(A)          such Defaulting European Lender’s Letter of Credit Exposure shall be reallocated among the Non-Defaulting European Lenders in accordance with their respective Pro Rata Shares (it being understood such Defaulting European Lender’s UK-Dutch Letter of Credit Exposure and/or German Letter of Credit Exposure shall be reallocated among Non-Defaulting European Lenders with a UK-Dutch Commitment or German Commitment to the extent such European Letter of Credit Exposure arises from a Letter of Credit) but only to the extent (x) the sum of all Non-Defaulting European Lenders’ Revolving Loan Exposures plus applicable UK-Dutch Letter of Credit Exposure and/or German Letter of Credit Exposure does not exceed the total of all Non-Defaulting European Lenders’ UK-Dutch Commitments and/or German Commitments and (y) the conditions set forth in Section 3.2 are satisfied at such time;

(B)           if the reallocation described in clause (A) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Agent cash collateralize such Defaulting European Lender’s applicable European Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (A) above), pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Agent, for so long as such Letter of Credit Exposure is outstanding; provided, that Borrowers shall not be obligated to cash collateralize any Defaulting European Lender’s applicable European Letter of Credit Exposure if such Defaulting European Lender is also the Issuing Lender;

(C)           if the applicable Borrowers cash collateralize any portion of such Defaulting European Lender’s European Letter of Credit Exposure pursuant to this Section 2.3(g)(iii), such Borrowers shall not be required to pay any Letter of Credit Fees to Agent for the account of such Defaulting European Lender pursuant to Section 2.6(b) with respect to such cash collateralized portion of such Defaulting European Lender’s European Letter of Credit Exposure during the period such Letter of Credit Exposure is cash collateralized;

(D)          to the extent any European Letter of Credit Exposure of the Non-Defaulting European Lenders is reallocated pursuant to this Section 2.3(g)(iii), then the Letter of Credit Fees payable to the Non-Defaulting European Lenders pursuant to Section 2.6(b) shall be adjusted in accordance with such Non-Defaulting US Lenders’ European Letter of Credit Exposure;

(E)           to the extent any Defaulting European Lender’s European Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.3(g)(iii), then, without prejudice to any rights or remedies of the Issuing Lender or any European Lender hereunder, all Letter of Credit Fees that would have otherwise been payable to such Defaulting European Lender under Section 2.6(b) with respect to such portion of such Letter of Credit Exposure shall instead be payable to the Issuing Lender until such portion of such Defaulting Lender’s European Letter of Credit Exposure is cash collateralized or reallocated;

(F)           Agent may release any cash collateral provided by Borrowers pursuant to this Section 2.3(g)(iii) to the Issuing Lender and the Issuing Lender may apply any such cash collateral to the payment of such Defaulting European Lender’s Pro Rata Share of any European Letter of Credit Disbursement that is not reimbursed by the applicable Borrowers in respect of its Obligations with respect to European Letters of Credit.

(h)           Independent Obligations.  All Revolving Loans (other than US Swing Loans and Extraordinary Advances) shall be made by the applicable Lenders contemporaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Revolving Loan (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4.                  Payments; Reductions of Commitments; Prepayments.

(a)           Payments by Borrowers.

(i)            Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Applicable Account for the account of the Lender Group and shall be made in immediately available funds in the Applicable Currency, no later than 1:30 p.m. (or 2:00 p.m. London time for payments to be made to Agent’s European Account) on the date specified herein.  Any payment received by Agent later than 1:30 p.m. (or 2:00 p.m. London time for payments to be made to Agent’s European Account) shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)           Unless Agent receives notice from US Borrower prior to the date on which any payment is due to any of the Lenders, as applicable, that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each applicable Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each applicable Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)           Apportionment and Application.

(i)            So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the applicable Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates.  Subject to Section 2.4(b)(iv) and Section 2.17, all payments in respect of US Obligations to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing US Obligations received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting US Lenders, first to reduce the balance of the US Revolving Loans outstanding, second to reduce the balance of the Term Loan and, thereafter, to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.  Subject to Section 2.4(b)(iv) and Section 2.17, all payments in respect of UK-Dutch Obligations to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing UK-Dutch Obligations (excluding Collateral of the US Loan Parties) received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting UK-Dutch Lenders to reduce the balance of the UK-Dutch Revolving Loans outstanding and, thereafter, to UK-Dutch Borrowers (to be wired to the Dutch Designated Account (or the UK Designated Account if requested in writing by the UK-Dutch Administrative Borrower)) or such other Person entitled thereto under applicable law; provided that notwithstanding the foregoing, proceeds in Sterling shall be used to repay outstanding Sterling Revolving Loans prior to application to outstanding Euro Revolving Loans and proceeds in Euro shall be used to repay outstanding Euro Revolving Loans prior to application to outstanding Sterling Revolving Loans.  Subject to Section 2.4(b)(iv) and Section 2.17, all payments in respect of German Obligations to be made hereunder by Borrowers shall be remitted to Agent and all such payments, and all proceeds of Collateral securing German Obligations (excluding Collateral of the US Loan Parties) received by Agent, shall be applied, so long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting German Lenders, to reduce the balance of the German Revolving Loans of the applicable German Borrower to which such payments or proceeds relate to outstanding and, thereafter, to the applicable German Borrower (to be wired to the German Designated Account of such Borrower) or such other Person entitled thereto under applicable law.

(ii)           At any time that an Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all payments remitted to Agent and all proceeds of Collateral received by Agent shall be applied as follows:

(A)          All payments in respect of US Obligations and all proceeds of Collateral securing the US Obligations received by Agent shall be applied as follows:

(1)           first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by US Loan Parties or indemnities then due to Agent under the Loan Documents in respect of the US Obligations, until paid in full,

(2)           second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the US Obligations until paid in full,

(3)           third, to pay interest due in respect of all US Protective Advances until paid in full,

(4)           fourth, to pay the principal of all US Protective Advances until paid in full,

(5)           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by US Loan Parties or indemnities then due to any of the Lenders under the Loan Documents in respect of the US Obligations, until paid in full,

(6)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the US Obligations until paid in full,

(7)           seventh, to pay interest accrued in respect of the US Swing Loans until paid in full,

(8)           eighth, to pay the principal of all US Swing Loans until paid in full,

(9)           ninth, ratably, to pay interest accrued in respect of the US Revolving Loans (other than US Protective Advances) and the Term Loan until paid in full,

(10)         tenth, ratably

i.              to pay the principal of all US Revolving Loans and the Term Loan until paid in full, and

ii.             to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each US Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the US Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any US Letter of Credit Disbursement as and when such disbursement occurs and, if a US Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof).

(11)         eleventh, to pay European Obligations set forth in and in the order set forth in clauses (1) through (8) of Section 2.4(b)(ii)(B) arising as a result of any guaranty by any US Loan Party of the European Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty),

(12)         twelfth, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (12) during the continuation of the applicable Application Event) of the most recently established US Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Providers to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of US Bank Product Obligations (other than Former Lender US Bank Product Obligations), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to US Bank Product Obligations (other than Former Lender US Bank Product Obligations) owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such US Bank Product Obligations (other than Former Lender US Bank Product Obligations) are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such US Bank Product Obligations (other than Former Lender US Bank Product Obligations) shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof,

(13)         thirteenth, to pay European Obligations set forth in clause (9) of Section 2.4(b)(ii)(B) arising as a result of any guaranty by any US Loan Party of the European Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty),

(14)         fourteenth, to pay any other US Obligations other than US Obligations owed to Defaulting Lenders,

(15)         fifteenth, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (15) during the continuation of the applicable Application Event) of the most recently established US Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Providers to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Former Lender US Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Former Lender US Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Former Lender US Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Former Lender US Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A)(1) hereof,

(16)         sixteenth, to pay European Obligations set forth in clause (10) of Section 2.4(b)(ii)(B) arising as a result of any guaranty by any US Loan Party of the European Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty),

(17)         seventeenth, ratably to pay any US Obligations owed to Defaulting Lenders;

(18)         eighteenth, to pay European Obligations set forth in clause (12) of Section 2.4(b)(ii)(B) arising as a result of any guaranty by any US Loan Party of the European Obligations (and if no amounts are due under any such guaranty, to cash collateralize the obligations under such guaranty), and

(19)         nineteenth, to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(B)           All payments in respect of European Obligations and all proceeds of Collateral securing the European Obligations received by Agent shall be applied as follows:

(1)           first, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by European Loan Parties or indemnities then due to Agent under the Loan Documents in respect of the European Obligations, until paid in full,

(2)           second, to pay any fees or premiums then due to Agent under the Loan Documents in respect of the European Obligations until paid in full,

(3)           third, to pay interest due in respect of all European Protective Advances until paid in full,

(4)           fourth, to pay the principal of all European Protective Advances until paid in full,

(5)           fifth, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) owing by European Loan Parties or indemnities then due to any of the Lenders under the Loan Documents in respect of the European Obligations, until paid in full,

(6)           sixth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents in respect of the European Obligations until paid in full,

(7)           seventh, ratably, to pay interest accrued in respect of the European Revolving Loans (other than European Protective Advances) until paid in full,

(8)           eighth, ratably

i.              to pay the principal of all European Revolving Loans until paid in full, and

ii.             to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of Issuing Lender, a share of each European Letter of Credit Disbursement), as cash collateral in an amount up to 110% of the European Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any European Letter of Credit Disbursement as and when such disbursement occurs and, if a European Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof).

(9)           ninth, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (9) during the continuation of the applicable Application Event) of the most recently established European Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of European Bank Product Obligations (other than Former Lender European Bank Product Obligations), and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to European Bank Product Obligations (other than Former Lender European Bank Product Obligations) owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such European Bank Product Obligations (other than Former Lender European Bank Product Obligations) are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such European Bank Product Obligations (other than Former Lender European Bank Product Obligations) shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof,

(10)         tenth, to pay any other European Obligations other than European Obligations owed to Defaulting Lenders,

(11)         eleventh, ratably, up to the amount (after taking into account any amounts previously paid pursuant to this clause (11) during the continuation of the applicable Application Event) of the most recently established European Bank Product Reserve to (y) the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Former Lender European Bank Product Obligations, and (z) with any balance to be paid to Agent, to be held by Agent, for the ratable benefit of the Bank Product Providers, as cash collateral (which cash collateral may be released by Agent to the applicable Bank Product Provider and applied by such Bank Product Provider to the payment or reimbursement of any amounts due and payable with respect to Former Lender European Bank Product Obligations owed to the applicable Bank Product Provider as and when such amounts first become due and payable and, if and at such time as all such Former Lender European Bank Product Obligations are paid or otherwise satisfied in full, the cash collateral held by Agent in respect of such Former Lender European Bank Product Obligations shall be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (B)(1) hereof,

(12)         twelfth, ratably to pay any European Obligations owed to Defaulting Lenders; and

(13)         thirteenth, to UK-Dutch Borrowers (to be wired to the Dutch Designated Account (or the UK Designated Account if requested by the UK-Dutch Administrative Borrower)), the German Borrowers (to be wired to the German Designated Account) or such other Person entitled thereto under applicable law.

(iii)          Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).

(iv)          In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v)           For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi)          In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of Section 2.3(g) and this Section 2.4, then the provisions of Section 2.3(g) shall control and govern, and if otherwise, then the terms and provisions of this Section 2.4 shall control and govern.

(vii)         If it is unclear whether a payment is in respect of US Obligations, UK-Dutch Obligations or German Obligations, such payment shall be, so long as no Application Event has occurred and is continuing, as specified by the Borrowers or, if not so specified or if an Application Event has occurred and is continuing, reasonably determined by Agent (and in the absence of such determination, shall be assumed to be a payment in respect of US Obligations until the US Obligations are paid in full).

(viii)        If Collateral secures both US Obligations and European Obligations, such proceeds shall be applied, first to the US Obligations until the US Obligations are paid in full, and then to the European Obligations.  Collateral of a German Borrower shall be applied first to the German Obligations of such German Borrower in the order of Section 2.4(b)(ii)(B) and second to the other European Obligations pursuant to Section 2.4(b)(ii)(B).

(c)           Reduction of Commitments.

(i)            The Commitments shall terminate on the Maturity Date.  Borrowers may reduce (i) the US Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the US Revolver Usage as of such date, plus (B) the Dollar Equivalent of the European Revolver Usage as of such date, plus (C) the Dollar Equivalent of the principal amount of any US Revolving Loans or European Revolving Loans (as applicable) not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (D) amount of all US Letters of Credit not yet issued as to which a request has been given by Borrowers, (ii) the

UK-Dutch Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the UK-Dutch Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of any UK-Dutch Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the Dollar Equivalent of the amount of all UK-Dutch Letters of Credit not yet issued as to which a request has been given by Borrowers or (iii) the German Revolver Commitments to an amount (which may be zero) not less than the sum of (A) the Dollar Equivalent of the Aggregate German Revolver Usage as of such date, plus (B) the Dollar Equivalent of the principal amount of any German Revolving Loans not yet made as to which a request has been given by Borrowers under Section 2.3(a), plus (C) the Dollar Equivalent of the amount of all German Letters of Credit not yet issued as to which a request has been given by Borrowers.  Each such reduction shall be in an amount which is not less than $5,000,000 (unless the applicable Commitments are being reduced to zero and the amount of the applicable Commitments in effect immediately prior to such reduction are less than $5,000,000), shall be made by providing not less than 5 Business Days prior written notice to Agent, and shall be, except as provided in Section 3.5, irrevocable.  Once reduced, the applicable Commitments may not be increased (other than pursuant to an increase permitted under Section 2.14 hereof).  Each such reduction of the applicable Commitments shall reduce (x) the applicable Commitments of each Lender proportionately in accordance with its ratable share thereof and (y) the Maximum Revolver Amount and the European Maximum Revolver Amount dollar for dollar.

(ii)           Term Loan Commitments.  The Term Loan Commitments shall terminate upon the making of the Term Loan.

(d)           Optional Prepayments.

(i)            Borrowers may prepay the principal of any US Revolving Loan at any time in whole or in part.  Borrowers may prepay the principal of any European Revolving Loan upon prior written notice of at least one (1) Business Day.

(ii)           Term Loan.  Borrowers may, upon at least 10 Business Days prior written notice to Agent, prepay the principal of the Term Loan, in whole or in part.  Each prepayment made pursuant to this Section 2.4(d)(ii) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.  Each such prepayment shall be applied against the remaining installments of principal due on the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Term Loan Maturity Date shall constitute an installment).

(e)           Mandatory Prepayments.

(i)            Maximum Revolver Amount; US Borrowing Base.  If, at any time, (A) the US Revolver Usage plus European US Availability Usage on such date exceeds (B) the lesser of (x) the Maximum Revolver Amount or (y) the US Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then in each case, US Borrower shall, within one (1) Business Day thereof, prepay the US Obligations in accordance with Section 2.4(f)(i) in an aggregate amount equal to the amount of such excess.

(ii)           Dispositions.  Until the Term Loan has been repaid in full in cash, within 1 Business Day of the date of receipt by any Loan Party of the Net Cash Proceeds of any voluntary or involuntary sale or disposition by any Loan Party of assets (including casualty losses or condemnations but excluding sales or dispositions which (x) qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (j), (k), (l), (m), (o), (p) and (q) of the definition of Permitted Dispositions or (y) individually or in the aggregate, following the Closing Date, result in Net Cash Proceeds of less than $500,000 in any fiscal year), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Net Cash Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such sales or dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) not later than five (5) Business Days after the receipt of such Net Cash Proceeds, UK-Dutch Administrative Borrower shall have given Agent prior written notice of UK-Dutch Administrative Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such sale or disposition or the cost of purchase or construction of other assets useful in the business of any Borrower or its Subsidiaries, (C) the monies are held in a Deposit Account in which Agent has a perfected first-priority security interest, and (D) the applicable Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction within 180 days after the initial receipt of such monies, then the Loan Party whose assets were the subject of such disposition shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition or the costs of purchase or construction of other assets useful in the business of such Loan Party unless and to the extent that such applicable period shall have expired without such replacement, purchase, or construction being made or completed, in which case, any amounts remaining in the Deposit Account referred to in clause (C) above shall be paid to Agent and applied in accordance with Section 2.4(f)(ii).  Nothing contained in this Section 2.4(e)(ii) shall permit any Borrower or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 6.4.

(iii)          Extraordinary Receipts.  Until the Term Loan has been repaid in full in cash, within 1 Business Day of the date of receipt by any Borrower or any of its Subsidiaries of any Extraordinary Receipts, Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

(iv)          Indebtedness.  Until the Term Loan has been repaid in full in cash, within 1 Business Day of the date of incurrence by any Borrower or any of its Subsidiaries of any Indebtedness (other than Permitted Indebtedness), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such incurrence.  The provisions of this Section 2.4(e)(iv) shall not be deemed to be implied consent to any such incurrence otherwise prohibited by the terms of this Agreement.

(v)           Equity.  Until the Term Loan has been repaid in full in cash, within 1 Business Day of the date of the issuance by any Borrower or any of its Subsidiaries of any Equity Interests (other than (A) in the event that any Borrower or any of its Subsidiaries forms any Subsidiary in accordance with the terms hereof, the issuance by such Subsidiary of Equity Interests to any Borrower or such Subsidiary, as applicable, (B) the issuance of Equity Interests by any Borrower or Subsidiary to any Person that is an equity holder of any Borrower or Subsidiary prior to such issuance (a “Subject Holder”) so long as such Subject Holder did not acquire any Equity Interest of any Borrower or Subsidiary so as to become a Subject Holder concurrently with, or in contemplation of, the issuance of such Equity Interest to such Subject Holder, (C) the issuance of Equity Interest of any Borrower or Subsidiary to directors, officers and employees of such Borrower and its Subsidiaries pursuant to employee stock option plans (or other employee incentive plans or other compensation arrangements) approved by the Board of Directors, (D) the issuance of Equity Interest of any Borrower in order to finance the purchase consideration (or a portion thereof) of any Permitted Acquisition or Capital Expenditure, and (E) the issuance of Equity Interest by a Subsidiary of any Borrower to its parent or member in connection with the contribution by such parent or member to such Subsidiary of the proceeds of an issuance described in clauses (A) — (D) above), Borrower shall prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to 50% of the Net Cash Proceeds received by such Person in connection with such issuance.  The provisions of this Section 2.4(e)(v) shall not be deemed to be implied consent to any such issuance otherwise prohibited by the terms of this Agreement.

(vi)          Excess Cash Flow.  Until the Term Loan has been repaid in full in cash, within 10 days of delivery to Agent of audited annual financial statements pursuant to Section 5.1, commencing with the delivery to Agent of the financial statements for the US Borrower’s fiscal year ended December 31, 2012 (provided that for the US Borrower’s fiscal year ended December 31, 2012 only, Excess Cash Flow shall only include the last three quarters of such fiscal year), prepay the outstanding principal amount of the Obligations in accordance with Section 2.4(f)(ii) in an amount equal to (1) 50% of the Excess Cash Flow of US Borrower and its Subsidiaries for such fiscal year, minus (2) the aggregate amount of all voluntary prepayments or mandatory prepayments pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v) or 2.4(e)(vi) in respect of the outstanding principal balance of the Term Loan during such fiscal year; provided, that any Excess Cash Flow payment made pursuant to this Section 2.4(e)(vi) shall exclude the portion of Excess Cash Flow that is attributable to the target of a Permitted Acquisition and that accrued prior to the closing date of such Permitted Acquisition.

(vii)         UK-Dutch Maximum Revolver Amount; UK-Dutch Borrowing Base.  If, at any time, (A) the Dollar Equivalent of the UK-Dutch Revolver Usage on such date exceeds (B) either (x) the Maximum UK-Dutch Revolver Amount or (y) the UK-Dutch Borrowing Base reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then in each case, UK-Dutch Borrowers shall, within one (1) Business Day thereof, prepay the UK-Dutch Obligations in accordance with Section 2.4(f)(iii) in an aggregate amount equal to the amount of such excess.

(viii)        German Maximum Revolver Amount; Aggregate German Borrowing Base.  If, at any time, (A) (I) the Dollar Equivalent of the Aggregate German Revolver Usage on such date exceeds (II) either (x) the Maximum German Revolver Amount or

(y) the Aggregate German Borrowing Base or B(I) the Dollar Equivalent of the German Revolver Usage of any German Borrower on such date exceeds (II) the German Borrowing Base of such German Borrower, in each case reflected in the Borrowing Base Certificate most recently delivered by Borrowers to Agent, then in each case, such German Borrower shall, within one (1) Business Day thereof, prepay any German Obligations to the extent owing by such German Borrower and to the extent such German Borrower shall fail to repay such excess, the other German Borrower shall within one (1) business Day prepay such German Obligations in accordance with Section 2.4(f)(iv) in an aggregate amount equal to the amount of such excess.

(f)            Application of Payments.

(i)            Each prepayment pursuant to Section 2.4(e)(i) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the US Revolving Loans until paid in full, and second, to cash collateralize the US Letters of Credit in an amount equal to 105% of the then outstanding US Letter of Credit Usage.

(ii)           Each prepayment pursuant to Section 2.4(e)(ii), 2.4(e)(iii), 2.4(e)(iv), 2.4(e)(v) or 2.4(e)(vi) shall (A) so long as no Application Event shall have occurred and be continuing, be applied to the outstanding principal amount of the Term Loan until paid in full, and thereafter to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law, and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii)(B).  Each such prepayment of the Term Loan shall be applied against the remaining installments of principal of the Term Loan on a pro rata basis (for the avoidance of doubt, any amount that is due and payable on the Maturity Date shall constitute an installment).

(iii)          Each prepayment pursuant to Section 2.4(e)(vii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the UK-Dutch Revolving Loans until paid in full, and second, to cash collateralize the UK-Dutch Letters of Credit in an amount equal to 110% of the then outstanding UK-Dutch Letter of Credit Usage.

(iv)          Each prepayment pursuant to Section 2.4(e)(viii) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied, first, to the outstanding principal amount of the German Revolving Loans of the applicable German Borrower until paid in full, and second, to cash collateralize all German Letters of Credit issued on behalf of the applicable German Borrower in an amount equal to 110% of the then outstanding Aggregate German Letter of Credit Usage.

2.5.                  Promise to Pay; Lender Group Expenses.

(a)           US Borrower agrees to pay the Lender Group Expenses owing by US Borrower or any other Loan Party within 5 Business Days following the date on which the applicable Lender Group Expenses were invoiced to the US Borrower; provided, however, that at any time that an Event of Default shall have occurred ad be continuing, such Lender Group Expenses shall be due and payable on demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)).  US Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by US Borrower in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  US Borrower agrees that its obligations contained in the first sentence of this Section 2.5(a) shall survive payment or satisfaction in full of all other Obligations.

(b)           Borrowers agree to pay the Lender Group Expenses owing by European Borrowers or any other European Loan Party within 5 Business Days following the date on which the applicable Lender Group Expenses invoice was received by the US Borrower or (ii) at any time that an Event of Default shall have occurred and be continuing, such Lender Group Expenses shall be due and payable on demand therefor by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the applicable Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)).  Borrowers promise to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) owing by European Borrowers in full on the Maturity Date or, if earlier, on the date on which such Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement.  Borrowers agree that their obligations contained in the first sentence of this Section 2.5(b) shall survive payment or satisfaction in full of all other Obligations.

2.6.                  Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.

(a)           Interest Rates.  Except as provided in Section 2.6(c),

(i)            all US Revolving Loans and all US Obligations (except for undrawn US Letters of Credit) that have been charged to the US Loan Account pursuant to the terms hereof shall bear interest as follows:

(1)           if the relevant US Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and

(2)           otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin; and

(ii)           all European Revolving Loans and all European Obligations (except for undrawn European Letters of Credit and the Term Loan) that have been charged to the European Loan Account pursuant to the terms hereof shall bear interest as follows:

(A)          if the relevant European Obligation is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin plus any Mandatory Costs, and

(B)           otherwise, at a per annum rate equal to the Floating Rate for European Revolving Loans.

(iii)          the Term Loan shall bear interest at a rate equal to twelve percent (12%) per annum.

(b)           Letter of Credit Fee.  US Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders with a Commitment), a Letter of Credit fee (the “US Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11A(j)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding US Letters of Credit.  European Borrower shall pay Agent (for the ratable benefit of the Revolving Lenders with a Commitment), a Letter of Credit fee (the “European Letter of Credit Fee”) (which fee shall be in addition to the fees, charges, commissions, and costs set forth in Section 2.11B(j)) that shall accrue at a per annum rate equal to the LIBOR Rate Margin times the undrawn amount of all outstanding European Letters of Credit.

(c)           Default Rate.  Upon the occurrence and during the continuation of an Event of Default and at the election of Agent or the Required Lenders,

(i)            all Revolving Loans, the Term Loan and all other Obligations (except for undrawn Letters of Credit) that have been charged to the applicable Loan Account pursuant to the terms hereof shall bear interest at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable thereunder, and

(ii)           the applicable Letter of Credit Fee shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.

(d)           Payment.  Except to the extent provided to the contrary in Section 2.10 or Section 2.12(a), (i) all interest, all Letter of Credit Fees, and all other fees, costs, charges or commissions payable hereunder or under any of the other Loan Documents (other than pursuant to any Bank Product Agreement) shall be due and payable, in arrears, on the first day of each month and (ii) all Lender Group Expenses shall be due and payable hereunder, as applicable, pursuant to Sections 2.5, 2.9, 2.11A(j), 2.11B(j), 2.11C(j) and 17.11.  If US Borrower fails to pay any interest, fees, Lender Group Expenses or other amounts under the Loan Documents (including all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products)) when due and payable, US Borrower hereby authorizes Agent, from time to time without prior notice to Borrowers, to charge to the US Loan Account for such amounts.  All amounts charged to the US Loan Account shall thereupon constitute US Revolving Loans hereunder, shall constitute US Obligations hereunder, and shall initially accrue interest at the rate then applicable to US Revolving Loans that are Base Rate Loans (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).  If the European Borrowers fail to pay any interest, fees, Lender Group Expenses or other amounts under the Loan Documents (including all other payment obligations payable under any Loan Document or any Bank Product Agreement (including any amounts due and payable to the Bank Product Providers in respect of Bank Products)) when due and payable, European Borrowers hereby authorize

Agent, from time to time without prior notice to Borrowers, to charge to the UK-Dutch Loan Account or applicable German Loan Account (as applicable according to the Loan Party primarily liable therefor) for such amounts.  All amounts charged to the UK-Dutch Loan Account or German Loan Account (as applicable) shall thereupon constitute UK-Dutch Revolving Loans or German Revolving Loans (as applicable) hereunder, shall constitute UK-Dutch Obligations or German Obligations (as applicable) hereunder, and shall initially accrue interest at the Floating Rate (unless and until converted into LIBOR Rate Loans in accordance with the terms of this Agreement).

(e)           Computation.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue; provided that (x) Base Rate Loans bearing interest based on the “prime rate”, (y) Revolving Loans bearing interest based on the Floating Rate, and (z) all Sterling Revolving Loans shall, in each case, be calculated on the basis of a 365 day year (or a 366 day year, in the case of a leap year).  In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(f)            Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the applicable Obligations to the extent of such excess.

2.7.                  Crediting Payments.  The receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds in the Applicable Currency made to Agent’s Applicable Account or unless and until such payment item is honored when presented for payment.  Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly.  Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into Agent’s Applicable Account on a Business Day on or before 1:30 p.m. (or 2:00 p.m. London time, in the case of payments in respect of the European Obligations).  If any payment item is received into Agent’s Applicable Account on a non-Business Day or after 1:30 p.m. (or 2:00 p.m. London time, in the case of payments in respect of the European Obligations) on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8.                  Designated Accounts.  Agent is authorized to make the Revolving Loans and the Term Loan and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d).  US Borrower agrees to establish and maintain the US Designated Account with the US Designated Account Bank for the purpose of receiving the proceeds of the US Revolving Loans requested by US Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and US Borrower, any US Revolving Loan or US Swing Loan requested by US Borrower and made by Agent or the Lenders hereunder shall be made to the US Designated Account.  UK-Dutch Borrowers agree to establish and maintain the Dutch Designated Account with the Dutch Designated Account Bank for the purpose of receiving the proceeds of the UK-Dutch Revolving Loans to Dutch Borrowers requested by UK-Dutch Administrative Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and UK-Dutch Administrative Borrower, any UK-Dutch Revolving Loan requested by UK-Dutch Administrative Borrower for a Dutch Borrower and made by Agent or the Lenders hereunder shall be made to the Dutch Designated Account.  UK-Dutch Borrowers agree to establish and maintain the UK Designated Account with the UK Designated Account Bank for the purpose of receiving the proceeds of the UK-Dutch Revolving Loans to UK Borrowers requested by UK-Dutch Administrative Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and UK-Dutch Administrative Borrower, any UK-Dutch Revolving Loan requested by UK-Dutch Administrative Borrower for a UK Borrower and made by Agent or the Lenders hereunder shall be made to the UK Designated Account.  German Borrowers agree to establish and maintain the German Designated Account with the German Designated Account Bank for the purpose of receiving the proceeds of the German Revolving Loans requested by German Administrative Borrower and made by Agent or the Lenders hereunder.  Unless otherwise agreed by Agent and German Administrative Borrower, any German Revolving Loan requested by German Administrative Borrower and made by Agent or the Lenders hereunder shall be made to the German Designated Account.

2.9.                  Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of US Borrower (the “US Loan Account”) on which US Borrower will be charged with the Term Loan, all US Revolving Loans (including US Extraordinary Advances and US Swing Loans) made by Agent, US Swing Lender, or the US Lenders to US Borrower or for US Borrower’s account, the US Letters of Credit issued or arranged by Issuing Lender for US Borrower’s account that are payment Obligations, and with all other payment US Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto.  In accordance with Section 2.7, the US Loan Account will be credited with all payments received by Agent from US Borrower or for US Borrower’s account.  Agent shall maintain an account on its books in the name of UK-Dutch Borrowers (the “UK-Dutch Loan Account”) on which UK-Dutch Borrower will be charged, all UK-Dutch Revolving Loans (including UK-Dutch Extraordinary Advances) made by Agent or the Lenders to UK-Dutch Borrowers or for UK-Dutch Borrowers’ account, the UK-Dutch Letters of Credit issued or arranged by Issuing Lender for UK-Dutch Borrowers’ account that are payment Obligations, and with all other UK-Dutch Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto.  In accordance with Section 2.7, the UK-Dutch Loan Account will be credited with all payments received by Agent from UK-Dutch Borrower or for UK-Dutch Borrowers’ account.  Agent shall maintain an account on its books in the name of German Borrowers (the “German Loan Account”) on which German Borrower will be charged, all German Revolving Loans (including German Extraordinary Advances) made by Agent or the Lenders to German Borrowers or for German Borrowers’ account, the German Letters of Credit issued or arranged by Issuing Lender for German Borrowers’ account that are payment Obligations, and with all other German Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses with respect thereto.  In accordance with Section 2.7, the German Loan Account of the applicable German Borrower will be credited with all payments received by Agent from such German Borrower or for such German Borrower’s account.  Agent shall make available to US Borrower monthly statements regarding the Loan Accounts, including the principal amount of the Term Loan and the Revolving Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between US Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to US Borrower, US Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10.                Fees.

(a)           Agent Fees.  US Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

(b)           Unused Line Fee.

(i)            Borrowers shall pay to Agent, for the ratable account of the US Revolving Lenders, on the first day of each month from and after the Closing Date up to the first day of the month prior to the date on which the Obligations are paid in full and on the date on which the Obligations are paid in full, an unused line fee (the “Unused Line Fee”) in an amount equal to (A)(1) if the average amount of the sum of US Revolver Usage plus European Revolver Usage (excluding all Extraordinary Advances) during the immediately preceding month (or portion thereof) is greater than or equal to 50% of the aggregate amount of the Commitments, 0.50% per annum or (2) if the average amount of the sum of the US Revolver Usage plus European Revolver Usage (excluding all Extraordinary Advances) during the immediately preceding month (or portion thereof) is less than 50% of the aggregate amount of the Commitments, 0.375% per annum times (B) the result of (1) the aggregate amount of the Commitments, less (2) the average amount of the sum of the US Revolver Usage plus European Revolver Usage (excluding all Extraordinary Advances) during the immediately preceding month (or portion thereof).

(c)           Field Examination and Other Fees.  Borrowers shall pay to Agent, field examination fees and charges within 5 Business Days following receipt of an invoice therefor, which fees and charges shall include the following (i) a fee of $1,000 per day, per examiner, plus out-of-pocket expenses (including travel, meals, and lodging) for each field examination of US Borrower or its Subsidiaries performed by personnel employed by Agent, and (ii) the fees or charges paid or incurred by Agent (but, in any event, a charge of $1,000 per day, per Person, plus out-of-pocket expenses (including travel, meals, and lodging)) if it elects to employ the services of one or more third Persons to perform field examinations of US Borrower or its Subsidiaries or to establish electronic collateral reporting systems; provided, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be obligated to reimburse Agent for more than 3 field examinations per year per country in which Borrowers are located during any calendar year.

2.11A.             US Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of US Borrower made in accordance herewith, Issuing Lender agrees to issue a requested US Letter of Credit for the account of US Borrower.  By submitting a request to Issuing Lender for the issuance of a US Letter of Credit, US Borrower shall be deemed to have requested that Issuing Lender issue the requested US Letter of Credit.  US Borrower acknowledges and agrees that US Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each US Letter of Credit.  Each request for the issuance of a US Letter of Credit, or the amendment, renewal, or extension of any outstanding US Letter of Credit, shall be made in writing by an Authorized Person and delivered to Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A) the amount of such US Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such US Letter of Credit, (C) the proposed expiration date of such US Letter of Credit, (D) the name and address of the beneficiary of the US Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the US Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such US Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender generally requests for US Letters of Credit in similar circumstances.  Anything contained herein to the contrary notwithstanding, the Issuing Lender may, but shall not be obligated to, issue or cause the issuance of a Letter of Credit that supports the obligations of US Borrower (1) in respect of (A) a lease of real property to the extent that the face amount of such Letter of Credit exceeds the highest rent (including all rent-like charges) payable under such lease for a period of one year, or (B) an employment contract to the extent that the face amount of such Letter of Credit exceeds the highest compensation payable under such contract for a period of one year, or (2) at any time that one or more of the Lenders is a Defaulting Lender,

(b)           Issuing Lender shall have no obligation to issue a US Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)            the US Letter of Credit Usage would exceed $6,700,000,

(ii)           the US Letter of Credit Usage would exceed the sum of (x) the Maximum Revolver Amount minus (y) European Revolver Usage, minus (z) the sum of the outstanding amount of US Revolving Loans (including US Swing Loans), or

(iii)          the US Letter of Credit Usage would exceed the US Borrowing Base at such time less the outstanding principal balance of the US Revolving Loans (inclusive of US Swing Loans) less European US Availability Usage at such time.

(c)           In the event there is a Defaulting US Lender as of the date of any request for the issuance of a US Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such US Letter of Credit to the extent (x) the Defaulting US Lender’s Letter of Credit

Exposure with respect to such US Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and US Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such US Letter of Credit of the Defaulting US Lender, which arrangements may include US Borrower cash collateralizing such Defaulting US Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Lender shall have no obligation to issue a US Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such US Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such US Letter of Credit in particular, or (II) the issuance of such US Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally.

(d)           Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any US Letter of Credit; provided that (y) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the US Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the US Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree.  Each US Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Dollars.  If Issuing Lender makes a payment under a US Letter of Credit, US Borrower shall pay to Agent an amount equal to the applicable US Letter of Credit Disbursement on the date such US Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the US Letter of Credit Disbursement immediately and automatically shall be deemed to be a US Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the rate then applicable to US Revolving Loans that are Base Rate Loans.  If a US Letter of Credit Disbursement is deemed to be a US Revolving Loan hereunder, US Borrower’s obligation to pay the amount of such US Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting US Revolving Loan.  Promptly following receipt by Agent of any payment from US Borrower pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11A(e) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(e)           Promptly following receipt of a notice of a US Letter of Credit Disbursement pursuant to Section 2.11A(d), each US Revolving Lender agrees to fund its Pro Rata Share of any US Revolving Loan deemed made pursuant to Section 2.11A(d) on the same terms and conditions as if US Borrower had requested the amount thereof as a US Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a US Letter of Credit (or an amendment, renewal, or extension of a

US Letter of Credit) and without any further action on the part of Issuing Lender or the US Revolving Lenders, Issuing Lender shall be deemed to have granted to each US Revolving Lender, and each US Revolving Lender shall be deemed to have purchased, a participation in each US Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such US Letter of Credit, and each such US Lender agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of any US Letter of Credit Disbursement made by Issuing Lender under the applicable US Letter of Credit.  In consideration and in furtherance of the foregoing, each US Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such US Lender’s Pro Rata Share of each US Letter of Credit Disbursement made by Issuing Lender and not reimbursed by US Borrower on the date due as provided in Section 2.11A(d), or of any reimbursement payment this is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to US Borrower for any reason.  Each US Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each US Letter of Credit Disbursement pursuant to this Section 2.11A(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such US Lender fails to make available to Agent the amount of such US Lender’s Pro Rata Share of a US Letter of Credit Disbursement as provided in this Section, such US Lender shall be deemed to be a Defaulting US Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such US Lender together with interest thereon at the Defaulting US Lender Rate until paid in full.

(f)            US Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Sections 16A, 16B, 16C and 16D), and reasonable and documented attorneys’ fees and expenses incurred by Issuing Lender or any other member of the Lender Group, arising out of or in connection with any US Letter of Credit; provided, that US Borrower shall not be obligated hereunder to indemnify the Lender Group for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender or any other member of the Lender Group.

(g)           Each US Lender and US Borrower agree that, in paying any drawing under a US Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the US Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of Issuing Lender, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any US Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any US Letter of Credit or Issuer Document.  US Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any US Letter of Credit;

provided, that this assumption is not intended to, and shall not, preclude US Borrower from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of Issuing Lender, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11A(h) or for any action, neglect or omission under or in connection with any US Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any US Letter of Credit, the failure to issue or amend any US Letter of Credit, the honoring or dishonoring of any demand under any US Letter of Credit, or the following of US Borrower’s instructions or those contained in the US Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind US Borrower.  In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Issuing Lender may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such US Letter of Credit and may disregard any requirement in a US Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a US Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Issuing Lender shall not be responsible for the wording of any US Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Issuing Lender may provide to US Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any US Letter of Credit, and US Borrower hereby acknowledges and agrees that any such assistance will not constitute legal or other advice by Issuing Lender or any representation or warranty by Issuing Lender that any such wording or such US Letter of Credit will be effective.  Without limiting the foregoing, Issuing Lender may, as it deems appropriate, use in any US Letter of Credit any portion of the language prepared by US Borrower and contained in the letter of credit application relative to drawings under such US Letter of Credit.  US Borrower hereby acknowledges and agrees that no member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any US Letter of Credit.

(h)           The obligation of US Borrower to reimburse Issuing Lender for each drawing under each US Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such US Letter of Credit, this Agreement, or any other Loan Document,

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that US Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such US Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such US Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii)          any draft, demand, certificate or other document presented under such US Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such US Letter of Credit,

(iv)          any payment by Issuing Lender under such US Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such US Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Issuing Lender under such US Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such US Letter of Credit,

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, US Borrower or any of its Subsidiaries, or

(vi)          the fact that any Default or Event of Default shall have occurred and be continuing.

(i)            [Intentionally Omitted]

(j)            US Borrower acknowledges and agrees that any and all fronting fees, commissions, fees, charges and costs incurred by the Issuing Lender relating to US Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be paid by US Borrower to Agent for the account of Issuing Lender when due; it being acknowledged and agreed by US Borrower that Issuing Lender is entitled to charge US Borrower a fronting fee of 0.25% per annum, payable monthly in arrears in accordance with Section 2.5 times the undrawn amount of each US Letter of Credit.

(k)           If by reason of (a) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (b) compliance by Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any US Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any US Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any US Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify US Borrower, and US Borrower shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to US Revolving Loans that are Base Rate Loans hereunder; provided, that (A) US Borrower shall not be required to provide any compensation pursuant to this Section 2.11A(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to US Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11A(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)            Unless otherwise expressly agreed by Issuing Lender and US Borrower when a US Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby US Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial US Letter of Credit.

(m)          In the event of a conflict between the provisions of this Section 2.11A and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11A shall control and govern.

2.11B.             UK-Dutch Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of UK-Dutch Administrative Borrower made in accordance herewith, Issuing Lender agrees to issue a requested UK-Dutch Letter of Credit for the account of UK-Dutch Borrowers.  By submitting a request to Issuing Lender for the issuance of a UK-Dutch Letter of Credit, UK-Dutch Administrative Borrower shall be deemed to have requested that Issuing Lender issue the requested UK-Dutch Letter of Credit.  UK-Dutch Borrowers acknowledge and agree that a UK-Dutch Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each UK-Dutch Letter of Credit.  Each request for the issuance of a UK-Dutch Letter of Credit, or the amendment, renewal, or extension of any outstanding UK-Dutch Letter of Credit, shall be made in writing by an Authorized Person and delivered to Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A) the amount of such UK-Dutch Letter of Credit and the Applicable Currency, (B) the date of issuance, amendment, renewal, or extension of such UK-Dutch Letter of Credit, (C) the proposed expiration date of such UK-Dutch Letter of Credit, (D) the name and address of the beneficiary of the UK-Dutch Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the UK-Dutch Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such UK-Dutch Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender generally requests for UK-Dutch Letters of Credit in similar circumstances.

(b)           Issuing Lender shall have no obligation to issue a UK-Dutch Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)            the Dollar Equivalent of the UK-Dutch Letter of Credit Usage would exceed $3,300,000,

(ii)           the Dollar Equivalent of the UK-Dutch Letter of Credit Usage would exceed the UK-Dutch Maximum Revolver Amount minus the sum of the Dollar Equivalent of the outstanding amount of UK-Dutch Revolving Loans, or

(iii)          the Dollar Equivalent of the UK-Dutch Letter of Credit Usage would exceed the UK-Dutch Borrowing Base at such time less the Dollar Equivalent of the outstanding principal balance of the UK-Dutch Revolving Loans at such time.

The amount of a UK-Dutch Letter of Credit for the account of a Dutch Borrower shall be at least EUR 100,000 or the equivalent thereof in the Applicable Currency unless the Issuing Lender has previously lent amounts hereunder to such Dutch Borrower in accordance with the terms hereof.

(c)           In the event there is a Defaulting UK-Dutch Lender as of the date of any request for the issuance of a UK-Dutch Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such UK-Dutch Letter of Credit to the extent (x) the Defaulting UK-Dutch Lender’s Letter of Credit Exposure with respect to such UK-Dutch Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and UK-Dutch Administrative Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such UK-Dutch Letter of Credit of the Defaulting UK-Dutch Lender, which arrangements may include UK-Dutch Borrowers cash collateralizing such Defaulting UK-Dutch Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Lender shall have no obligation to issue a UK-Dutch Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such UK-Dutch Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such UK-Dutch Letter of Credit in particular, or (II) the issuance of such UK-Dutch Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally.

(d)           Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any UK-Dutch Letter of Credit; provided that (y) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the UK-Dutch Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the UK-Dutch Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree.  Each UK-Dutch Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in an Applicable Currency.  If Issuing Lender makes a payment under a UK-Dutch Letter of Credit, UK-Dutch Borrowers shall pay to Agent an amount equal to the applicable UK-Dutch Letter of Credit Disbursement on the date such UK-Dutch Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the UK-Dutch Letter of Credit Disbursement immediately and automatically shall be deemed to be a UK-Dutch Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the Floating Rate.  If a UK-Dutch Letter of Credit Disbursement is deemed to be a UK-Dutch Revolving Loan hereunder, UK-Dutch Borrowers’ obligation to pay the amount of such UK-Dutch Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting UK-Dutch Revolving Loan.  Promptly following receipt by Agent of any payment from UK-Dutch Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11B(e) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(e)           Promptly following receipt of a notice of a UK-Dutch Letter of Credit Disbursement pursuant to Section 2.11B(d), each UK-Dutch Revolving Lender agrees to fund its Pro Rata Share of any UK-Dutch Revolving Loan deemed made pursuant to Section 2.11B(d) on the same terms and conditions as if UK-Dutch Borrowers had requested the amount thereof as a UK-Dutch Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a UK-Dutch Letter of Credit (or an amendment, renewal, or extension of a UK-Dutch Letter of Credit) and without any further action on the part of Issuing Lender or the UK-Dutch Revolving Lenders, Issuing Lender shall be deemed to have granted to each UK-Dutch Revolving Lender, and each UK-Dutch Revolving Lender shall be deemed to have purchased, a participation in each UK-Dutch Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such UK-Dutch Letter of Credit, and each such UK-Dutch Lender agrees to pay to Agent, for the account of Issuing Lender, such UK-Dutch Lender’s Pro Rata Share of any UK-Dutch Letter of Credit Disbursement made by Issuing Lender under the applicable UK-Dutch Letter of Credit.  In consideration and in furtherance of the foregoing, each UK-Dutch Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of each UK-Dutch Letter of Credit Disbursement made by Issuing Lender and not reimbursed by UK-Dutch Borrower on the date due as provided in Section 2.11B(d), or of any reimbursement payment this is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to UK-Dutch Borrower for any reason.  Each UK-Dutch Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each UK-Dutch Letter of Credit Disbursement pursuant to this Section 2.11B(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such UK-Dutch Lender fails to make available to Agent the amount of such UK-Dutch Lender’s Pro Rata Share of a UK-Dutch Letter of Credit Disbursement as provided in this Section, such UK-Dutch Lender shall be deemed to be a Defaulting UK-Dutch Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such UK-Dutch Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            UK-Dutch Borrowers hereby agree to indemnify, save, defend, and hold the Lender Group harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Sections 16A, 16B, 16C and 16D), and reasonable and documented attorneys’ fees and expenses incurred by Issuing Lender or any other member of the Lender Group arising out of or in connection with any UK-Dutch Letter of Credit; provided, that UK-Dutch Borrower shall not be obligated hereunder to indemnify the Lender Group for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender or any other member of the Lender Group.

(g)           Each Lender and each UK-Dutch Borrower agree that, in paying any drawing under a UK-Dutch Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the UK-Dutch Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of Issuing Lender, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any UK-Dutch Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any UK-Dutch Letter of Credit or Issuer Document.  UK-Dutch Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any UK-Dutch Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude UK-Dutch Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of Issuing Lender, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11B(h) or for any action, neglect or omission under or in connection with any UK-Dutch Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any UK-Dutch Letter of Credit, the failure to issue or amend any UK-Dutch Letter of Credit, the honoring or dishonoring of any demand under any UK-Dutch Letter of Credit, or the following of UK-Dutch Borrowers’ instructions or those contained in the UK-Dutch Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind UK-Dutch Borrowers.  In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Issuing Lender may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such UK-Dutch Letter of Credit and may disregard any requirement in a UK-Dutch Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a UK-Dutch Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Issuing Lender shall not be responsible for the wording of any UK-Dutch Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Issuing Lender may provide to UK-Dutch Administrative Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any UK-Dutch Letter of Credit, and UK-Dutch Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by Issuing Lender or any representation or warranty by Issuing Lender that any such wording or such UK-Dutch Letter of Credit will be effective.  Without limiting the foregoing, Issuing Lender may, as it deems appropriate, use in any UK-Dutch Letter of Credit any portion of the language prepared by UK-Dutch Borrowers and contained in the letter of credit application relative to drawings under such UK-Dutch Letter of Credit.  UK-Dutch Borrowers hereby acknowledge and agree that no member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any UK-Dutch Letter of Credit.

(h)           The obligation of UK-Dutch Borrowers to reimburse Issuing Lender for each drawing under each UK-Dutch Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such UK-Dutch Letter of Credit, this Agreement, or any other Loan Document,

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that US Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such UK-Dutch Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such UK-Dutch Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii)          any draft, demand, certificate or other document presented under such UK-Dutch Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such UK-Dutch Letter of Credit,

(iv)          any payment by Issuing Lender under such UK-Dutch Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such UK-Dutch Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Issuing Lender under such UK-Dutch Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such UK-Dutch Letter of Credit,

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, US Borrower or any of its Subsidiaries, or

(vi)          the fact that any Default or Event of Default shall have occurred and be continuing.

(i)            [Intentionally Omitted]

(j)            UK-Dutch Borrowers acknowledge and agree that any and all fronting fees, commissions, fees, charges and costs incurred by the Issuing Lender relating to UK-Dutch Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be paid by UK-Dutch Borrowers to Agent for the account of Issuing Lender when due; it being acknowledged and agreed by UK-Dutch Borrowers that Issuing Lender is entitled to charge UK-Dutch Borrowers a fronting fee of 0.25% per annum, payable monthly in arrears in accordance with Section 2.5(c) times the undrawn amount of each UK-Dutch Letter of Credit.

(k)           If by reason of (a) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (b) compliance by Issuing Lender or any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any UK-Dutch Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on Issuing Lender or any other member of the Lender Group any other condition regarding any UK-Dutch Letter of Credit, and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group of issuing, making, participating in, or maintaining any UK-Dutch Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify UK-Dutch Administrative Borrower, and UK-Dutch Borrowers shall pay within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group, for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Floating Rate then applicable to UK-Dutch Revolving Loans; provided, that (A) UK-Dutch Borrowers shall not be required to provide any compensation pursuant to this Section 2.11B(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to UK-Dutch Administrative Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11B(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)            Unless otherwise expressly agreed by Issuing Lender and UK-Dutch Borrowers when a UK-Dutch Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby UK-Dutch Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial UK-Dutch Letter of Credit.

(m)          In the event of a conflict between the provisions of this Section 2.11B and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11B shall control and govern.

(n)           All UK-Dutch Letters of Credit shall be denominated in an Applicable Currency.

2.11C.             German Letters of Credit.

(a)           Subject to the terms and conditions of this Agreement, upon the request of German Administrative Borrower made in accordance herewith, Issuing Lender agrees to issue a requested German Letter of Credit for the account of any German Borrower.  By submitting a request to Issuing Lender for the issuance of a German Letter of Credit, German Administrative Borrower shall be deemed to have requested that Issuing Lender issue.  German Borrowers acknowledge and agree that a German Borrower is and shall be deemed to be an applicant (within the meaning of Section 5-102(a)(2) of the Code) with respect to each German Letter of Credit.  Each request for the issuance of a German Letter of Credit, or the amendment, renewal, or extension of any outstanding German Letter of Credit, shall be made in writing by an Authorized Person and delivered to Issuing Lender via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension.  Each such request shall be in form and substance reasonably satisfactory to Issuing Lender and (i) shall specify (A) the amount of such German Letter of Credit, (B) the date of issuance, amendment, renewal, or extension of such German Letter of Credit, (C) the proposed expiration date of such German Letter of Credit, (D) the name and address of the beneficiary of the German Letter of Credit, and (E) such other information (including, the conditions to drawing, and, in the case of an amendment, renewal, or extension, identification of the German Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such German Letter of Credit, and (ii) shall be accompanied by such Issuer Documents as Agent or Issuing Lender may request or require, to the extent that such requests or requirements are consistent with the Issuer Documents that Issuing Lender generally requests for German Letters of Credit in similar circumstances.

(b)           Issuing Lender shall have no obligation to issue a German Letter of Credit if any of the following would result after giving effect to the requested issuance:

(i)            the Dollar Equivalent of the Aggregate German Letter of Credit Usage would exceed $1,666,666,

(ii)           the Dollar Equivalent of the Aggregate German Letter of Credit Usage would exceed the German Maximum Revolver Amount minus the sum of the Dollar Equivalent of the outstanding amount of Aggregate German Revolving Loans, or

(iii)          the Dollar Equivalent of the German Letter of Credit Usage of such German Borrower would exceed the German Borrowing Base of such Borrower at such time less the Dollar Equivalent of the outstanding principal balance of the German Revolving Loans of such Borrower at such time.

(c)           In the event there is a Defaulting German Lender as of the date of any request for the issuance of a German Letter of Credit, the Issuing Lender shall not be required to issue or arrange for such German Letter of Credit to the extent (x) the Defaulting German Lender’s Letter of Credit Exposure with respect to such German Letter of Credit may not be reallocated pursuant to Section 2.3(g)(ii) or (y) the Issuing Lender has not otherwise entered into arrangements reasonably satisfactory to it and German Administrative Borrower to eliminate the Issuing Lender’s risk with respect to the participation in such German Letter of Credit of the Defaulting German Lender, which arrangements may include German Borrowers cash collateralizing such Defaulting German Lender’s Letter of Credit Exposure in accordance with Section 2.3(g)(ii).  Additionally, Issuing Lender shall have no obligation to issue a German Letter of Credit if (I) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Issuing Lender from issuing such German Letter of Credit, or any law applicable to Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Lender shall prohibit or request that Issuing Lender refrain from the issuance of letters of credit generally or such German Letter of Credit in particular, or (II) the issuance of such German Letter of Credit would violate one or more policies of Issuing Lender applicable to letters of credit generally.

(d)           Any Issuing Lender (other than Wells Fargo or any of its Affiliates) shall notify Agent in writing no later than the Business Day immediately following the Business Day on which such Issuing Lender issued any German Letter of Credit; provided that (y) until Agent advises any such Issuing Lender that the provisions of Section 3.2 are not satisfied, or (z) the aggregate amount of the German Letters of Credit issued in any such week exceeds such amount as shall be agreed by Agent and such Issuing Lender, such Issuing Lender shall be required to so notify Agent in writing only once each week of the German Letters of Credit issued by such Issuing Lender during the immediately preceding week as well as the daily amounts outstanding for the prior week, such notice to be furnished on such day of the week as Agent and such Issuing Lender may agree.  Each German Letter of Credit shall be in form and substance reasonably acceptable to Issuing Lender, including the requirement that the amounts payable thereunder must be payable in Euro.  If Issuing Lender makes a payment under a German Letter of Credit German Borrowers shall pay to Agent an amount equal to the applicable German Letter of Credit Disbursement on the date such German Letter of Credit Disbursement is made and, in the absence of such payment, the amount of the German Letter of Credit Disbursement immediately and automatically shall be deemed to be a German Revolving Loan hereunder (notwithstanding any failure to satisfy any condition precedent set forth in Section 3) and, initially, shall bear interest at the Floating Rate.  If a German Letter of Credit Disbursement is deemed to be a German Revolving Loan hereunder, German Borrowers’ obligation to pay the amount of such German Letter of Credit Disbursement to Issuing Lender shall be automatically converted into an obligation to pay the resulting German Revolving Loan.  Promptly following receipt by Agent of any payment from German Borrowers pursuant to this paragraph, Agent shall distribute such payment to Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.11C(e) to reimburse Issuing Lender, then to such Lenders and Issuing Lender as their interests may appear.

(e)           Promptly following receipt of a notice of a German Letter of Credit Disbursement pursuant to Section 2.11C(d), each German Revolving Lender agrees to fund its Pro Rata Share of any German Revolving Loan deemed made pursuant to Section 2.11C(d) on the same terms and conditions as if the applicable German Borrower had requested the amount thereof as a German Revolving Loan and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders.  By the issuance of a German Letter of Credit (or an amendment, renewal, or extension of a German Letter of Credit) and without any further action on the part of Issuing Lender or the German Revolving Lenders, Issuing Lender shall be deemed to have granted to each German Revolving Lender, and each German Revolving Lender shall be deemed to have purchased, a participation in each German Letter of Credit issued by Issuing Lender, in an amount equal to its Pro Rata Share of such German Letter of Credit, and each such German Lender agrees to pay to Agent, for the account of Issuing Lender, such German Lender’s Pro Rata Share of any German Letter of Credit Disbursement made by Issuing Lender under the applicable German Letter of Credit.  In consideration and in furtherance of the foregoing, each German Revolving Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of Issuing Lender, such Lender’s Pro Rata Share of each German Letter of Credit Disbursement made by Issuing Lender and not reimbursed by German Borrowers on the date due as provided in Section 2.11C(d), or of any reimbursement payment this is required to be refunded (or that Agent or Issuing Lender elects, based upon the advice of counsel, to refund) to German Borrowers for any reason.  Each German Revolving Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of Issuing Lender, an amount equal to its respective Pro Rata Share of each German Letter of Credit Disbursement pursuant to this Section 2.11C(e) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3.  If any such German Lender fails to make available to Agent the amount of such German Lender’s Pro Rata Share of a German Letter of Credit Disbursement as provided in this Section, such German Lender shall be deemed to be a Defaulting German Lender and Agent (for the account of Issuing Lender) shall be entitled to recover such amount on demand from such German Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(f)            German Borrowers hereby agree to indemnify, save, defend, and hold the Lender Group harmless from any damage, loss, cost, expense, or liability (other than Taxes, which shall be governed by Sections 16A, 16B, 16C and 16D), and reasonable and documented attorneys’ fees and expenses incurred by Issuing Lender or any other member of the Lender Group arising out of or in connection with any German Letter of Credit; provided, that (i) no German Borrower shall be obligated hereunder to indemnify the Lender Group for any loss, cost, expense or liability until the applicable German Borrower for which the Letter of Credit was granted fails to fully indemnify, save, defend or hold, as applicable, the Lender Group harmless with respect thereto and (ii) German Borrowers shall not be obligated hereunder to indemnify the Lender Group for any loss, cost, expense, or liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of Issuing Lender, any other member of the Lender Group.

(g)           Each Lender and each German Borrower agree that, in paying any drawing under a German Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the German Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of Issuing Lender, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable to any Lender or any Loan Party for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; (iii) any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any German Letter of Credit or any error in interpretation of technical terms; or (iv) the due execution, effectiveness, validity or enforceability of any document or instrument related to any German Letter of Credit or Issuer Document.  German Borrowers hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to their use of any German Letter of Credit; provided, that this assumption is not intended to, and shall not, preclude German Borrowers from pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of Issuing Lender, Agent, any of the Lender-Related Persons or Agent-Related Persons, nor any correspondent, participant or assignee of Issuing Lender shall be liable or responsible for any of the matters described in clauses (i) through (vi) of Section 2.11C(h) or for any action, neglect or omission under or in connection with any German Letter of Credit or Issuer Document, including in connection with the issuance or any amendment of any German Letter of Credit, the failure to issue or amend any German Letter of Credit, the honoring or dishonoring of any demand under any German Letter of Credit, or the following of German Borrowers’ instructions or those contained in the German Letter of Credit or any modifications, amendments, or supplements thereto, and such action or neglect or omission will bind German Borrowers.  In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary (or Issuing Lender may refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such German Letter of Credit and may disregard any requirement in a German Letter of Credit that notice of dishonor be given in a particular manner and any requirement that presentation be made at a particular place or by a particular time of day), and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a German Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.  Issuing Lender shall not be responsible for the wording of any German Letter of Credit (including any drawing conditions or any terms or conditions that are ineffective, ambiguous, inconsistent, unduly complicated or reasonably impossible to satisfy), notwithstanding any assistance Issuing Lender may provide to German Administrative Borrower with drafting or recommending text for any letter of credit application or with the structuring of any transaction related to any German Letter of Credit, and German Borrowers hereby acknowledge and agree that any such assistance will not constitute legal or other advice by Issuing Lender or any representation or warranty by Issuing Lender that any such wording or such German Letter of Credit will be effective.  Without limiting the foregoing, Issuing Lender may, as it deems appropriate, use in any German Letter of Credit any portion of the language prepared by German Borrowers and contained in the letter of credit application relative to drawings under such German Letter of Credit.  German Borrowers hereby acknowledge and agree that no member of the Lender Group shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any German Letter of Credit.

(h)           The obligation of each German Borrower to reimburse Issuing Lender for each drawing under each German Letter of Credit issued for the benefit of such German Borrower and with respect to each other German Borrower that fails to reimburse Issuing Lender hereunder shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i)            any lack of validity or enforceability of such German Letter of Credit, this Agreement, or any other Loan Document,

(ii)           the existence of any claim, counterclaim, setoff, defense or other right that US Borrower or any of its Subsidiaries may have at any time against any beneficiary or any transferee of such German Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such German Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction,

(iii)          any draft, demand, certificate or other document presented under such German Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect, or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such German Letter of Credit,

(iv)          any payment by Issuing Lender under such German Letter of Credit against presentation of a draft or certificate that does not substantially or strictly comply with the terms of such German Letter of Credit (including, without limitation, any requirement that presentation be made at a particular place or by a particular time of day), or any payment made by Issuing Lender under such German Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such German Letter of Credit,

(v)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or discharge of, US Borrower or any of its Subsidiaries, or

(vi)          the fact that any Default or Event of Default shall have occurred and be continuing.

(i)            [Intentionally Omitted]

(j)            Each German Borrower acknowledges and agrees that any and all fronting fees, commissions, fees, charges and costs incurred by the Issuing Lender relating to German Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and shall be paid by German Borrowers to Agent for the account of Issuing Lender when due; it being acknowledged and agreed by German Borrowers that Issuing Lender is entitled to charge German Borrowers a fronting fee of 0.25% per annum, payable monthly in arrears in accordance with Section 2.5(c) times the undrawn amount of each German Letter of Credit.

(k)           If by reason of (a) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (b) compliance by Issuing Lender, any other member of the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Board of Governors as from time to time in effect (and any successor thereto):

(i)            any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any German Letter of Credit issued or caused to be issued hereunder or hereby, or

(ii)           there shall be imposed on Issuing Lender, any other member of the Lender Group any other condition regarding any German Letter of Credit and the result of the foregoing is to increase, directly or indirectly, the cost to Issuing Lender or any other member of the Lender Group, making, participating in, or maintaining any German Letter of Credit or to reduce the amount receivable in respect thereof, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify German Administrative Borrower, and the applicable German Borrower shall pay (or the other German Borrower shall pay, if the applicable Germ Borrower fails to pay) within 30 days after demand therefor, such amounts as Agent may specify to be necessary to compensate Issuing Lender or any other member of the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the Floating Rate then applicable to German Revolving Loans; provided, that (A) German Borrowers shall not be required to provide any compensation pursuant to this Section 2.11C(k) for any such amounts incurred more than 180 days prior to the date on which the demand for payment of such amounts is first made to German Administrative Borrower, and (B) if an event or circumstance giving rise to such amounts is retroactive, then the

180-day period referred to above shall be extended to include the period of retroactive effect thereof.  The determination by Agent of any amount due pursuant to this Section 2.11C(k), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(l)            Unless otherwise expressly agreed by Issuing Lender and German Borrowers when a German Letter of Credit is issued, (i) the rules of the ISP and the UCP 600 shall apply to each standby German Letter of Credit, and (ii) the rules of the UCP 600 shall apply to each commercial German Letter of Credit.

(m)          In the event of a conflict between the provisions of this Section 2.11C and any provision contained in any Issuer Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.11C shall control and govern.

(n)           All German Letters of Credit shall be denominated in Euro.

2.12.                LIBOR Option.

(a)           Interest and Interest Payment Dates.  In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option, subject to Section 2.12(b) below (the “LIBOR Option”) to have interest on all or a portion of the Revolving Loans be charged (whether at the time when made (unless otherwise provided herein), upon conversion from a Base Rate Loan to a LIBOR Rate Loan (or upon conversion of a Revolving Loan that accrues interest at the Floating Rate to a LIBOR Rate Loan), or upon continuation of a LIBOR Rate Loan as a LIBOR Rate Loan) at a rate of interest based upon the LIBOR Rate.  Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto; provided, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the date on which all or any portion of the Obligations are accelerated pursuant to the terms hereof, or (iii) the date on which this Agreement is terminated pursuant to the terms hereof.  With respect to US Revolving Loans, on the last day of each applicable Interest Period, unless US Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder.  With respect to European Revolving Loans, on the last day of each applicable Interest Period, unless UK-Dutch Administrative Borrower or German Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the Floating Rate then applicable to the applicable European Revolving Loans.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, US Borrower no longer shall have the option to request that US Revolving Loans bear interest at a rate based upon the LIBOR Rate.  At any time that an Event of Default has occurred and is continuing, at the written election of the Required Lenders, European

Borrowers no longer shall have the option to request that European Revolving Loans bear interest at a rate based upon the LIBOR Rate.

(b)           LIBOR Election.

(i)            Borrowers may, at any time and from time to time, so long as Borrowers have not received a notice from Agent (which notice Agent may elect to give or not give in its discretion unless Agent is directed to give such notice by the Required Lenders, as applicable, in which case, it shall give the notice to Borrowers), after the occurrence and during the continuance of an Event of Default, to terminate the right of Borrowers to exercise the LIBOR Option during the continuance of such Event of Default, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (or 11:00 a.m. London time in the case of European Revolving Loans) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”).  The election of the LIBOR Option by US Borrower, UK-Dutch Administrative Borrower or German Administrative Borrower, as applicable, for a permitted portion of its Revolving Loans and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (or 5:00 p.m. London time in the case of European Revolving Loans) on the same day).  Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the affected Lenders.

(ii)           Each LIBOR Notice shall be irrevocable and binding on Borrowers.  In connection with each LIBOR Rate Loan, US Borrower, if such LIBOR Rate Loan is a US Revolving Loan, or European Borrowers, if such LIBOR Rate Loan is a European Revolving Loan shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense actually incurred by Agent or any Lender as a result of (A) the payment of any principal of such LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of such LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in such LIBOR Notice delivered pursuant hereto (such losses, costs, or expenses, “Funding Losses”).  A certificate of Agent or a Lender delivered to Borrowers setting forth in reasonable detail any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.12 shall be conclusive absent manifest error.  US Borrower, if such LIBOR Rate Loan is a US Revolving Loan, or European Borrowers, if such LIBOR Rate Loan is a European Revolving Loan, shall pay such amount to Agent or the Lender, as applicable, within 30 days of the date of its receipt of such certificate.

(iii)          Unless Agent, in its sole discretion, agrees otherwise, Borrowers shall have not more than (a) with respect to US Revolving Loans 4 LIBOR Rate Loans, (b) with respect to UK-Dutch Revolving Loans, 2 LIBOR Rate Loans for each country, and (c) with respect to German Revolving Loans, 2 LIBOR Rate Loans, in effect at any given time.  Borrowers only may exercise their LIBOR Option for proposed LIBOR Rate Loans of at least $1,000,000.

(c)           Conversion.  Borrowers may convert LIBOR Rate Loans to Revolving Loans that accrue interest at the Floating Rate at any time; provided, that in the event that LIBOR Rate Loans are converted or prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any prepayment through the required application by Agent of any payments or proceeds of Collateral in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with Section 2.12 (b)(ii).

(d)           Special Provisions Applicable to LIBOR Rate.

(i)            The applicable LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Sections 16A, 16B, 16C and 16D) occurring subsequent to the commencement of the then applicable Interest Period, including changes in the reserve requirements imposed by the Board of Governors, which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the applicable LIBOR Rate.  In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (A) require such Lender to furnish to Borrowers a statement setting forth in reasonable detail the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment, or (B) repay the LIBOR Rate Loans of such Lender with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)           In the event (A) that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the applicable LIBOR Rate or (B)(1) Dollar, Euro or Sterling deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of a requested LIBOR Rate Loan, (2) adequate and reasonable means do not exist for determining the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan, or (3) the LIBOR Rate for any requested Interest Period with respect to a proposed LIBOR Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect their LIBOR Option with respect to such Lender (but shall otherwise continue to be entitled to make such election for the Loans of any other Lenders) until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)           No Requirement of Matched Funding.  Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar or Sterling deposits to fund or otherwise match fund any Obligation as to which interest accrues at the applicable LIBOR Rate.

2.13.                Capital Requirements.

(a)           If, after the date hereof, any Lender determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital or reserve requirements for banks or bank holding companies, or any change in the interpretation, implementation, or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by such Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify US Borrower, UK-Dutch Administrative Borrower, German Administrative Borrower and Agent thereof.  Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error).  In determining such amount, such Lender may use any reasonable averaging and attribution methods.  Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that (i) Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrowers of such law, rule, regulation or guideline giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided, further, that if such claim arises by reason of the adoption of or change in any law, rule, regulation or guideline that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof, (ii) European Borrowers shall not be required to compensate a Lender pursuant to this Section for any reductions in return pertaining to the US Revolving Commitments or US Obligations, and (iii) no Borrower shall be required to compensate a Lender pursuant to this clause (a) to the extent such Lender has been adequately compensated for any such reduction or increased cost by the payment of Mandatory Cost.

(b)           If any Lender requests additional or increased costs referred to in Section 2.12(d)(i) or amounts under Section 2.13(a) or sends a notice under Section 2.12(d)(ii) or in connection with the application of Mandatory Costs relative to changed circumstances (any such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.12(d)(i) or Section 2.13(a), as applicable, or would eliminate the illegality or impracticality of funding or maintaining LIBOR Rate Loans or eliminate the application of Mandatory Costs and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it.  Borrowers agree to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment; provided, that European Borrowers shall not be obligated to pay such costs and expenses of an Affected Lender pertaining to the US Obligations.  If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrowers’ obligation to pay any future amounts to such Affected Lender pursuant to Section 2.12(d)(i), Section 2.13(a) or as a result of the application of Mandatory Costs, as applicable, or to enable Borrowers to obtain LIBOR Rate Loans, then Borrowers (without prejudice to any amounts then due to such Affected Lender under Section 2.12(d)(i), Section 2.13(a) or as a result of the application of Mandatory Costs, as applicable) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.12(d)(i), Section 2.13(a) or as a result of the application of Mandatory Costs, as applicable, or indicates that it is no longer unlawful or impractical to fund or maintain LIBOR Rate Loans, may seek a substitute Lender reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s Commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and Commitments, pursuant to an Assignment and Acceptance Agreement, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c)           Borrowers shall, upon demand from any member of the Lender Group, pay to such Person, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, change over to or operation of the Euro or the Sterling, or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of any payment being made by any Borrower in a currency other than that originally extended to such Borrower.  A certificate of Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such member of the Lender Group or shall be conclusively presumed to be correct save for manifest error.

(d)           Notwithstanding anything herein to the contrary, the (i) issuance of any rules, regulations or directions under the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) all rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III and all requests, rules, guidelines or directives thereunder or issued in connection therewith after the date of this Agreement shall be deemed to be a change in law, rule, regulation or guideline for purposes of Sections 2.12 and 2.13 and the protection of Sections 2.12 and 2.13 shall be available to each Lender and Issuing Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, guideline or other change or condition which shall have occurred or been imposed, so long as it shall be customary for lenders or issuing banks affected thereby to comply therewith.  Notwithstanding any other provision herein, no Lender or Issuing Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender or Issuing Lender (as the case may be) to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

2.14.                Accordion.

(a)           At any time during the period from and after the Closing Date through but excluding the date that is the four (4) year anniversary of the Closing Date, at the option of US Borrower (but subject to the conditions set forth in clause (b) below), the Commitments and the Maximum Revolver Amount, the UK-Dutch Maximum Revolver Amount or the German Maximum Revolver Amount may be increased by an amount in the aggregate for all such increases not to exceed the Available Increase Amount applicable (each such increase, an “Increase”).  Agent shall invite each US Lender or UK-Dutch Lender, as applicable, to increase its US Revolver Commitments or UK-Dutch Revolver Commitments, as applicable (it being understood that no Lender shall be obligated to increase its Commitments) in connection with a proposed Increase, and if sufficient Lenders do not agree to increase their Commitments in connection with such proposed Increase, then Agent or US Borrower may invite any prospective lender who is reasonably satisfactory to Agent and US Borrower to become a Lender in connection with a proposed Increase.  Any Increase shall be in an amount of at least $10,000,000 and integral multiples of $2,500,000 in excess thereof.  In no event may the Commitments and the Maximum Revolver Amount be increased pursuant to this Section 2.14 on more than two (2) occasions in the aggregate for all such Increases.  Additionally, for the avoidance of doubt, it is understood and agreed that in no event shall the aggregate amount of the Increases to the Commitments exceed $25,000,000.

(b)           Each of the following shall be conditions precedent to any Increase of the Commitments and the Maximum Revolver Amount and/or the UK-Dutch Maximum Revolver Amount in connection therewith:

(i)            Agent or US Borrower have obtained the commitment of one or more US Lenders or UK-Dutch Lenders, as applicable (or other prospective lenders) reasonably satisfactory to Agent and US Borrower to provide the applicable Increase and any such US Lenders or UK-Dutch Lenders, as applicable (or prospective lenders), US Borrower and Agent have signed a joinder agreement to this Agreement (an “Increase Joinder”), in form and substance reasonably satisfactory to Agent, to which such Lenders (or prospective lenders), US Borrower and Agent are party,

(ii)           each of the conditions precedent set forth in Section 3.2 are satisfied,

(iii)          US Borrower has delivered to Agent updated pro forma Projections (after giving effect to the applicable Increase) for US Borrower and its Subsidiaries evidencing (A) that US Borrower and its Subsidiaries as of the end of the fiscal month most recently ended as to which financial statements were required to be delivered pursuant to this Agreement have minimum Fixed Charge Ratio required under Section 7 for the period ending with such fiscal month (regardless of whether such covenant is then being tested), and (B) compliance on a pro forma basis with Section 7 for the 12 fiscal months (on a month-by-month basis) immediately following the proposed date of the applicable Increase,

(iv)          in the case of any new lender who is not already a Lender (or an Affiliate thereof) Agent shall have provided its prior written consent (such consent not to be unreasonably withheld or delayed), and

(v)           US Borrower shall have reached agreement with the US Lenders or UK-Dutch Lenders, as applicable (or prospective lenders) agreeing to the increased Commitments with respect to the interest margins applicable to Revolving Loans to be made pursuant to the increased Commitments (which interest margins may be higher than, equal to or less than the interest margins applicable to Revolving Loans set forth in this Agreement immediately prior to the date of the increased Commitments (the date of the effectiveness of the increased Commitments and the Maximum Revolver Amount, as applicable, the “Increase Date”)) and shall have communicated the amount of such interest margins to Agent.  Any Increase Joinder may, with the consent of Agent, US Borrower, UK-Dutch Administrative Borrower and the lenders party to the Increase Joinder, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate to effectuate the provisions of this Section 2.14 (including any amendment necessary to effectuate the interest margins for the Revolving Loans to be made pursuant to the increased Commitments).

(c)           Unless otherwise specifically provided herein, all references in this Agreement and any other Loan Document to Revolving Loans shall be deemed, unless the context otherwise requires, to include Revolving Loans made pursuant to the increased Commitments and Maximum Revolver Amount pursuant to this Section 2.14.

(d)           Each of the US Lenders or UK-Dutch Lenders, as applicable having a Commitment prior to the Increase Date (the “Pre-Increase Revolver Lenders”) shall assign to any US Lender or UK-Dutch Lenders, as applicable which is acquiring a new or additional Commitment on the Increase Date (the “Post-Increase Revolver Lenders”), and such Post-Increase Revolver Lenders shall purchase from each Pre-Increase Revolver Lender, at the principal amount thereof, such interests in the Revolving Loans and participation interests in Letters of Credit on such Increase Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Loans and participation interests in Letters of Credit will be held by Pre-Increase Revolver Lenders and Post-Increase Revolver Lenders ratably in accordance with their Pro Rata Share after giving effect to such increased Commitments.

(e)           The Revolving Loans, Commitments, and Maximum Revolver Amount established pursuant to this Section 2.14 shall constitute Revolving Loans, Commitments, and Maximum Revolver Amount under, and shall be entitled to all the benefits afforded by, this

Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from any guarantees and the security interests created by the Loan Documents.  Borrowers shall take any actions reasonably required by Agent to ensure and demonstrate that the Liens and security interests granted by the Loan Documents continue to be perfected under the Code or otherwise after giving effect to the establishment of any such new Revolver and Maximum Revolver Amount.

2.15.                Currencies.  The US Revolving Loans, the Term Loan and other US Obligations (unless such other US Obligations expressly provide otherwise) shall be made and repaid in Dollars.  The German Revolving Loans and other German Obligations (unless such other German Obligations expressly provide otherwise) shall be made and repaid in Euros.  The UK-Dutch Revolving Loans and other UK-Dutch Obligations made to the UK Borrowers shall be made in Sterling (unless such other UK-Dutch Obligations expressly provide otherwise).  The UK-Dutch Revolving Loans and other UK-Dutch Obligations made to the Dutch Borrowers shall be made in Euro (unless such other UK-Dutch Obligations expressly provide otherwise).  All such UK-Dutch Obligations denominated in Sterling shall be repaid in Sterling and all such UK-Dutch Obligations denominated in Euros shall be repaid in Euros.

2.16.                Joint and Several Liability of European Borrowers.

(a)           Each European Borrower is accepting joint and several liability for the European Obligations hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each European Borrower and in consideration of the undertakings of the other European Borrowers to accept joint and several liability for the European Obligations.

(b)           Each European Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other European Borrowers, with respect to the payment and performance of all of the European Obligations (including any European Obligations arising under this Section 2.16), it being the intention of the parties hereto that all the European Obligations shall be the joint and several European Obligations of each European Borrower without preferences or distinction among them.

(c)           If and to the extent that any European Borrower shall fail to make any payment with respect to any of the European Obligations as and when due or to perform any of the European Obligations in accordance with the terms thereof, then in each such event the other European Borrowers will make such payment with respect to, or perform, such European Obligation until such time as all of the European Obligations are paid in full.

(d)           The European Obligations of each European Borrower under the provisions of this Section 2.16 constitute the absolute and unconditional, full recourse European Obligations of each European Borrower enforceable against each European Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of the provisions of this Agreement (other than this Section 2.16(d)) or any other circumstances whatsoever.

(e)           Except as otherwise expressly provided in this Agreement, each European Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Loans or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the European Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each European Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the European Obligations, the acceptance of any payment of any of the European Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the European Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the European Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each European Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective European Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.16 afford grounds for terminating, discharging or relieving any European Borrower, in whole or in part, from any of its European Obligations under this Section 2.16, it being the intention of each European Borrower that, so long as any of the European Obligations hereunder remain unsatisfied, the European Obligations of each European Borrower under this Section 2.16 shall not be discharged except by performance and then only to the extent of such performance.  The European Obligations of each European Borrower under this Section 2.16 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower or any Agent or Lender.

(f)            Each European Borrower represents and warrants to Agent and Lenders that such European Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the European Obligations.  Each European Borrower further represents and warrants to Agent and Lenders that such European Borrower has read and understands the terms and conditions of the Loan Documents.  Each European Borrower hereby covenants that such European Borrower will continue to keep informed of Borrowers’ financial condition and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the European Obligations.

(g)           The provisions of this Section 2.16 are made for the benefit of Agent, each member of the Lender Group, each Bank Product Provider, and their respective successors and assigns, and may be enforced by it or them from time to time against any or all UK-Dutch Borrowers, German Borrowers or UK Borrowers as often as occasion therefor may arise and without requirement on the part of Agent, any member of the Lender Group, any Bank Product

Provider, or any of their successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the UK-Dutch Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.16 shall remain in effect until all of the UK-Dutch Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the UK-Dutch Obligations, is rescinded or must otherwise be restored or returned by Agent or any Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.16 will forthwith be reinstated in effect, as though such payment had not been made.

(h)           Each UK-Dutch Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other UK-Dutch Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the UK-Dutch Obligations or any collateral security therefor until such time as all of the UK-Dutch Obligations have been paid in full in cash.  Any claim which any UK-Dutch Borrower may have against any other UK-Dutch Borrower with respect to any payments to any Agent or any member of the Lender Group hereunder or under any of the Bank Product Agreements are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the UK-Dutch Obligations arising hereunder or thereunder, to the prior payment in full in cash of the UK-Dutch Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such UK-Dutch Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other UK-Dutch Borrower therefor.

(i)            Limitations on Enforcement of Section 2.16 for German Loan Parties established as a “GmbH”.

(i)            If a German Loan Party is established as a German limited liability company (Gesellschaft mit beschränkter Haftung (GmbH)) and has assumed a joint and several liability for obligations or liabilities (including guaranties, letters of credit or similar instruments) of any of its affiliated companies (verbundene Unternehmen) within the meaning of section 15 of the German Stock Corporation Act (Aktiengesetz) that is not a direct or indirect subsidiary of the Loan Party (for the purpose of this Section “German J&S Liability”), the Lender Group agrees to enforce German J&S Liability (as applicable) against the relevant Loan Party only to the extent that such an enforcement would not:

(A)          result in a negative balance (Unterbilanz) of the Loan Party, i.e. reducing the net assets (Reinvermögen) of the Loan Party to an amount less than its registered share capital (Stammkapital); or

(B)           if the net assets of the Loan Party are already less than the registered share capital result in its net assets (Reinvermögen) to be further reduced (Vertiefung einer Unterbilanz),

and would thus in each case constitute a violation of the German capital maintenance rules pursuant to sections 30 and 31 of the German Limited Liability Company’s Act (GmbHG).

(ii)           For the purposes of Section 2.16(i)(i) above, net assets (Reinvermögen) means the assets calculated on the basis of the balance sheet items listed in sections 266 Abs. 2 A, B, C, D and E of the German Commercial Code (HGB) less all liabilities listed in section 266 Abs. 3 B, C, D and E and less any amounts being subject to the distribution barrier pursuant to section 268 paragraph 8 of the German Commercial Code (HGB), provided that for the purposes of the calculation of the enforceable amount (if any) the following balance sheet items shall be disregarded:

(A)          the amount of any increase of the registered share capital (Erhöhung des Stammkapitals) of the Loan Party other than as permitted pursuant to the Loan Documents and/or that has been effected without the prior written consent of the Agent;

(B)           liabilities incurred by the Loan Party not permitted pursuant to the Loan Documents; and

(C)           loans provided to the Loan Party by any of its direct or indirect shareholders or any other Affiliate to the extent that such loans are subordinated by law or by contract at least to the claims of the unsubordinated creditors of the Loan Party.

Unless deviations are required by mandatory law, the relevant net assets are to be determined in accordance with generally accepted accounting principles observing the accountings principles applied in the previous years for the creation of the non-consolidated financial statement.

(iii)          The enforcement of German J&S Liability pursuant to Section 2.16(i)(i) shall initially only be excluded if and to the extent that no later than ten (10) Business Days following a written notice of the Agent to enforce the German J&S Liability (the “Enforcement Notice”), the managing directors of the respective Loan Party have submitted to the Agent an updated balance sheet of the respective Loan Party derived from the latest annual financial statement together with a detailed written calculation based on the date of receipt of the Enforcement Notice (the “Management Calculation”) confirming to their best knowledge which amount cannot be enforced as this would cause the net assets of the Loan Party being less (or to fall further below) than its registered share capital.

(iv)          The Agent is entitled to enforce the German J&S Liability against the respective Loan Party in such an amount that is undisputed according to the Management Calculation and the respective Loan Party is obliged to pay such undisputed amount to the Agent.

With regard to the disputed amount, the respective Loan Party shall submit to the Agent within thirty (30) Business Days (or such longer period as has been agreed between the Loan Party and the Agent) after the Agent has partly or totally rejected the calculation in the Management Calculation a determination prepared by auditors of international standard and reputation (or otherwise accepted by the Agent) appointed (in coordination with the Agent) by and at the costs of the Loan Party confirming to which extent the German J&S Liability can be enforced against the Loan Party on the date of receipt of the Enforcement Notice pursuant to Section 2.16(i)(i)

through Section 2.16(i)(ii) (the “Auditors’ Determination”). The Auditors’ Determination has to refer to a recent balance sheet of the respective Loan Party. The calculation of the Auditors’ Determination is final and binding upon the parties, safe for obvious mistakes. In case the Auditors’ Determination will not be submitted within the stipulated time period, the Agent is initially and subject to Section 2.16(i)(v) entitled to enforce the German J&S Liability against the Loan Party in full.

(v)           If the Agent has enforced and realized the German J&S Liability without limitation because the Management Calculation and/or the Auditors’ Determination (as the case may be) was not delivered within the relevant time, the Agent shall upon demand of the Loan Party (which demand shall be accompanied by an Auditors’ Determination) repay to the Loan Party such amounts (if and to the extent already enforced) up to the amount calculated in the Auditors’ Determination as necessary to maintain the stated share capital (Stammkapital) of the Loan Party calculated as of the date of the Enforcement Notice and in accordance with sub-paragraphs 2.16 (i) (i) and (ii) above provided, however, that all costs and expenses incurred by the Lender Group in connection with the enforcement of the German J&S Liability shall be deducted from such repayment amount. This entire Section 2.16(i)(v) shall not apply if the Auditors’ Determination has not been submitted to the Agent within a further period of twenty (20) Business Days following the enforcement of the German J&S Liability.

If according to the Auditors’ Determination the German J&S Liability could have been enforced against the respective Loan Party in a higher amount the Agent is entitled to enforce the German J&S Liability in such amount.

(vi)          Provided that the German J&S Liability cannot be fully enforced against the respective Loan Party due to the aforementioned provisions the respective Loan Party is obliged (to the extent legally permitted) to:

(A)          immediately dispose of any of its assets that are not required for the Loan Party’s business (nicht betriebsnotwendig) and the book value of which is significantly lower than its market value; and

(B)           adopt all other reasonable measures which are necessary to allow the agent to fully enforce the German J&S Liability without violation of the German capital maintenance rules pursuant to sections 30 and 31 of the German Limited Liability Company’s Act (GmbHG) (as applicable).

The respective Loan Party will notify the Agent about the sale proceeds and the book value of its respective assets and of the realised hidden reserves.

(vii)         The restrictions pursuant to Section 2.16(i)(i) do not apply to the extent that:

(A)          the German J&S Liability is enforced against the Loan Party with regard such Loan Party’s or any of its direct or indirect subsidiaries’ own obligations including without limitation any amount the Loan Party or any of its direct or indirect subsidiaries has utilized as Borrower under this Credit Agreement;

(B)           the German J&S Liability is granted in relation to amounts (not yet repaid) being on-lent, or otherwise passed on, to the respective Loan Party or its subsidiaries or otherwise be used for their purposes;

(C)           according to changes in statutory law or according to case law of the Higher Regional Courts (Oberlandesgerichte) it has been established that the restrictions pursuant to Section 2.16(i)(i) are not (or not anymore) necessary in order to avoid a personal civil or criminal law liability of the managing directors of the respective Loan Party, in particular pursuant to section 43 paragraph 3 of the Limited Liability Companies Act (GmbHG).

(viii)        Further, the restrictions pursuant to Section 2.16(i)(i)(A) and (B) shall not apply if and to the extent that the respective Loan Party is party to a domination or a profit and loss pooling agreement (Beherrschungs- oder Gewinnabführungsvertrag) as dominated entity in accordance with section 291 of the German Stock Corporation Act (Aktiengesetz) unless a limitation is necessary in order to avoid a violation of the capital maintenance requirements as set out in section 30 paragraph 1 of the Limited Liability Companies Act (GmbHG).

(ix)           No limitation of enforcement under this entire Section 2.16(i) will prejudice the right of the Lender Group to enforce the German J&S Liability in accordance with the provisions set forth in Section 2.16(i) again at a later time.

(x)            If after the date of this Agreement there will be available any rulings of the German Federal Court of Justice (Bundesgerichtshof) holding that already the assumption of a joint and several liability like the German J&S Liability securing the liabilities owed by an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of a company incorporated under the laws of the Federal Republic of Germany as a “GmbH”(other than such company’s direct or indirect subsidiaries and other than its own obligations) may trigger a liability of the company’s managing directors pursuant to Section 64 sentence 3 Limited Liability Companies Act (GmbHG) even though the respective company’s managing directors have acted with the care of a prudent businessman when entering into the agreement, the Lenders shall - provided that no Event of Default or Default has occurred which is continuing - upon request of the affected Loan Party’s managing directors, enter into negotiations for a period of thirty (30) days with a view to making appropriate adjustments to the provisions of this Section (i) (Limitations on Enforcement of Section 2.16 for German Loan Parties established as a “GmbH”) in order to mitigate the risks of a personal liability of the managing directors pursuant to Section 64 sentence 3 Limited Liability Companies Act (GmbHG), resulting solely from the execution of this Agreement containing the German J&S Liability by the managing directors and not from any other personal misconduct of the affected German Loan Party’s managing directors.

(j)            Limitations on Enforcement of Section 2.16 for German Loan Parties established as an “AG”.

(i)            If a Loan Party is established as a German stock corporation (Aktiengesellschaft (AG)) and has assumed German J&S Liability, the Lender Group agrees to enforce the German J&S Liability (as applicable) against the relevant Loan Party only if and to the extent that:

(A)          the German J&S Liability is enforced against the Loan Party with regard such Loan Party’s or any of its direct or indirect subsidiaries’ own obligations including without limitation any amount the Loan Party or any of its direct or indirect subsidiaries has utilized as Borrower under this Credit Agreement;

(B)           the German J&S Liability is granted in relation to amounts (not yet repaid) being on-lent, or otherwise passed on, to the respective Loan Party or its subsidiaries or otherwise be used for their purposes;

(C)           following the enforcement of the J&S Liability the Loan Party has a valid recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) in the meaning of Section 57 paragraph 1 sentence 3 of the German Stock Corporation Act (Aktiengesetz);

(D)          the respective Loan Party is party to a domination or a profit and loss pooling agreement (Beherrschungs- oder Gewinnabführungsvertrag) as dominated entity in accordance with section 291 of the German Stock Corporation Act (Aktiengesetz) unless a limitation is necessary in order to avoid a violation of the capital maintenance requirements as set out in section 57 paragraph 1 of the German Stock Corporation Act (Aktiengesetz); or

(E)           according to changes in statutory law or according to case law of the Higher Regional Courts (Oberlandesgericht) it has been established that the restrictions pursuant to Section 2.16(j)(i) are not (or not anymore) necessary in order to avoid a personal civil or criminal law liability of the managing directors of the respective Loan Party, in particular pursuant to section 93 paragraph 3 of the German Stock Corporation Act (Aktiengesetz).

(ii)           No limitation of enforcement under this entire Section 2.16(j) will prejudice the right of the Lender Group to enforce the German J&S Liability in accordance with the provisions set forth in Section 2.16(j)(i) again at a later time.

(iii)          If after the date of this Agreement there will be available any rulings of the German Federal Court of Justice (Bundesgerichtshof) holding that already the assumption of a joint and several liability like the German J&S Liability securing the liabilities owed by an affiliated company (verbundenes Unternehmen) within the meaning of Section 15 et seq. of the German Stock Corporation Act (Aktiengesetz) of a company incorporated under the laws of the Federal Republic of Germany as an AG (other than such company’s direct or indirect subsidiaries and other than its own obligations) may trigger a liability of the company’s managing directors pursuant to Section 92 para. 2 sentence 3 German Stock Corporation Act

(Aktiengesetz) even though the respective company’s managing directors have acted with the care of a prudent businessman when entering into the agreement, the Lenders shall - provided that no Event of Default or Default has occurred which is continuing - upon request of the affected Loan Party’s managing directors, enter into negotiations for a period of thirty (30) days with a view to making appropriate adjustments to the provisions of this Section (j) (Limitations on Enforcement of Section 2.16 for German Loan Parties established as a “AG”) in order to mitigate the risks of a personal liability of the managing directors pursuant to Section 92 para. 2 sentence 3 German Stock Corporation Act (Aktiengesetz), resulting solely from the execution of this Agreement containing the German J&S Liability by the managing directors and not from any other personal misconduct of the affected German Loan Party’s managing directors.

2.17.                Cash Management.

(a)           Cash Management Accounts.

(i)            US Cash Management Accounts.  Within 90 days following the Closing Date (or such later date as Agent may agree), US Borrower shall and shall cause each of the other US Loan Parties to (i) establish and maintain the US Deposit Accounts, including the US Collection Deposit Account, and take such reasonable steps to ensure that all of its and the other US Loan Parties’ Account Debtors forward payment of the amounts owed by them directly to the US Collection Deposit Account, (ii) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections into the US Collection Deposit Account, and (iii) establish and maintain Control Agreements with respect to the US Deposit Accounts (excluding collection Deposit Accounts at Bank of America, N.A. until the date that is 365 days after the US Collection Deposit Account is established and maintained at Wells Fargo (provided that all funds in such Deposit Accounts at Bank of America, N.A. are wired not later than one (1) Business Day after receipt thereof in such Deposit Accounts to the US Collection Deposit Account at Wells Fargo) and Deposit Accounts maintained for payroll and employee benefits.

(ii)           European Deposit Accounts.  Within 120 days following the Closing Date (or such later date as Agent may agree), European Borrowers shall and shall cause each of the other European Loan Parties to establish and maintain security documents, in form and substance reasonable acceptable to Agent, with respect to all Deposit Accounts other than Collection Deposit Accounts held by such European Loan Parties (which shall be subject to Section 2.17(b)) that provide floating charge security with respect to such UK Deposit Accounts, disclosed pledge security with respect to such Dutch Deposit Accounts and German Deposit Accounts, and a perfected first priority Lien in favor of Agent with respect to each such Deposit Account.

(b)           European Collection Deposit Accounts.

(i)            UK Collection Deposit Accounts.  On the Closing Date, UK Borrowers shall and shall cause each of the other UK Loan Parties to establish and maintain the UK Collection Deposit Account.  On and after the Closing Date, UK Borrowers shall take such reasonable steps to (A) ensure that all of the UK Borrowers’ and the other UK Loan Parties’ Account Debtors forward Collections with respect to the amounts owed by them directly to the UK Collection Deposit Account and (B) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections into the UK Collection Deposit Account.  On or prior to four (4) days after the Closing Date, UK Borrowers shall establish and maintain security documents with respect to the UK Collection Deposit Account that provides fixed charge security and a perfected first priority Lien with respect to the UK Collection Deposit Account.

(ii)           Dutch Collection Deposit Accounts.  On the Closing Date, the Dutch Collection Deposit Account shall be established.  On and after the Closing Date, the Dutch Borrowers shall and shall cause each of the other Dutch Loan Parties to (A) take such reasonable steps to ensure that all of the Dutch Borrowers’ and the other Dutch Loan Parties’ Account Debtors forward Collections with respect to the amounts owed by them (other than Philips Receivables) directly to the Dutch Collection Deposit Account, (B) within the applicable time periods provided under the Dutch Security Documents assure that a notice relating to the security interests of the Agent is delivered to each of its Account Debtors pursuant to the Dutch Security Documents and (C) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of their Collections into the Dutch Collection Deposit Account.  On or prior to four (4) days after the Closing Date, Dutch Borrowers shall deliver to Agent a Deed of Pledge over Bank Accounts with respect to the Dutch Collection Deposit Account (along with a corresponding acknowledgement and waiver from ING Bank N.V.) which provides disclosed pledge security and a perfected first priority Lien with respect to the Dutch Collection Deposit Account.  At all times prior to the date that Agent maintains sole access to the Dutch Collection Deposit Account (including without limitation the sole right to instruct disbursements from the Dutch Collection Deposit Account), Dutch Borrowers (x) shall on each Business Day, instruct the applicable Dutch Deposit Account Bank to wire all funds in the Dutch Collection Deposit Account to the Agent’s European Account (Euro) and (y) shall not provide any instructions to any Person with respect to the Dutch Collection Deposit Account other than the instructions set forth in clause (x) of this sentence.

(iii)          German Collection Deposit Accounts.  On the Closing Date, the German Borrowers shall and shall cause each of the other German Loan Parties to establish and maintain a German Collection Deposit Account for each German Loan Party. On and after the Closing Date, the German Borrowers shall and shall cause each of the other German Loan Parties to (A) take such reasonable steps to ensure that all of the German Borrowers’ and the other German Loan Parties’ Account Debtors forward Collections with respect to the amounts owed by them directly to a German Collection Deposit Account of the applicable German Loan Party, (B) assure that either a notice relating to the security interests of the Agent is set forth on all relevant invoices (or equivalent) of each German Loan Party or a form of notice is delivered to each of the Account Debtors, in each case pursuant to the German Security Documents and assure that such invoice or a notice of such invoice is delivered to each of its Account Debtors during a German Notice Period via certified mail, (C) deposit or cause to be deposited promptly, and in any event no later than the second Business Day after the date of receipt thereof, all Collections into the German Collection Deposit Account of the applicable German Loan Party, and (D) establish and maintain security documents with respect to the German Collection Deposit Accounts that provide disclosed pledge security and a perfected first priority Lien with respect to each German Collection Deposit Account.

(c)           US Cash Dominion.  At all times during a Cash Dominion Period (including the first and last day thereof), all amounts in the US Deposit Accounts designated as a “Collection Deposit Account” shall be remitted daily to Agent’s US Account and shall be applied by Agent on a daily basis to the US Revolving Loans outstanding and thereafter to US Borrower (to be wired to the US Designated Account) or such other Person entitled thereto under applicable law.

(d)           European Cash Dominion.

(i)            UK Cash Dominion.  All amounts in the UK Collection Deposit Accounts shall be remitted daily to the applicable Agent’s European Account and shall be applied by Agent on a daily basis to the UK-Dutch Revolving Loans outstanding and thereafter to UK-Dutch Borrowers (to be wired to the UK Designated Account) or such other Person entitled thereto under applicable law.

(ii)           Dutch Cash Dominion.  All amounts in the Dutch Collection Deposit Account shall be remitted daily to the applicable Agent’s European Account.  All amounts in the applicable Agent’s European Account shall be applied by Agent on a daily basis to the UK-Dutch Revolving Loans outstanding and thereafter to UK-Dutch Borrowers (to be wired to the Dutch Designated Account) or such other Person entitled thereto under applicable law.

(iii)          German Cash Dominion.  All amounts in the German Collection Deposit Accounts shall be remitted daily to the applicable Agent’s European Account for such German Borrower and shall be applied by Agent on a daily basis to the German Revolving Loans outstanding of such German Borrower and thereafter to the applicable German Borrower (to be wired to the German Designated Account of such German Borrower) or such other Person entitled thereto under applicable law.

(e)           Cash Management at Wells Fargo.  Within 180 days following the Closing Date (or such later date as Agent may agree) the US Borrower shall, and shall cause the other US Loan Parties to, establish and maintain their primary depository and treasury management relationships with Wells Fargo or its Affiliates; provided, that such depository and treasury management products are offered on commercially reasonable terms.  In furtherance of the foregoing, within 180 days following the Closing Date (or such later date as Agent may agree), the US Collection Deposit Account shall be maintained at Wells Fargo.

2.18.                Circumstances Affecting Euro or Sterling Availability.

(a)           In connection with any request for a Revolving Loan denominated in Euros (“Euro Revolving Loans”) or Letter of Credit denominated in Euros (“Euro Letters of Credit” and, together with the Euro Revolving Loans, the “Euro Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, compliance by any European Lender (or the lending office of such European Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any European Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Euro Extensions, then Agent shall promptly give notice thereof to the UK-Dutch Administrative Borrower, German Administrative Borrower and the other Lenders.  Thereafter, until Agent notifies the European Borrower that such circumstances no longer exist, the obligation of such European Lender to make Euro Extensions or any continuation or extension thereof, as applicable, shall be suspended until such European Lender determines that it would no longer be unlawful or impractical to do so, provided that the Borrowers shall continue to be entitled to make elections for Euro Extensions from any other European Lenders; and European Borrowers shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Euro Revolving Loans, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Euro Revolving Loans, or (ii) convert the then outstanding principal amount of each such Euro Revolving Loans to a US Revolving Loan or a Sterling Extension; provided that if UK-Dutch Administrative Borrower or German Administrative Borrower, as applicable, elects to make such conversion, European Borrowers shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

(b)           In connection with any request for a Revolving Loan denominated in Sterling (“Sterling Revolving Loans”) or Letter of Credit denominated in Sterling (“Sterling Letters of Credit” and, together with the Sterling Revolving Loans, the “Sterling Extensions”) or a continuation or extension thereof, if the introduction of, or any change in, any Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any UK-Dutch Lender (or the applicable lending office of such UK-Dutch Lender) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency or any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls, shall make it unlawful or impossible for any UK-Dutch Lender (or any of their applicable lending office) to honor its obligations to make or maintain any Sterling Extensions, then Agent shall promptly give notice thereof to the UK-Dutch Borrower and the other UK-Dutch Lenders.  Thereafter, until Agent notifies the UK-Dutch Administrative Borrower that such circumstances no longer exist, the obligation of such UK-Dutch Lender to make Sterling Extensions or any continuation or extension thereof, as applicable, shall be suspended until such UK-Dutch Lender determines that it would no longer be unlawful or impractical to do so, provided that the Borrowers shall continue to be entitled to make elections for Sterling Extensions from any other UK-Dutch Lenders; and UK-Dutch Borrowers shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of such Sterling Revolving Loans, together with accrued interest thereon, on the last day of the then current Interest Period applicable to such Sterling Revolving Loans, or (ii) convert the then outstanding principal amount of each such Sterling Revolving Loans to a US Revolving Loan or a Euro Extension; provided that if UK-Dutch Borrower elects to make such conversion, UK-Dutch Borrowers shall pay to Agent and Lenders any and all costs, fees and other expenses, if any, incurred by Agent and Lenders in effecting such conversion.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1.                  Conditions Precedent to the Initial Extension of Credit.  The obligation of each Lender to make the initial extensions of credit provided for hereunder is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extensions of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent ).

3.2.                  Conditions Precedent to all Extensions of Credit.  The obligation of the Lender Group (or any member thereof) to make any Revolving Loans hereunder (or to issue, extend or amend any other Letter of Credit hereunder) at any time shall be subject to the following conditions precedent:

(a)           The representations and warranties of US Borrower or its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date); and

(b)           No Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof.

3.3.                  Maturity.  This Agreement shall continue in full force and effect for a term ending on the Maturity Date.

3.4.                  Effect of Maturity.  On the Maturity Date, all commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full.  No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated.  When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.

3.5.                  Early Termination by Borrowers.  Borrowers have the option, at any time upon 5 Business Days prior written notice to Agent, to terminate this Agreement and terminate the Commitments hereunder by repaying to Agent all of the Obligations in full.  The foregoing notwithstanding, (a) Borrowers may rescind termination notices relative to proposed payments in full of the Obligations with the proceeds of third party Indebtedness or other transaction if the closing for such issuance, incurrence or other transaction does not happen on or before the date of the proposed termination (in which case, a new notice shall be required to be sent in connection with any subsequent termination), and (b) Borrowers may extend the date of termination at any time with the consent of Agent (which consent shall not be unreasonably withheld or delayed).

4.                                      REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Revolving Loan (or other extension of credit) made thereafter, as though made on and as of the date of such Revolving Loan (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1.                  Due Organization and Qualification; Subsidiaries.

(a)           Each Loan Party (i) is duly organized or incorporated and existing and in good standing (or its equivalent) under the laws of the jurisdiction of its organization or incorporation, (ii) is qualified to do business in any state, province or territory where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)           US Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests other than obligations payable with respect to Qualified Equity Interests.

(c)           Set forth on Schedule 4.1(c) (as such Schedule may be updated from time to time to reflect changes resulting from transactions permitted under this Agreement), is a complete and accurate list of the US Borrower’s direct and indirect Subsidiaries as of the Closing Date (including Borrowers), showing a true and correct list of each of all of the authorized, and the issued and outstanding, Equity Interests of each Loan Party and (except for US Borrower) the record and beneficial owners of such Equity Interests.  All of the outstanding Equity Interests of each such Subsidiary has been validly issued and is fully paid and to the extent relating to a corporation organized under the laws of the United States, non-assessable.

(d)           Except as set forth on Schedule 4.1(d) or with respect to any Qualified Equity Interest, there are no subscriptions, options, warrants, or calls relating to any shares of US Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2.                  Due Authorization; No Conflict.  As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.  As of the Closing Date, no works council has been established or is in the process of being established for either of the Dutch Borrowers business and, after the Closing Date, no works council that may be established has undertaken any action in conflict with the Loan Documents.  As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, foreign or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of such Loan Party, or any order, judgment, or decree of any court or other Governmental Authority binding on such Loan Party, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of such Loan Party where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of such Loan Party, other than Permitted Liens, or (iv) require any approval of any holder of Equity Interests of such Loan Party or any approval or consent of any Person under any material agreement of such Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3.          Governmental Consents.  The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (i) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect and (ii) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Agent for filing or recordation, as of the Closing Date (or as otherwise required pursuant to the Loan Documents).

4.4.          Binding Obligations; Perfected Liens.

(a)           This Agreement has been, and each other Loan Document (when delivered hereunder) will have been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b)           Agent’s Liens are validly created, perfected (other than with respect to Liens which are not required to be perfected pursuant to the terms of the Security Agreements), and subject only to the filing of financing statements and the making or procuring of the necessary registrations, filings, endorsements, notarizations, stampings or notifications (and, in each case, any other applicable foreign equivalent of the foregoing, in each case, in the appropriate filing offices), and first priority Liens, subject only to Permitted Liens which are non-consensual Permitted Liens, permitted purchase money Liens, or the interests of lessors under Capital Leases.  Without limiting the foregoing, with respect to the European Obligations, it is not necessary that the Loan Documents be filed, recorded or enrolled with any Governmental Authority or that any stamp, registration, notarial or similar taxes or fees be paid on or in relation to the Loan Documents or the transactions contemplated by the Loan Documents except:

(i)            registration of particulars of the UK Security Agreements at the Companies House in England and Wales in accordance with Part 25 (Company Charges) of the Companies Act 2006 and payment of associated fees or any regulations relating to the registration of charges made under, or applying the provisions of, the Companies Act 2006 and payment of associated fees; and

(ii)           registration of the UK Security Agreement described in clause (a) of the definition of UK Security Agreement at the Land Registry or Land Charges Registry in England and Wales and payment of associated fees, and which registrations, filings and fees will be made and paid promptly after the date of the UK Security Agreements.

which registrations, filings, taxes and fees will be made and paid promptly after the date of the UK Security Agreements.

(c)           Each UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

(d)           Each UK Security Agreement has or will have the ranking in priority which it is expressed to have in the relevant UK Security Agreement and it is not subject to any prior ranking or pari passu ranking Collateral.

4.5.                  Title to Assets; No Encumbrances.  Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby.  All of such assets are free and clear of Liens except for Permitted Liens.

4.6.                  Litigation.

(a)           There are no actions, suits, or proceedings pending or, to the knowledge of Borrowers, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(b)           Schedule 4.6(b) sets forth an accurate description, with respect to each of the actions, suits, or proceedings with asserted liabilities in excess of, or that could reasonably be expected to result in liabilities in excess of, $2,500,000 that as of the Closing Date, is pending or, to the knowledge of Borrowers, any Responsible Officer, threatened against a Loan Party or any of its Subsidiaries, of (i) the parties to such actions, suits, or proceedings, (ii) the nature of the dispute that is the subject of such actions, suits, or proceedings, (iii) the procedural status, as of the Closing Date, with respect to such actions, suits, or proceedings, and (iv) whether any liability of the Loan Parties’ and their Subsidiaries in connection with such actions, suits, or proceedings is covered by insurance.

4.7.                  Compliance with Laws.  No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8.                  No Material Adverse Effect.  All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrowers to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended.  Since December 31, 2011, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries.

4.9.                  Solvency.

(a)           Each Borrower is Solvent and the Loan Parties taken as a whole, on a consolidated basis, are Solvent.

(b)           No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10.                Employee Benefits.  No ERISA Event has occurred or is reasonably expected to occur, in either case, as could reasonably be expected to have a Material Adverse Effect.  As of the Closing Date, no Loan Party, nor any of their ERISA Affiliates maintains or contributes, or has any liability to contribute to, to any Benefit Plan.  Each Loan Party shall notify Agent prior to establishing or being required to contribute to any Benefit Plan.  Neither US Borrower nor any of its Subsidiaries (including any UK Loan Party) is or has at any time been an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993).  Neither US Borrower nor any of its Subsidiaries (including any UK Loan Party) is or has at any time been “connected” with or an “associate” of (as those terms are used in sections 38 and 43 of the Pensions Act 2004) such an employer.  No Loan Party and none of their Subsidiaries has been issued with a Financial Support Direction or Contribution Notice in respect of any pension scheme.

4.11.                Environmental Condition.  Except as set forth on Schedule 4.11, (a) to Borrowers’ knowledge, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Loan Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law and could reasonably be expected to result in a claim against the US Borrower or its Subsidiaries in excess of $2,500,000, (b) to Borrowers’ knowledge, after due inquiry, no Loan Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, (c) no Loan Party nor any of its Subsidiaries has received notice that a Lien securing obligations in excess of $2,500,000 arising under any Environmental Law has attached to any revenues or to any Real Property owned or operated by a Loan Party or its Subsidiaries, and (d) no Loan Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.12.                Complete Disclosure.  All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrowers’ industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole with all other information furnished) not misleading in any material respect at such time in light of the circumstances under which such information was provided.  The Projections delivered to Agent on March 27, 2012 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrowers’ good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrowers to be reasonable at the time such Projections were made (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrowers’ good faith estimate, projections or forecasts based on methods and assumptions which Borrowers believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.13.                Patriot Act.  To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the Loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.14.                Indebtedness.  Set forth on Schedule 4.14 is a true and complete list of all Indebtedness of each Loan Party and each of its Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date in reliance on clause (b) of the definition of Permitted Indebtedness and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.

4.15.                Payment of Taxes.  Except as otherwise permitted under Section 5.5, all federal, national, state and other material tax returns and reports of each Loan Party and its Subsidiaries required to be filed by any of them have been timely filed (taking into account any extensions of time to file), and all such taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon a Loan Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable except for taxes that are subject of a Permitted Protest.  Each Loan Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable.  No Borrower knows of any proposed tax assessment against a Loan Party or any of its Subsidiaries that will not be paid when due or that will not be contested by such Loan Party or such Subsidiary pursuant to a Permitted Protest.

4.16.                Margin Stock.  No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.  No part of the proceeds of the loans made to Borrowers will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.17.                Governmental Regulation.  No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable.  No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18.                OFAC.  No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any Loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.19.                Employee and Labor Matters.  There is (i) no unfair labor practice complaint pending or, to the knowledge of Borrowers, threatened against US Borrower or its

Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or, to the knowledge of the Borrowers, threatened against US Borrower or its Subsidiaries which arises out of or under any collective bargaining agreement and that could reasonably be expected to result in a liability, loss or expense in excess of $2,500,000, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against US Borrower or its Subsidiaries that could reasonably be expected to result in a liability, loss or expense in excess of $2,500,000, or (iii) to the knowledge of Borrowers, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party.  None of US Borrower or its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act or similar state law, which remains unpaid or unsatisfied beyond the date when such amount is due.  The hours worked and payments made to employees of US Borrower or its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  All material payments due from US Borrower or its Subsidiaries on account of wages and employee health and welfare insurance and national insurance contributions and other benefits have been paid or accrued as a liability on the books of Loan Parties, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.20.                IBM Financing Agreement.  Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the IBM Financing Agreement (unless it has expired in accordance with its terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Loan Party or its Subsidiary and, to Borrowers’ knowledge, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 6.6(b)), and (c) is not in default due to the action or inaction of the applicable Loan Party.

4.21.                Leases.  Each Loan Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Loan Party or its Subsidiaries exists under any of them.

4.22.                Eligible Accounts.  As to each Account that is identified by a Borrower as a US Eligible Account, UK-Dutch Eligible Account, German Eligible Account, US Eligible Unbilled Account or UK-Dutch Eligible Unbilled Account in the most recently delivered Borrowing Base Certificate submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtor created by the sale and delivery of Inventory or the rendition of services to such Account Debtor in the ordinary course of the Borrowers’ business (except to the extent that the foregoing was true as of the date of the Borrowing Base Certificate most recently delivered to Agent, but ceases to be true after the date of such Borrowing Base Certificate solely as a result of payment owed by the applicable Account Debtor to the applicable Borrower in respect of such Account after the date of such Borrowing Base Certificate), (b) owed to a Borrower without any known defenses, disputes, offsets, counterclaims, or rights of return or cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria (other than any Agent-discretionary criteria) set forth in the definition of US Eligible Accounts, UK-Dutch Eligible Accounts or German Eligible Accounts (except to the extent that the foregoing was true after the date of such Borrowing Base Certificate solely as a result of the excluding criteria set forth in clauses (a), (b) and (i) of the definitions of US Eligible Accounts, UK-Dutch Eligible Accounts or German Eligible Accounts and such charge does not cause the occurrence of an Overadvance); provided, that any Philips Receivable shall be ineligible for each Dutch Borrower so long as the Citi Factoring Agreement is in effect.

4.23.                Locations of Chief Executive Office.  The chief executive office of each Loan Party is identified on Schedule 4.23 (as such Schedule may be updated pursuant to Section 5.14).

4.24.                Registration of UK Establishment.  Each Loan Party (other than a Loan Party incorporated under the laws of England):  (a) is not an “overseas company that is registered” within the meaning of Part 3 of The Overseas Companies (Execution of Documents and Registration of Charges) Regulations 2009; or (b) has provided to Agent copies of all documents it has delivered to the Registrar of Companies in the United Kingdom under:  (A) Part 2 (Initial registration of particulars) or Part 3 (Alteration in registered particulars) of the Overseas Companies Regulations 2009; or (B) Section 1048 of the Companies Act 2006.

5.                                      AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

5.1.                  Financial Statements, Reports, Certificates.  The US Borrower (a) will deliver to Agent and if as requested by any Lender with copies to such Lender, each of the financial statements, reports, and other items set forth on Schedule 5.1 no later than the times specified therein, (b) agrees that no Subsidiary of a Loan Party will have a fiscal year different from that of US Borrower, (c) agrees to maintain a system of accounting that enables US Borrower to produce financial statements in accordance with GAAP, and (d) agrees that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, (ii) maintain its billing practices substantially as in effect as of the Closing Date (including without limitation with respect to billing milestones of Tier Two Accounts) and shall only make modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld or delayed), and (iii) maintain its billing systems substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent (such consent not to be unreasonably withheld or delayed); provided, that no such consent shall be required for such changes or modifications that do not have the result of changing the underlying information contained in, or frequency and timing of delivery of, any reports required to be delivered under the Loan Documents.

5.2.                  Reporting.  The US Borrower (a) will deliver to Agent (and if so requested by any Lender, with copies for such Lender) each of the reports set forth on Schedule 5.2 at the times specified therein, and (b) agrees to use commercially reasonable efforts in cooperation with Agent to facilitate and implement a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth on such Schedule.

5.3.                 Existence.  Except as otherwise permitted under Section 6.3 or Section 6.4, US Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and, as applicable, good standing in its jurisdiction of organization or incorporation and, except as could not reasonably be expected to result in a Material Adverse Effect, good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals required or necessary to their businesses, except as could not reasonably be expected to result in a Material Adverse Effect.

5.4.                 Maintenance of Properties.  US Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, and condemnation and Permitted Dispositions excepted (and except where the failure to so maintain and preserve assets could not reasonably be expected to result in a Material Adverse Effect).

5.5.                 Taxes.  US Borrower will, and will cause each of its Subsidiaries to, pay in full before delinquency or before the expiration of any extension period all material governmental assessments and federal, national, state or other material taxes imposed, levied, or assessed against it, or any of its assets or in respect of any of its income, businesses, or franchises, except to the extent that the validity of such governmental assessment or tax is the subject of a Permitted Protest.

5.6.                 Insurance.  Borrowers will, and will cause each of its Subsidiaries to, at Borrowers’ expense, (a) maintain insurance respecting each of US Borrower’s and its Subsidiaries’ assets wherever located, covering liabilities, losses or damages as are customarily are insured against by other Persons engaged in same or similar businesses and similarly situated and located.  All such policies of insurance shall be with financially sound and reputable insurance companies reasonably acceptable to Agent (it being agreed that, as of the Closing Date, each insurance provider disclosed to the Agent in writing is acceptable to Agent) and in such amounts as are carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and, in any event, in amount, adequacy, and scope reasonably satisfactory to Agent (it being agreed that the amount, adequacy, and scope of the policies of insurance of US Borrower and its Subsidiaries in effect as of the Closing Date are acceptable to Agent).  All property insurance policies covering the Collateral are to be made payable to Agent for the benefit of Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as Agent may reasonably require in each relevant jurisdiction to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies.  All certificates of property and general liability insurance or analogous equivalent in each relevant jurisdiction in respect of insurance of the Loan Parties shall include loss payable (but only in respect of Collateral) and additional insured endorsements in favor of Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to Agent of the exercise of any right of cancellation, and US Borrower shall provide evidence of the same on or prior to the Closing Date and from time to time thereafter as Agent may request (it being agreed that, the endorsements delivered to Agent in respect of the insurance policies of the Loan Parties in writing satisfy the endorsement requirements of this Section 5.6 as of the Closing Date).  If US Borrower or its Subsidiaries fail to maintain such insurance, Agent may arrange for such insurance, but at Borrowers’ expense and without any responsibility on Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided that US Borrower may later cancel any insurance purchased by Agent after providing Agent with evidence reasonably satisfactory to Agent that US Borrower or such Subsidiary has obtained insurance as required by this Agreement.  US Borrower shall give Agent prompt notice of any loss exceeding $1,000,000 covered by US Borrower’s or its Subsidiaries’ casualty or business interruption insurance.  Upon the occurrence and during the continuance of an Event of Default, Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies; provided, that in the event that an applicable Loan Party may lose a right to file such a claim due to the expiration of a statute of limitations, then no earlier than sixty (60) days prior to such expiration, such Loan Party may provide written notice to Agent of its desire to file such claim, and if Agent fails to file such claim at least ten (10) days prior to such expiration, Loan Party shall have the right to file such claim.  Subject to Section 2.4(e)(iii) so long as no Event of Default shall have occurred and be continuing, any insurance proceeds paid to the Agent shall, upon the receipt thereof, be applied as a Collection in accordance with the applicable provisions of Section 2.17.  After any Application Event, all proceeds of insurance shall be paid to Agent and upon receipt shall be applied to the Obligations as set forth in Section 2.4(b).

5.7.                 Inspection.  Each applicable Borrower will, and will cause each of its Subsidiaries to, permit Agent or any duly authorized representatives or agents of the Agent to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees (provided an authorized representative of such Borrower shall be allowed to be present and any Lender may participate in such visit, inspection, examination or discussion at their own cost) at such reasonable times and intervals as Agent or any Lender, as applicable, may designate and, so long as no Default or Event of Default has occurred and is continuing, with reasonable prior notice to US Borrower and during regular business hours and provided further that the Borrowers shall not be responsible for the cost of more than one (1) such visit to each Loan Party (in addition to field examinations) during any fiscal year.

5.8.                 Compliance with Laws.  US Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.9.                 Environmental.  US Borrower will, and will cause each of its Subsidiaries to,

(a)           Keep any property either owned or operated by US Borrower or its Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens,

(b)           Comply, in all material respects, with Environmental Laws and provide to Agent documentation of such compliance which Agent reasonably requests,

(c)           Promptly notify Agent of any release of which any Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by US Borrower or its Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and

(d)           Promptly, but in any event within 5 Business Days of its receipt thereof, provide Agent with written notice of any of the following:  (i) notice that an Environmental Lien has been filed against any of the real or personal property of US Borrower or its Subsidiaries, (ii) commencement of any Environmental Action or written notice that an Environmental Action will be filed against US Borrower or its Subsidiaries, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to any potential environmental liability.

5.10.               Disclosure Updates.  Borrowers will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report (other than information of a general economic nature and general information about the Borrowers’ industry) furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in any material respect in light of the circumstances in which made.  The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.11.               Formation of Subsidiaries.  Borrowers will, at the time that any Loan Party forms any direct or indirect Significant Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, within 30 days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) (a) US Borrower shall give Agent written notice of such formation or acquisition, (b) cause such new Significant Subsidiary to provide to Agent a guaranty of the US Obligations and the European Obligations (if such Significant Subsidiary is to be a US Guarantor) and the European Obligations (if such Significant Subsidiary is organized under laws of any jurisdiction of the United Kingdom, the Netherlands or Germany), together with such security documents (including, unless otherwise waived by the Agent, Mortgages with respect to any Real Property owned in fee of such new Subsidiary with a fair market value greater than $500,000), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Significant Subsidiary) in order to secure such guaranty, in each case, in a manner reasonably consistent with the corresponding actions taken for the other Loan Parties in corresponding jurisdictions; provided, such guaranty securing any US Obligation, and such security documents, shall not be required to be provided to Agent with respect to any Subsidiary of US Borrower that is a CFC or Foreign Holding Company if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by Agent in consultation with US Borrower) in relation to the benefits to Agent and the Lenders of the security or guarantee afforded thereby, (c) provide, or cause the applicable Loan Party to provide, to Agent a pledge agreement (or equivalent security in the relevant jurisdiction) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such new Significant Subsidiary in form and substance reasonably consistent with corresponding documentation delivered by other Loan Parties or otherwise reasonably satisfactory to Agent, to secure the US Obligations of such Loan Party (if such Loan Party is a US Loan Party) or the European Obligations of such Loan Party (if such Loan Party is a European Loan Party); provided, that only 65% of the total outstanding voting Equity Interests of any first tier Subsidiary of US Borrower that is a CFC or a Foreign Holding Company (and none of the Equity Interests of any Subsidiary of such CFC) shall be required to be pledged with respect to the US Obligations if pledging a greater amount would result in adverse tax consequences or the costs to the Loan Parties of providing such pledge are unreasonably excessive (as determined by Agent in consultation with US Borrower ) in relation to the benefits to Agent and the Lenders of the security afforded thereby (which pledge, if reasonably requested by Agent, shall be governed by the laws of the jurisdiction of such Subsidiary), and (d) provide to Agent all other documentation, including, if requested by the Agent, one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance, if available, or other documentation with respect to all Real Property owned in fee and subject to a mortgage).  Any document, agreement, or instrument executed or issued pursuant to this Section 5.11 shall constitute a Loan Document.

5.12.               Further Assurances.  US Borrower will, and will cause each of the other Loan Parties to, at any time upon the reasonable request of Agent, execute or deliver to Agent any and all financing statements, fixture filings, security agreements, pledges, assignments (related to the other Additional Documents), and all other documents (the “Additional Documents”) that Agent may reasonably request in form and substance reasonably satisfactory to Agent, to create, perfect, and continue perfected or to better perfect Agent’s Liens in all of the assets of the Loan Parties (whether now owned or hereafter arising or acquired, tangible or intangible, real or personal), to create and perfect Liens in favor of Agent in any Real Property owned in fee acquired by US Borrower or any other Loan Party with a fair market value in excess of $500,000, and in order to fully consummate all of the transactions contemplated hereby and under the other Loan Documents; provided that the foregoing shall not apply to provide security for a US Obligation from any Subsidiary of US Borrower that is a CFC or Foreign Holding Company if providing such documents would result in adverse tax consequences or the costs to the Loan Parties of providing such documents are unreasonably excessive (as determined by Agent in consultation with US Borrower) in relation to the benefits to Agent and the Lenders of the security afforded thereby.  To the maximum extent permitted by applicable law, if US Borrower or any other Loan Party refuses or fails to execute or deliver any Additional Documents reasonably requested in accordance with the terms hereof within a reasonable period of time following the request to do so, US Borrower and each other Loan Party hereby authorizes Agent to execute any such Additional Documents in the applicable Loan Party’s name and authorizes Agent to file such executed Additional Documents in any appropriate filing office.  In furtherance of, and not in limitation of, the foregoing, each Loan Party shall take such actions as Agent may reasonably request from time to time to ensure that the (a) European Obligations and

US Obligations are guaranteed by the US Loan Parties (except that US Borrower shall not guaranty the US Obligations) and are secured by substantially all of the assets of US Loan Parties (subject to exceptions and limitations contained in the Loan Documents with respect to CFCs and real property), and (b) the European Obligations are guaranteed by the European Loan Parties (other than the European Borrowers) and are secured by substantially all of the assets of European Loan Parties (subject to exceptions and limitations contained in the Loan Documents; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrowers shall not be required to pledge any Equity Interests of any Subsidiary located in a jurisdiction other than the United Kingdom, the Netherlands, Germany or the United States, nor shall the Borrowers be required to pledge the Equity Interests of any German Subsidiary of CIBER Holding GmbH.

5.13.               Lender Meetings.  US Borrower will, at the request of Agent or of the Required Lenders and upon reasonable prior notice, hold an annual meeting (at a mutually agreeable location and time or, at the option of Agent, by conference call) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial condition of US Borrower and its Subsidiaries and the projections presented for the current fiscal year of US Borrower.

5.14.               Location of Chief Executive Office.  US Borrower will, and will cause each of the other Loan Parties to, keep their chief executive offices only at the locations identified on Schedule 4.23; provided, that Borrowers may amend Schedule 4.23 so long as such chief executive office is relocated, to a new location within the applicable Loan Party’s current national jurisdiction and Agent is notified of such relocation in writing not later than the date on which such relocation occurs.

5.15.               Center of Main Interests.  Each Loan Party incorporated in England and Wales or Scotland shall maintain its center of main interests in England and Wales or Scotland (as the case may be) for the purposes of the Insolvency Regulation. Each Loan Party organized under the laws of the Netherlands shall maintain its center of main interests in the Netherlands for the purposes of the Insolvency Regulation.  Each Loan Party incorporated in Germany shall maintain its center of main interest in the meaning of the Insolvency Regulation in Germany.

5.16.               Material Contracts.  Not later than the delivery of each Compliance Certificate pursuant to Section 5.1 relating to the last month of any fiscal quarter of Borrower, provide Agent with copies of each material amendment or modification of the IBM Financing Agreement or the Citi Factoring Agreement in accordance with Section 6.6(b)(ii) hereof since the delivery of the previous Compliance Certificate.

5.17.               UK Pension Plans.

(a)           The US Borrower, on behalf of each Loan Party shall ensure that all pension schemes operated by or maintained for the benefit of the UK Loan Parties and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect

(including the termination or commencement of winding-up proceedings of any such pension scheme or any English company ceasing to employ any member of such a pension scheme).

(b)           The US Borrower, on behalf of each Loan Party shall ensure that no UK Loan Party is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.

(c)           Each Loan Party shall deliver to the Agent: (i) at such times as those reports are prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Loan Party); and (ii) at any other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in (a) above.

(d)           Each Loan Party shall promptly notify the Agent of any material change in the rate of contributions to any pension scheme mentioned in (a) above paid or recommended to be paid (whether by the scheme actuary or otherwise) or required (by law or otherwise).

6.                                      NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations:

6.1.                 Indebtedness.  US Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.

6.2.                 Liens.  US Borrower will not, and will not permit any of its Subsidiaries to create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.

6.3.                 Restrictions on Fundamental Changes.  US Borrower will not, and will not permit any of its Subsidiaries to,

(a)           Other than in order to consummate a Permitted Acquisition, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its Equity Interests, except for (i) any merger between Loan Parties, provided, that a Borrower must be the surviving entity of any such merger to which it is a party and no merger may occur between US Borrower and a Borrower or between US Borrower and a European Borrower (unless US Borrower is the surviving entity), (ii) any merger between a Loan Party and a Subsidiary of such Loan Party that is not a Loan Party so long as such Loan Party is the surviving entity of any such merger (or the surviving entity becomes a Loan Party upon the consummation of such merger), and (iii) any merger between Subsidiaries of US Borrower that are not Loan Parties,

(b)           Liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Insignificant Subsidiaries of US Borrower, (ii) the liquidation or dissolution of a Loan Party (other than US Borrower) or any of its wholly-owned Subsidiaries so long as all of the assets (including any interest in any Equity Interests) of such liquidating or dissolving Loan Party or Subsidiary are transferred to a Loan Party that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of US Borrower that is not a Loan Party (other than any such Subsidiary the Equity Interests of which (or any portion thereof) are subject to a Lien in favor of Agent) so long as all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of US Borrower that is not liquidating or dissolving, or

(c)           Suspend or cease operating a substantial portion of the business of any Borrower or of US Borrower and its Subsidiaries, taken as a whole, except as permitted pursuant to clauses (a) or (b) above or in connection with a transaction permitted under Section 6.4.

6.4.                 Disposal of Assets.  Other than Permitted Dispositions or transactions permitted by Sections 6.3 or 6.9, US Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Required Lenders or the repayment in full of the Obligations) enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of its or their assets.  In connection with any disposition of Collateral permitted by this Section 6.4, subject to Section 5.11, Agent shall promptly execute and deliver to the relevant Loan Party (at the sole cost and expense of Loan Parties) all releases or other documents (including without limitation Uniform Commercial Code termination statements or amendments) necessary or reasonably requested for the release of the Liens created by the Loan Documents on such Collateral.

6.5.                 Nature of Business.  US Borrower will not, and will not permit any of its Subsidiaries to engage in any material line of business substantially different from those lines of business conducted by the US Borrower and its Subsidiaries on the Closing Date; provided, that the foregoing shall not prevent US Borrower and its Subsidiaries from engaging in any business that is reasonably related or ancillary to its or their business.

6.6.                 Prepayments and Amendments.  US Borrower will not, and will not permit any of its Subsidiaries to,

(a)           Except in connection with Refinancing Indebtedness permitted by Section 6.1 or if the Payment Conditions are satisfied,

(i)            optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of US Borrower or its Subsidiaries, other than (A) prepayments of the Obligations in accordance with this Agreement, (B) prepayments, redemptions, defeasement, purchases or acquisitions of Permitted Intercompany Advances, and (C) prepayments of Indebtedness of US Borrower or its Subsidiaries under the IBM Financing Agreement so long as, with respect to this  clause (C), no Event of Default has occurred and is continuing, or would result therefrom and Excess Availability exceeds $5,000,000 after giving effect to such prepayment, or

(ii)           make any payment on account of Indebtedness that has been contractually subordinated in right of payment to any of the Obligations if such payment is not permitted at such time under the subordination terms and conditions applicable thereto, or

(b)           Directly or indirectly, amend, modify, or change any of the terms or provisions of

(i)            any agreement, instrument, document, indenture, or other writing evidencing or concerning Permitted Indebtedness other than (A) the Obligations in accordance with this Agreement, (B) Permitted Intercompany Advances and (C) Indebtedness permitted under clauses (a), (c), (g), (h), (i), (k), (l), (m), (t) or (u) of the definition of Permitted Indebtedness, in each of (A), (B) and (C), to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders;

(ii)           the IBM Financing Agreement or the Citi Factoring Agreement, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders, or

(iii)          the Governing Documents of any Loan Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.

6.7.                 Restricted Payments.  US Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(a)           US Borrower may make distributions to former employees, officers, or directors of US Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of US Borrower held by such Persons, provided, that the aggregate amount of such redemptions in any fiscal year (whether in exchange for cash or the issuance of Indebtedness permitted pursuant to clause (l) of the definition of Permitted Indebtedness does not exceed $500,000 in any fiscal year,

(b)           US Borrower may make distributions to former employees, officers, or directors of US Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to US Borrower on account of repurchases of the Equity Interests of US Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of US Borrower,

(c)           each Subsidiary of the US Borrower organized in the United States may make Restricted Payments to the US Borrower or any other wholly-owned US Loan Party and each Subsidiary of the US Borrower not organized in the United States may make Restricted Payments to the US Borrower or any other wholly-owned Loan Party (and, in the case of a Restricted Payment by a non wholly-owned subsidiary, to US Borrower and other Loan Party and to each other owner of Equity Interest of such Subsidiary on a pro-rata basis based on their relative ownership interests) and any Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party,

(d)           the US Borrower and each Subsidiary of the US Borrower may declare and make dividend payments or other distributions payable solely in common Equity Interests or, in the case of the US Borrower, Qualified Equity Interests,

(e)           if the Payment Conditions are met, other Restricted Payments not to exceed $10,000,000 in any fiscal year,

(f)            US Borrower and each of its Subsidiaries may purchase, redeem or otherwise acquire shares of its (and, solely with respect to US Borrower, its Subsidiaries’) common Equity Interests or warrants or options to acquire any such common Equity Interests with Available Equity Proceeds,

(g)           US Borrower may declare and make dividend payments or other distributions payable solely in Qualified Equity Interests of the US Borrower that is not redeemable for cash in connection with a “poison pill” so long no Change of Control could reasonably be expected to occur as a result of the issuance of any such Qualified Equity Interests or conversion of any thereof,

(h)           purchases of Equity Interests held by other shareholders (other than by US Borrower and its Subsidiaries) in any Subsidiary to the extent constituting a Permitted Investment permitted pursuant to clauses (k)(ii), (q) or (r) of the definition thereof, and

(i)            the US Borrower may repurchase Equity Interest of the US Borrower issued to employees and directors of the US Borrower in an amount not to exceed $500,000 in the aggregate for all employees of US Borrower and its Subsidiaries in any fiscal year to satisfy such individual’s income tax withholding obligations relating to the vesting of any restricted stock grants that have been approved by the US Borrower’s Board of Directors or the appropriate committee thereof.

6.8.                 Accounting Methods.  US Borrower will not, and will not permit any of its Subsidiaries to modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP).

6.9.                 Investments.  US Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, make or acquire any Investment except for Permitted Investments.  Notwithstanding anything contained in this Agreement to the contrary, except for Permitted Intercompany Advances, Permitted Investments described in clause (e)(ii) of the definition thereof and transactions consummated in accordance with the requirements of Section 6.10(a), (a) no US Loan Party shall enter into any transaction with, make any loan, advance or other Investment in, or otherwise transfer any property to any European Loan Party or any Subsidiary of US Borrower that is not a Loan Party, and (b) no European Loan Party shall enter into any transaction with, make any loan, advance or other Investment in, or otherwise transfer any property to any Subsidiary of US Borrower that is not a Loan Party.

6.10.                Transactions with Affiliates.  US Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction with any Affiliate of US Borrower or any of its Subsidiaries except for:

(a)           Transactions between US Borrower or its Subsidiaries, on the one hand, and any Affiliate of US Borrower or its Subsidiaries, on the other hand, (i) Permitted Investments described in clause (e)(ii) of the definition thereof or (ii) so long as such transactions are no less favorable, taken as a whole, to US Borrower or its Subsidiaries, as applicable, as would be obtained in an arm’s length transaction with a non-Affiliate,

(b)           So long as it has been approved by US Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, any indemnity provided for the benefit of directors (or comparable managers) of US Borrower or its applicable Subsidiary,

(c)           So long as it has been approved by US Borrower’s or its applicable Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the payment of reasonable compensation (including retirement bonuses, health, stock option and other benefit plans), severance, or employee benefit arrangements to employees, officers, and directors of US Borrower and its Subsidiaries in the ordinary course of business and consistent with industry practice, and

(d)           Transactions (i) permitted by Section 6.3 or Section 6.7, (ii) any Permitted Intercompany Advance or (iii) Permitted Investments pursuant to clauses (f), (i) or (n) of the definition thereof.

6.11.                Use of Proceeds.  US Borrower will not, and will not permit any of its Subsidiaries to use the proceeds of any Loan made hereunder for any purpose other than (a)  (i) to repay, in full on the Closing Date, the outstanding principal, accrued interest, and accrued fees and expenses owing under or in connection with the Existing Credit Facility, and (ii) to pay the fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby, and (b) consistent with the terms and conditions hereof, for other lawful corporate purposes (including that no part of the proceeds of the loans made to Borrowers will be used to purchase or carry any such Margin Stock within the meaning of Regulation U or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock within the meaning of Regulation U or in any manner that might violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System).

6.12.                Limitation on Issuance of Equity Interests.  Except for the issuance or sale of Qualified Equity Interests by US Borrower, US Borrower will not, and will not permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance or sale of any of its Equity Interests.

6.13.                Change Name.  Change US Borrower’s or any Loan Party’s name, organizational identification number, company number, state of organization; jurisdiction of incorporation or form of organizational; provided, however, that US Borrower or any of its

Subsidiaries may change its name upon at least 10 days prior written notice (or such shorter time period approved by Agent in its sole discretion) to Agent of such change.

6.14.                Citi Factoring Agreement.  Sell, assign, or transfer, or agree to sell, assign or transfer, any Account to Citibank Europa plc pursuant to the Citi Factoring Agreement that is not a Philips Receivable.

7.                                      FINANCIAL COVENANTS.

Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

(a)           Minimum EBITDA.  At all times until the Term Loan has been repaid in full in cash, achieve EBITDA, measured on a month-end basis, of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Amount	Applicable Period
$36,000,000	For the calendar month ending March 31, 2012
$39,200,000	For the calendar month ending April 30, 2012
$38,800,000	For the calendar month ending May 31, 2012
$34,200,000	For the calendar month ending June 30, 2012
$33,800,000	For the calendar month ending July 31, 2012
$33,300,000	For the calendar month ending August 31, 2012
$30,900,000	For the calendar month ending September 30, 2012
$31,400,000	For the calendar month ending October 31, 2012
$27,600,000	For the calendar month ending November 30, 2012
$27,700,000	For the calendar month ending December 31, 2012
$30,000,000	For the calendar month ending January 31, 2013
$31,700,000	For the calendar month ending February 29, 2013
$33,100,000	For the calendar month ending March 31, 2013
$34,800,000	For the calendar month ending April 30, 2013
$35,200,000	For the calendar month ending May 31, 2013

Applicable Amount	Applicable Period
$36,900,000	For the calendar month ending June 30, 2013
$39,300,000	For the calendar month ending July 31, 2013
$40,200,000	For the calendar month ending August 31, 2013
$39,700,000	For the calendar month ending September 30, 2013
$41,400,000	For the calendar month ending October 31, 2013

(b)           Fixed Charge Coverage Ratio.  At all times until the Term Loan has been repaid in full in cash, or during a Covenant Testing Period, have a Fixed Charge Coverage Ratio, measured for the 12 month period ending on the last day of each fiscal month during the Covenant Testing Period of at least 1.1 to 1.0.

(c)           Leverage Ratio.  At all times until the Term Loan has been repaid in full in cash, have a Leverage Ratio, measured on a month-end basis, of not greater than the applicable ratio set forth in the following table for the applicable date set forth opposite thereto:

Applicable Ratio	Applicable Date
1.1:1.0	For the calendar month ending April 30, 2012
1.1:1.0	For the calendar month ending May 31, 2012
1.1:1.0	For the calendar month ending June 30, 2012
1.1:1.0	For the calendar month ending July 31, 2012
1.4:1.0	For the calendar month ending August 31, 2012
1.6:1.0	For the calendar month ending September 30, 2012
1.6:1.0	For the calendar month ending October 31, 2012
1.6:1.0	For the calendar month ending November 30, 2012
1.5:1.0	For the calendar month ending December 31, 2012
1.3:1.0	For the calendar month ending January 31, 2013
1.3:1.0	For the calendar month ending February 29, 2013
1.4:1.0	For the calendar month ending March 31, 2013

Applicable Ratio	Applicable Date
1.3:1.0	For the calendar month ending April 30, 2013
1.1:1.0	For the calendar month ending May 31, 2013
1.1:1.0	For the calendar month ending June 30, 2013
1.1:1.0	For the calendar month ending July 31, 2013
1.1:1.0	For the calendar month ending August 31, 2013
1.1:1.0	For the calendar month ending September 30, 2013
1.0:1.0	For the calendar month ending October 31, 2013

8.                                     EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1.                  Payments.  If a Loan Party fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, (b) all or any portion of the principal of the Loans, or (c) any amount payable to Issuing Lender in reimbursement of any drawing under a Letter of Credit;

8.2.                  Covenants.  If any Loan Party or any of its Subsidiaries:

(a)           fails to perform or observe any covenant or other agreement contained in any of (i) Sections 2.17, 5.1, 5.2, 5.3 (solely if any Loan Party, as applicable, fails to maintain its valid existence in its jurisdiction of organization or incorporation), 5.6, 5.7 (solely if any Loan Party refuses to allow Agent or its representatives or agents to visit such Loan Party’s properties, inspect its assets or books or records, examine and make copies of its books and records, or discuss such Loan Party’s affairs, finances, and accounts with officers and employees of such Loan Party), 5.12, 5.13 or 5.15 of this Agreement, (ii) Sections 6 of this Agreement, (iii) Section 7 of this Agreement, (iv) Section 7 of the US Security Agreement, (v) Clauses 7 or 8 of the document noted in clause (a) of the definition of “UK Security Agreements”, (vi) Sections 2 and 4 of the Deed of Pledge over Accounts Receivables of Dutch Loan Parties, (vii) Sections 2, 4 and 5 of the Deed of Pledge over Bank Accounts and Intercompany Advances, (viii) Sections 7 or 10 of the First Ranking Pledge Receivables of each German Borrower, (ix) Sections 6 or 10 of the Second Ranking Pledge of Receivables of each German Borrower, or (x) Sections 4 or 8 of the Pledges Over Bank Accounts of each German Borrower;

(b)           fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any Responsible Officer of any Loan Party or (ii) the date on which written notice thereof is given to US Borrower by Agent;

8.3.                  Judgments.  If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $5,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 45 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4.                  Voluntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5.                  Involuntary Bankruptcy, etc.  If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur:  (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6.                  Default Under Other Agreements.  If there is a default in (a) the IBM Financing Agreement, (b) the Citi Factoring Agreement or (c) one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $5,000,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder;

8.7.                  Representations, etc.  If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8.                  Guaranty.  If the obligation of any Guarantor under any guaranty of the Obligations is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of the Loan Documents);

8.9.                  Security Documents.  If any Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected (to the extent required under the applicable Security Agreement or other Loan Document) and, except to the extent of Permitted Liens, first priority Lien on the Collateral covered thereby, except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $1,000,000, or (b) as the result of an action or failure to act on the part of Agent;

8.10.                Loan Documents.  The validity or enforceability of any Loan Document shall at any time for any reason  (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document;

8.11.                Change of Control.  A Change of Control shall occur;

8.12.                UK Insolvency.  If (a) any UK Loan Party is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (b) the value of the assets of a UK Loan Party is less than its liabilities (taking into account contingent and prospective liabilities) or (c) a moratorium or other protection from its creditors is declared or imposed in respect of any indebtedness of any UK Loan Party.

8.13.                Dutch Insolvency.  If with respect to a Dutch Loan Party any steps have been taken for suspension of payments (“surseance van betaling”) or for bankruptcy (“faillissement”).

8.14.                German Insolvency.  If any of the following occurs with respect to a German Borrower or any other Loan Party subject to German insolvency proceedings:

(a)           The German Borrower or other Loan Party is unable or admits its inability to pay its debts as they fall due (Zahlungsunfähigkeit) within the meaning of section 17 of the German Insolvency Act (Insolvenzordnung), is expected to be unable to pay its debts as they fall due (drohend zahlungsunfähig) within the meaning of section 18 of said act or is over-indebted (überschuldet) within the meaning of section 19 of the said act;

(b)           the German Borrower or other Loan Party makes a general assignment for the benefit of or a composition, compromise, or arrangement with its creditors or, for any of the reasons set out in sections 17, 19 of the German Insolvency Code (Insolvenzordnung), files for insolvency (Antrag auf Eröffnung eines Insolvenzverfahrens) or the directors (Geschäftsführer bzw. Vorstände) of the German Borrower or other Loan Party are required by Law to file for insolvency, or a creditor files for the opening of insolvency proceedings (subject to the restrictions in Sections 8.5); or

(c)           any action or other steps are taken for the solvent or compulsory liquidation of the German Borrower or other Loan Party or the appointment of a liquidator, preliminary insolvency administrator (vorläufiger Insolvenzverwalter) or insolvency administrator or similar officer with respect to the German Borrower or other Loan Party or actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen)) are taken.

8.15.                Curtailment of Business.  If the authority or ability of any Loan Party to conduct its business is wholly or substantially curtailed by any seizure, expropriation, nationalization, intervention, restriction or other action by or on behalf of any Governmental Authority or other person in relation to any Loan Party or any of its assets and such curtailment is reasonably likely to have Material Adverse Effect.

8.16.                UK Pension Plan.  The Pensions Regulator issues a Financial Support Direction or a Contribution Notice to any UK Loan Party.

9.                                      RIGHTS AND REMEDIES.

9.1.                  Rights and Remedies.  Upon the occurrence and during the continuation of an Event of Default, Agent and, in respect of any UK Security Agreement, the UK Security Trustee, may and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) below by written notice to US Borrower ), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a)           (i) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrowers shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrowers, (ii) terminate any Letter of Credit that may be terminated in accordance with its terms, and (iii) direct the applicable Borrower to provide (and Borrowers agree that upon receipt of such notice it will provide) Letter of Credit Collateralization to Agent to be held as security for such Borrower’s reimbursement obligations for drawings that may subsequently occur under issued and outstanding Letters of Credit;

(b)           declare the Commitments terminated, whereupon the Commitments shall immediately be terminated together with (i) any obligation of any Revolving Lender to make Revolving Loans, (ii) the obligation of the US Swing Lender to make US Swing Loans, and (iii) the obligation of Issuing Lender to issue Letters of Credit; and

(c)           exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4, Section 8.5, Section 8.12 or Section 8.13, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations (other than the Bank Product Obligations), inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Loans and all other Obligations (other than the Bank Product Obligations), whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrowers shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrowers.

9.2.                  Remedies Cumulative.  The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election.  An Event of Default is continuing if it has not been waived, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.  No failure to exercise, nor any delay in exercising, on the part of Agent or any member of the Lender Group, any right or remedy under the Loan Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy.

10.                               WAIVERS; INDEMNIFICATION.

10.1.                Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which it may in any way be liable.

10.2.                The Lender Group’s Liability for Collateral.  Each Borrower hereby agrees that:  (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

10.3.                Indemnification.  Borrowers shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys’, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery (provided that Borrowers shall not be liable for costs and expenses (including attorneys’ fees) of any Lender (other than Agent and the Applicable Designee of Agent) incurred in advising, structuring, drafting, reviewing, administering or syndicating the Loan Documents), enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of US Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents (provided, that the indemnification in this clause (a) shall not extend to (i) disputes solely between or among the Lenders, (ii) disputes solely between or among the Lenders and their respective Affiliates; it being understood and agreed that the indemnification in this clause (a) shall extend to Agent (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, (iii) any Taxes or any costs attributable to Taxes, which shall be governed by Sections 16A and 16B), or (iv) matter as specifically addressed by the indemnification provisions of Section 2.11(A)(k), (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by US Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of US Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”).  The foregoing to the contrary notwithstanding, no Borrower shall have any obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that (a) a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person or its officers, directors, employees, attorneys’, or agents or (b) result from a claim bought by the US Borrower or any other Loan Party against an Indemnified Person for breach in bad faith of such Indemnified Person’s obligations hereunder or under any other Loan Document, if the US Borrower or such other Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.  This provision shall survive the termination of this Agreement and the repayment in full of the Obligations.  If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto.  WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11.                               NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile.  In the case of notices or demands to any Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to any Borrower:	c/o CIBER, INC.
6363 South Fiddler’s Green Circle, Suite 1400
Greenwood Village, Colorado 80111
Attn: Chief Financial Officer and General Counsel
Fax No. 303-244-4125

with copies to:	HOGAN LOVELLS US LLP
555 Thirteenth Street
Washington, DC 20004
Attn: Gordon Wilson
Fax No. (202) 637-5711

If to Agent or UK	WELLS FARGO BANK, N.A.
Security Trustee:	2450 Colorado Avenue, Suite 3000W
Santa Monica, California 90404-3597
Attn: Business Finance Division Manager
Fax No. (310) 453-7413

with a copy to:

WELLS FARGO BANK, N.A., LONDON BRANCH
One Plantation Place
30 Fenchurch Street
London EC3M 3BD
Attn: Patricia Parsons and Ian King
Fax No. +44 (0) 20 7929 4645

with copies to:	GOLDBERG KOHN LTD.
55 East Monroe Street, Suite 3300
Chicago, Illinois 60603
Attn: William A. Starshak, Esq.
Fax No. (312) 863-7426

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party.  All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a)           THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b)           THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, STATE OF NEW YORK; EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c)           TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”).  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d)           EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE

STATE AND FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e)           NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST THE AGENT, THE US SWING LENDER, ANY OTHER LENDER, ISSUING LENDER, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, OR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1.                Assignments and Participations.

(a)           (i)            Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Commitments) to one or more assignees so long as such prospective assignee is an Eligible Transferee (each, an “Assignee”), with the prior written consent (such consent not be unreasonably withheld or delayed) of:

(A)          US Borrower; provided, that the consent of US Borrower shall not be required (1) if an Event of Default has occurred and is continuing, or (2) if such assignment is to a Person that is a Lender or an Affiliate (other than natural persons) of a Lender or a Related Fund of a Lender; provided, further, that US Borrower shall be deemed to have consented to a proposed assignment unless it objects thereto by written notice to Agent within 5 Business Days after having received notice thereof; and

(B)           Agent, US Swing Lender, and Issuing Lender.

(ii)           Assignments shall be subject to the following additional conditions:

(A)          no assignment may be made to a natural person,

(B)           no assignment may be made to a Loan Party or an Affiliate of a Loan Party,

(C)           no assignment of UK-Dutch Loans or UK-Dutch Commitments may be made to a Person that cannot (directly or through an Applicable Designee) lend to UK-Dutch Borrowers in the Applicable Currency and any assignment of a Loan to a Dutch Borrower, to an assignee which has not previously extended any Loan to such Dutch Borrower shall be in an amount of at least €100,000;

(D)          no assignment of German Loans or German Commitments may be made to a Person that cannot (directly or through an Applicable Designee) lend to German Borrowers in Euros and any assignment of a Loan to a German Borrower, to an assignee which has not previously extended any Loan to such Dutch Borrower shall be in an amount of at least €100,000;

(E)           the amount of the Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent and so long as no Event of Default has occurred and is continuing, the US Borrower) of $5,000,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of any Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $5,000,000);

(F)           each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(G)           the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrowers and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to US Borrower, UK-Dutch Administrative Borrower, German Administrative Borrower and Agent by such Lender and the Assignee;

(H)          such assignment is entered into the Register in accordance with Section 13.1(h);

(I)            unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500;

(J)            any assignment of any portion of a Lender’s US Revolver Commitment or US Revolving Loans shall be accompanied by proportionate assignment of such Lender’s UK-Dutch Commitment or UK-Dutch Revolving Loans and of such Lender’s German Commitment or German Revolving Loans;

(K)          any assignment of any portion of a Lender’s UK-Dutch Commitment or UK-Dutch Revolving Loans shall be accompanied by a proportionate assignment of such Lender’s US Revolver Commitment or US Revolving Loans and of such Lender’s German Commitment or German Revolving Loans;

(L)           any assignment of any portion of a Lender’s German Revolver Commitment or German Revolving Loans shall be accompanied by proportionate assignment of such Lender’s UK-Dutch Commitment or UK-Dutch Revolving Loans and of such Lender’s US Commitment or US Revolving Loans; and

(M)         the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b)           From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee and such assignment has been entered into the Register in accordance with Section 13.1(h), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) with respect to the assigned portions of the Commitments and be released from any future obligations under this Agreement with respect to the assigned portions of the Commitments (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c)           By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)           Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall automatically be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.

(e)           Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, an Affiliate of a Loan Party without Agent’s consent, and (vii) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement.  The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collateral, or otherwise in respect of the Obligations.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f)            In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to US Borrower and its Subsidiaries and their respective businesses.

(g)           Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h)           Agent (as a non-fiduciary agent on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Commitments (and the principal amount thereof and stated interest thereon and the portion of principal amount and interest of the Obligations assigned or transferred) held by such Lender (each, a “Registered Loan”).  Other than in connection with an assignment by a Lender of all or any portion of its portion of the Commitments to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrowers shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of any assignment by a Lender of all or any portion of its Commitments to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.  In the absence of manifest error, the entries in the Register shall be conclusive and the Borrowers, Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. Notwithstanding anything to the contrary, any assignment of any Obligation shall be effective only upon appropriate entries with respect thereto being made in the Register.  The Register shall be available for inspection by the Borrowers, Agent and any Lender (solely with respect to its Obligations and/or Commitment), at any reasonable time and from time to time upon reasonable prior notice.  This Section shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the IRC and any related regulations (and any successor provisions).

(i)            In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrowers, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide).  Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(j)            Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register in the extent it has one) available for review by Borrowers from time to time as Borrowers may reasonably request.

13.2.                Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that no Borrower may assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio.  No consent to assignment by the Lenders shall release Borrowers from their Obligations.  A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as required pursuant to Section 13.1, no consent or approval by Borrowers is required in connection with any such assignment.

14.                               AMENDMENTS; WAIVERS.

14.1.                Amendments and Waivers.

(a)           No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements or the Fee Letter), and no consent with respect to any departure by Loan Parties therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i)            increase the amount of or extend the expiration date of any Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii)           postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii)          reduce the principal of, or the rate of interest on, any Loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders),

(iv)          amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v)           amend, modify, or eliminate Section 3.1 or 3.2 (it being understood, however, that this clause (v) shall not impact the effectiveness of any waiver of any Default or Event of Default, including for purposes of Section 3.1 or 3.2),

(vi)          amend, modify, or eliminate Section 15.11,

(vii)         other than as permitted by Section 15.11, release Agent’s Lien in all or substantially all of the Collateral,

(viii)        amend, modify, or eliminate the definitions of “Required Lenders,” “Supermajority Revolving Lenders” or “Pro Rata Share”,

(ix)           other than as permitted by Section 15.11, contractually subordinate any of Agent’s Liens,

(x)            other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release any Loan Party from any obligation for the payment of money or consent to the assignment or transfer by any Loan Party of any of its rights or duties under this Agreement or the other Loan Documents,

(xi)           amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or

(xii)          amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of a Loan Party.

(b)           No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i)            the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of the parties thereto (and shall not require the written consent of any of the Lenders), or

(ii)           any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrowers, and the Required Lenders,

(c)           No amendment, waiver, modification, elimination, or consent shall, without written consent of Agent, Borrowers, the Supermajority Revolving Lenders amend, modify, or eliminate the definition of US Borrowing Base, UK-Dutch Borrowing Base, German Borrowing Base or any of the defined terms (including the definitions of US Eligible Accounts) that are used in such definition to the extent that any such change results in more credit being made available to any Borrower based upon the US Borrowing Base, UK-Dutch Borrowing Base, German Borrowing Base, as applicable, but not otherwise, or the definition of Maximum Revolver Amount (other than pursuant to Section 2.14).

(d)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to Issuing Lender, or any other rights or duties of Issuing Lender under this Agreement or the other Loan Documents, without the written consent of Issuing Lender, Agent, Borrowers, and the Required Lenders,

(e)           No amendment, waiver, modification, elimination, or consent shall amend, modify, or waive any provision of this Agreement or the other Loan Documents pertaining to US Swing Lender, or any other rights or duties of US Swing Lender under this Agreement or the other Loan Documents, without the written consent of US Swing Lender, Agent, Borrowers, and the Required Lenders,

(f)            Anything in this Section 14.1 to the contrary notwithstanding, (i) any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not directly or indirectly affect the rights or obligations of any Loan Party (it being understood, however, that any amendment to the voting provisions described in this Section 14.1, the lender assignment and participation provisions, the defaulting lender provisions and the collateral release provisions shall in any event be deemed to affect the rights of the Loan Parties), shall not require consent by or the agreement of any Loan Party, and (ii) any amendment, waiver, modification, elimination, or consent of or with respect to any provision of this Agreement or any other Loan Document may be entered into without the consent of, or over the objection of, any Defaulting Lender other than any of the matters governed by Section 14.1(a)(i) through (iii) that affect such Lender.

14.2.                Replacement of Certain Lenders.

(a)           If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Sections 2.11(A)(k), 2.11B(k), 2.11C(k), 2.18 or 16, then US Borrower or Agent, upon at least 5 Business Days prior notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any

Lender that made a claim for compensation (a “Compensation Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Compensation Lender, as applicable, shall have no right to refuse to be replaced hereunder.  Such notice to replace the Non-Consenting Lender or Compensation Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)           Prior to the effective date of such replacement, the Non-Consenting Lender or Compensation Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Compensation Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including (i) all interest, fees and other amounts that may be due in payable in respect thereof, and (ii) an assumption of its Pro Rata Share of participations in the Letters of Credit).  If the Non-Consenting Lender or Compensation Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Compensation Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Compensation Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance.  The replacement of any Non-Consenting Lender or Compensation Lender, as applicable, shall be made in accordance with the terms of Section 13.1.  Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Non-Consenting Lender or Compensation Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Compensation Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Compensation Lender’s, as applicable, Pro Rata Share of Revolving Loans and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of participations in such Letters of Credit.

14.3.                No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by each Borrower of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15.                               AGENT; THE LENDER GROUP.

15.1.                Appointment and Authorization of Agent.  Each Lender hereby designates and appoints Wells Fargo as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to designate, appoint, and authorize) Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as agent for and on behalf of the Lenders (and the Bank Product Providers) on the conditions contained in this Section 15.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender (or Bank Product Provider), and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties.  Each Lender hereby further authorizes (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to act as the secured party under each of the Loan Documents that create a Lien on any item of Collateral.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents.  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, payments and proceeds of Collateral, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Revolving Loans, for itself or on behalf of Lenders, as provided in the Loan Documents, (d) exclusively receive, apply, and distribute payments and proceeds of the Collateral as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to US Borrower or its Subsidiaries, the Obligations, the Collateral, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2.                Delegation of Duties.  Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys’ in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.

15.3.                Liability of Agent.  None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders (or Bank Product Providers) for any recital, statement, representation or warranty made by US Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of US Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lenders (or Bank Product Providers) to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of US Borrower or its Subsidiaries.

15.4.                Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation reasonably believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders (and, if it so elects, the Bank Product Providers) against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders (and Bank Product Providers).

15.5.                Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6.                Credit Decision.  Each Lender (and Bank Product Provider) acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of US Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender (or Bank Product Provider).  Each Lender represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of an investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Loan Party or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to represent) that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of each Loan Party or any other Person party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender (or Bank Product Provider) with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.  Each Lender acknowledges (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender (or Bank Product Provider) with any credit or other information with respect to any Loan Party, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement (or such Bank Product Provider entered into a Bank Product Agreement).

15.7.                Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from payments or proceeds of the Collateral that secure any

Obligations received by Agent to reimburse Agent for such out-of-pocket costs and expenses constituting such Obligations prior to the distribution of any amounts to Lenders (or Bank Product Providers).  In the event Agent is not reimbursed for such costs and expenses by US Borrower or its Subsidiaries, each Lender hereby agrees that it is and shall be obligated to pay to Agent such Lender’s ratable thereof.  Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make a Revolving Loan or other extension of credit hereunder.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys’, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8.                Agent in Individual Capacity.  Wells Fargo and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with US Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Wells Fargo were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group.  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding US Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of US Borrower or such other Person and that prohibit the disclosure of such information to the Lenders (or Bank Product Providers), and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.  The terms “Lender” and “Lenders” include Wells Fargo in its individual capacity.

15.9.                Successor Agent.  Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders), US Borrower  (unless such notice is waived by US Borrower or an Event of Default exists) and without any notice to the Bank Product Providers.  If Agent resigns under this Agreement, the Required Lenders shall be entitled, with (so long as no Event of Default has occurred and is continuing) the consent of US Borrower  (such consent not to be unreasonably withheld, delayed, or conditioned), appoint a successor Agent for the

Lenders (and the Bank Product Providers).  If, at the time that Agent’s resignation is effective, it is acting as Issuing Lender or the US Swing Lender, such resignation shall also operate to effectuate its resignation as Issuing Lender or the US Swing Lender, as applicable, and it shall automatically be relieved of any further obligation to issue Letters of Credit, or to make US Swing Loans; provided, however, that such resignation as Issuing Lender shall require the consent of US Borrower unless (i) an Event of Default shall have occurred and be continuing or (ii) another Lender assumes the obligations of the Issuing Lender hereunder.  If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, US Borrower, a successor Agent.  If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders with (so long as no Event of Default has occurred and is continuing) the consent of US Borrower (such consent not to be unreasonably withheld, delayed, or conditioned).  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.  If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above, provided that the parties hereto acknowledge and agree that, for purposes of any right of pledge governed by the laws of the Netherlands, any resignation by the Agent is not effective with respect to its rights under the Parallel Debt European, the German Parallel Debt and the Parallel Debt until such rights are assigned to the successor agent. The Agent will reasonably cooperate in assigning its rights under the Parallel Debt European, the German Parallel Debt and the Parallel Debt to any such successor agent and will reasonably cooperate in transferring all rights under any Dutch Security Document (as the case may be) to such successor agent.

15.10.              Lender in Individual Capacity.  Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, provide Bank Products to, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with US Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group (or the Bank Product Providers).  The other members of the Lender Group acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding US Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of US Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to acknowledge) that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them.

15.11.                                          Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all of the Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if US Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which US Borrower or its Subsidiaries owned no interest at the time Agent’s Lien was granted nor at any time thereafter, or (iv) as approved pursuant to Section 14.1, (v) constituting property leased to US Borrower or its Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement or (vi) constituting assets that are Excluded Collateral (or any comparable concept with respect to the Collateral securing the European Obligations) pursuant to the Security Documents.  The Loan Parties and the Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (a) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code, (b) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the Code, including pursuant to Sections 9-610 or 9-620 of the Code, or (c) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, (i) the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (ii) Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith Agent may reduce the Obligations owed to the Lenders and the Bank Product Providers (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.  Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders (without requiring the authorization of the Bank Product Providers), or (z) otherwise, the Required Lenders (without requiring the authorization of the Bank Product Providers).  Upon request by Agent or US Borrower at any time, the Lenders will (and if so requested, the Bank

Product Providers will) confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.11, and if received, Agent will promptly execute and deliver such documentation as US Borrower may reasonably request to evidence such release; provided, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Party in respect of) all interests retained by any Loan Party, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.  The Lenders further hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent, at its option and in its sole discretion, to subordinate any Lien granted to or held by Agent under any Loan Document to the holder of any Permitted Lien on such property if such Permitted Lien secures Permitted Purchase Money Indebtedness.

(b)                                 The Lenders hereby irrevocably authorize (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to authorize) Agent to release any Guarantor from its obligations under the applicable guaranty agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or such release is otherwise approved in accordance with the requirements of Section 14.1, and at the request of US Borrower subject to Section 5.11(a), Agent will promptly execute and deliver such documentation as US Borrower may reasonably request to evidence such release.

(c)                                  Agent shall have no obligation whatsoever to any of the Lenders (or the Bank Product Providers) to assure that the Collateral exists or is owned by US Borrower or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or that any particular items of Collateral meet the eligibility criteria applicable in respect thereof or whether to impose, maintain, reduce, or eliminate any particular reserve hereunder or whether the amount of any such reserve is appropriate or not, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender (or Bank Product Provider) as to any of the foregoing, except as otherwise provided herein.

15.12.                                          Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Each of the Lenders agrees that it shall not, without the express written consent of Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the written request of Agent, set off against the Obligations, any amounts owing by such Lender to US Borrower or its Subsidiaries or any deposit accounts of US Borrower or its Subsidiaries now or hereafter maintained with such Lender.  Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against any Loan Party or to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.

(b)                                 If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13.                                          Agency for Perfection.  Agent hereby appoints each other Lender (and each Bank Product Provider) as its agent (and each Lender hereby accepts (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to accept) such appointment) for the purpose of perfecting Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code, or other applicable law, can be perfected by possession or control.  Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.

15.14.                                          Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders (or Bank Product Providers) shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.

15.15.                                          Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents.  Each member of the Lender Group agrees (and by entering into a Bank Product Agreement, each Bank Product Provider shall be deemed to agree) that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders (and such Bank Product Provider).

15.16.                                          Financial Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By becoming a party to this Agreement, each Lender:

(a)                                  expressly agrees and acknowledges that Agent does not (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report,

(b)                                 expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any field examination will inspect only specific information regarding US Borrower and its Subsidiaries and will rely significantly upon US Borrower’s and its Subsidiaries’ books and records, as well as on representations of US Borrower’s and its Subsidiaries’ personnel,

(c)                                  agrees to keep all Reports and other material, non-public information regarding US Borrower and its Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 17.9, and

(d)                                 is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field examination report respecting US Borrower or its Subsidiaries (each, a “Report”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any Loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans of Borrowers, and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys’ fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

(f)                                    In addition to the foregoing, (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by US Borrower or its Subsidiaries to Agent that has not been contemporaneously provided by US Borrower or such Subsidiary to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from US Borrower or its Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of US Borrower the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from US Borrower or such Subsidiary, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Borrowers a statement regarding the Loan Accounts, Agent shall send a copy of such statement to each Lender.

15.17.                                          Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender (or Bank Product Provider) to fulfill its obligations to make credit available hereunder, nor to advance for such Lender (or Bank Product Provider) or on its behalf, nor to take any other action on behalf of such Lender (or Bank Product Provider) hereunder or in connection with the financing contemplated herein.

15.18.                                          Lead Arranger and Sole Book Runner.  Each of the Lead Arranger and Sole Book Runner, in such capacities, shall not have any right, power, obligation, liability, responsibility, or duty under this Agreement other than those applicable to it in its capacity as a Lender, as Agent, as US Swing Lender, or as Issuing Lender.  Without limiting the foregoing, each of the Lead Arranger and Sole Book Runner, in such capacities, shall not have or be deemed to have any fiduciary relationship with any Lender or any Loan Party.  Each Lender, Agent, US Swing Lender, Issuing Lender, and each Loan Party acknowledges that it has not relied, and will not rely, on the Lead Arranger and Sole Book Runner in deciding to enter into this Agreement or in taking or not taking action hereunder.  Each of the Lead Arranger and Sole Book Runner, in such capacities, shall be entitled to resign at any time by giving notice to Agent and US Borrower.

15.19.                                          Parallel Debt European.

(a)                                  Each Dutch Borrower and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V. hereby irrevocably and unconditionally undertakes to pay to Agent, acting on its own behalf (voor zich) and not as agent for any Person, amounts equal to the aggregate amount payable (verschuldigd) in respect of its Corresponding European Obligations (such payment undertakings by each Dutch Borrower and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V. to Agent, hereinafter referred to as the “Parallel Debt European”).

(b)                                 The Parallel Debt European will become due and payable (opeisbaar) in the currency or currencies of the Corresponding European Obligations as and when one or more of the Corresponding European Obligations becomes due and payable. An Event of Default in respect of the Corresponding European Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt European without any further notice being required.

(c)                                  Each of the parties to this Agreement and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V. hereby acknowledges that: (i) the Parallel Debt European constitutes an undertaking, obligation and liability of each Dutch Borrower and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V. to Agent which is transferable and separate and independent from, and without prejudice to, the Corresponding European Obligations and (ii) the Parallel Debt European represents Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt European from each Dutch Borrower and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V., it being understood, that the amount which may become payable by each Dutch Borrower and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V. under or pursuant to the Parallel Debt European from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding European Obligations from time to time.

(d)                                 For the purpose of this Section 15.19 the Agent acts in its own name and on behalf of itself (albeit for the benefit of the Lender Group and the Bank Product Providers) and not as agent, representative or trustee of any of the Lender Group or the Bank Product Providers, and its claims against the Dutch Borrowers and Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V. under this Section 15.19 shall not be held on trust.

(e)                                  To the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt European (the “European Received Amount”), the Corresponding European Obligations shall be reduced by an aggregate amount (the “European Deductible Amount”) equal to the European Received Amount in the manner as if the European Deductible Amount were received as a payment of the Corresponding European Obligations. For the avoidance of doubt, to the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Corresponding European Obligations, the Parallel Debt European shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt European.

15.20.                                          Parallel Debt.

(a)                                  Each US Loan Party hereby irrevocably and unconditionally undertakes to pay to Agent, acting on its own behalf (voor zich) and not as agent for any Person, amounts equal to the aggregate amount payable (verschuldigd) in respect of its Corresponding Obligations (such payment undertakings by each US Loan Party to Agent, hereinafter referred to as the “Parallel Debt “).

(b)                                 The Parallel Debt will become due and payable (opeisbaar) in the currency or currencies of the Corresponding Obligations as and when one or more of the Corresponding Obligations becomes due and payable. An Event of Default in respect of the Corresponding Obligations shall constitute a default (verzuim) within the meaning of section 3:248 of the Dutch Civil Code with respect to the Parallel Debt without any further notice being required.

(c)                                  Each of the parties to this Agreement hereby acknowledges that: (i) the Parallel Debt constitutes an undertaking, obligation and liability of each Loan Party to Agent which is transferable and separate and independent from, and without prejudice to, the Corresponding Obligations and (ii) the Parallel Debt represents Agent’s own separate and independent claim (eigen en zelfstandige vordering) to receive payment of the Parallel Debt from each Loan Party, it being understood, that the amount which may become payable by each Loan

Party under or pursuant to the Parallel Debt from time to time shall never exceed the aggregate amount which is payable under the relevant Corresponding Obligations from time to time.

(d)                                 For the purpose of this Section 15.20 the Agent acts in its own name and on behalf of itself (albeit for the benefit of the Lender Group and the Bank Product Providers) and not as agent, representative or trustee of any of the Lender Group or the Bank Product Providers, and its claims against the US Loan Parties under this Section 15.20 shall not be held on trust.

(e)                                  To the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Parallel Debt (the “Received Amount”), the Corresponding Obligations shall be reduced by an aggregate amount (the “Deductible Amount”) equal to the Received Amount in the manner as if the Deductible Amount were received as a payment of the Corresponding Obligations. For the avoidance of doubt, to the extent Agent irrevocably (onaantastbaar) receives any amount in payment of the Corresponding Obligations, the Parallel Debt shall be reduced accordingly as if such payment was received as a payment of the Parallel Debt.

15.21.                                          Agent as UK Security Trustee.

(a)                                  In this Agreement, any rights and remedies exercisable by, any documents to be delivered to, or any other indemnities or obligations in favor of Agent shall be, as the case may be, exercisable by, delivered to, or be indemnities or other obligations in favor of Agent (or any other Person acting in such capacity) in its capacity as UK Security Trustee to the extent that the rights, remedies, deliveries, indemnities or other obligations relate to the UK Security Agreements or the security thereby created.  Any obligations of Agent (or any other Person acting in such capacity) in this Agreement shall be obligations of the Agent in its capacity as UK Security Trustee to the extent that the obligations relate to any UK Security Agreement or the security thereby created.  Additionally, in its capacity as UK Security Trustee, the Agent (or any other Person acting in such capacity) shall have (i) all the rights, remedies and benefits in favor of Agent contained in the provisions of the whole of this Section 15; (ii) all the powers of an absolute owner of the security constituted by the UK Security Agreements and (iii) all the rights, remedies and powers granted to it and be subject to all the obligations and duties owed by it under the UK Security Agreements.

(b)                                 Each Lender and Agent hereby appoint UK Security Trustee to act as its trustee under and in relation to the UK Security Agreements and to hold the assets subject to the security thereby created as trustee for Agent and Lenders on the trusts and other terms contained in the UK Security Agreements and Agent and each Lender hereby irrevocably authorize the UK Security Trustee to exercise such rights, remedies, powers and discretions as are specifically delegated to UK Security Trustee by the terms of the UK Security Agreements together with all such rights, remedies, powers and discretions as are reasonably incidental thereto and the Agent accepts that appointment.

(c)                                  Any reference in this Agreement to Liens stated to be in favor of Agent shall be construed so as to include a reference to Liens granted in favor of UK Security Trustee.

(d)                                 The Lenders agree that at any time that the UK Security Trustee shall be a Person other than Agent, such other Person shall have the rights, remedies, benefits and powers granted to the Agent in its capacity as UK Security Trustee in this Agreement.

15.22.                                          German Parallel Debt.

(a)                                  Each European Borrower hereby irrevocably and unconditionally undertakes to pay to the Agent by way of an abstract acknowledgement of debt amounts equal to the aggregate of all present and future amounts owed by such European Borrower from time to time in respect of its Corresponding European Obligations (such payment undertakings by each European Borrower to Agent, hereinafter referred to as the “German Parallel Debt “).

(b)                                 The obligations of the European Borrowers in respect of their Corresponding European Obligations shall remain unaffected and are independent from the German Parallel Debt. The German Parallel Debt may be enforced separately from the claims in respect of the Corresponding European Obligations.

(c)                                  The Agent shall only enforce the Parallel Debt to the extent that the Corresponding European Obligations are due and payable.

(d)                                 For the avoidance of doubt (i) the Agent shall be obliged to credit any amounts received with respect to the German Parallel Debt against the Corresponding European Obligations and (ii) upon the application of such amounts, the parallel obligations of the European Borrowers in respect of the German Parallel Debt shall be reduced to the extent of such amounts. For the avoidance of doubt, the German Parallel Debt shall always be equal to the Corresponding European Obligations of the European Borrowers, so that the European Borrowers are only required to pay the respective amount once.

(e)                                  The German Parallel Debt is owed to the Agent in its own name on behalf of itself and not as agent or representative of any other person or as trustee.

16.                               WITHHOLDING TAXES.

16A.                                               Non European Taxes.  The provisions of Section 16A shall not apply to any Taxes due or otherwise payable under the laws of the United Kingdom that are addressed in Section 16B or any Taxes due or otherwise payable under the laws of the Netherlands addressed in Section 16C or any Taxes due or otherwise payable under the laws of Germany addressed in Section 16D.

16A.1                                         Payments.  All payments made by Borrowers hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense.  In addition, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrowers shall comply with the next sentence of this Section 16A.1.  If any Indemnified Taxes are so levied or imposed, Borrowers agree to pay the full amount of such Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16A.1 after withholding or deduction for or on account of any Indemnified Taxes, shall not be less than the amount provided for herein had such withholding or deduction not occurred; provided, that Borrowers shall not be required to increase any such amounts to the extent that the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction).  Borrowers will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrowers or other evidence of payment reasonably satisfactory to Agent.  Borrowers agree to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies (“Other Taxes”) that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.  The Loan Parties shall jointly and severally indemnify each Indemnified Person (as defined in Section 10.3) (a “Tax Indemnitee”) for the full amount of Indemnifiable Taxes or Other Taxes arising in connection with this Agreement or any other Loan Document (including, without limitation, any Indemnifiable Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under Section 16A) paid by such Tax Indemnitee and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification, as and when they are incurred and irrespective of whether suit is brought, whether or not such Indemnifiable Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority (other than Indemnifiable Taxes or Other Taxes resulting from gross negligence or willful misconduct of such Tax Indemnitee as finally determined by a court of competent jurisdiction).  This Section 16A.1 shall survive the termination of this Agreement and the repayment of the loans.

16A.2                                         Exemptions.

(a)                                  If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i)                                     if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of a Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to a Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN or Form W-8IMY (with proper attachments);

(ii)                                  if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN;

(iii)                               if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv)                              if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v)                                 a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b)                                 Each Lender or Participant shall provide new forms (or successor forms) upon (i) the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only), (ii) of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) upon the reasonable request of the Agent (as applicable) or the Borrowers.

(c)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender fails to comply with the applicable reporting requirements of FATCA (contained in Section 1471(b) or 1472(b) of the IRC), such Lender shall deliver promptly to the US Borrower and Agent documentation reasonably requested by the Borrowers or Agent (as applicable) sufficient for the Borrowers or Agent (as applicable) to comply with its obligations under FATCA and to determine that such Lender has complied with such applicable reporting requirements.  No Borrower shall be required to pay additional amounts to any Lender pursuant to this Section 16A to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of such Lender to comply with this paragraph or Section 16A.2(d).

(d)                                 If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, the United Kingdom, Germany or the Netherlands, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16A.2(d) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns).  Each Lender and each Participant shall provide new forms (or successor forms) upon (i) the expiration or obsolescence of any previously delivered forms and to promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only), (ii) of any change in circumstances which would modify or render invalid any claimed exemption or reduction and (iii) upon the reasonable request of the Agent (as applicable) or the Borrowers.

(e)                                  If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of a Borrower to such Lender or Participant, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of a Borrower to such Lender or Participant.  To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16A.2(a) or 16A.2(c) as no longer valid.  With respect to such percentage amount, such Participant or Assignee shall provide new documentation, pursuant to Section 16A.2(a) or 16A.2(c), if applicable.  Each Borrower agrees that each Participant shall be entitled to the benefits of this Section 16A with respect to its participation in any portion of the Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16A with respect thereto and complies with all requirements of a Lender in this Section 16A.

16A.3                                         Reductions.

(a)                                  If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by Section 16A.2(a) or 16A.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b)                                 If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16A, together with all costs and expenses (including attorneys’ fees and expenses).  The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16A.4                                         Refunds.  If Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes to which any Borrower has paid additional amounts or indemnified pursuant to this Section 16A, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 16A with respect to Indemnified Taxes or Other Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrowers, upon the request of Agent or such Lender, agree to repay the amount paid over to any Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority.  Notwithstanding anything in this Agreement to the contrary, this Section 16A shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to any Borrower or any other Person.

16B.                                                 United Kingdom Tax Matters.

16B.1                                           UK Taxes.  The provisions of this Section 16B shall only apply in respect of any UK Borrower or any other Borrower to whom the provisions of Section 874 ITA would apply (ignoring any exceptions) on the payment of any amount of interest (a “Relevant Borrower”) to any Lender.

16B.2                                           Tax Gross-Up.

(a)                                  Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.

(b)                                 A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly.  Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender.  If Agent receives such notification from a Lender it shall notify the Relevant Borrower.

(c)                                  If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 A payment shall not be increased under clause (c) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(i)                                     the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)                                  the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(A)                              an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

(B)                                the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(iii)                               the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(A)                              the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and

(B)                                the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(iv)                              the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (g) below.

(e)                                  If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                    Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                 A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(h)                                 Nothing in Section 16B.2(g) above shall require a Treaty Lender to:

(i)                                     register under the HMRC DT Treaty Passport scheme;

(ii)                                  apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(iii)                               file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with Section 16B.2(k) or Section 16B.6(a) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under Section 16B.2(l) or Section 16B.6(b) (HMRC DT Treaty Passport scheme confirmation).

(i)                                     A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the UK Borrower by entering into this Agreement.

(j)                                     A UK Non-Bank Lender shall promptly notify the Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.

(k)                                  A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) by notifying the US Borrower of its scheme reference number and its jurisdiction of tax residence.

(l)                                     Where a Lender notifies the US Borrower as described in Section 16B.2(k) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(m)                               If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with Section 16B.2(k) above or Section 16B.6(a) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that lender’s advance or its participation in any advance.

16B.3                                           Tax indemnity.

(a)                                  The Relevant Borrower shall (within three Business Days of demand by the Agent) pay to the Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Loan Document.

(b)                                 Clause 16B.3(a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Lender:

(A)                              under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(B)                               under the law of the jurisdiction in which that Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)                                  to the extent a loss, liability or cost:

(A)                               is compensated for by an increased payment under clause 16B.2 (Tax gross-up); or

(B)                               would have been compensated for by an increased payment under clause 16B.2  (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 16B.2(d)  (Tax gross-up) applied.

(c)                                  A Lender making, or intending to make a claim under clause 16B.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Relevant Borrower.

(d)                                 A Lender shall, on receiving a payment from a Relevant Borrower under clause 16B.3, notify the Agent.

16B.4                                       Tax Credit.  If a Relevant Borrower makes a Tax Payment and the relevant Lender reasonably determines that (1) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and that (2) Lender has obtained, utilized and retained that Tax Credit, the Lender shall pay an amount to the Relevant Borrower which that Lender reasonably determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.  Each Lender shall promptly notify the Relevant Borrower of any Tax Credit that may give rise to a payment under this Section 16B.4.

16B.5                                       Lender Status Confirmation.  Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance Agreement which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(a)                                 not a Qualifying Lender;

(b)                                 a Qualifying Lender (other than a Treaty Lender); or

(c)                                  a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 16B.5, then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower).  For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 16B.

16B.6                                       HMRC DT Treaty Passport Scheme Confirmation.

(a)                                 A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(b)                                 Where an Assignment and Acceptance includes the indication described in Section16B.6(a) above in the relevant Assignment and Acceptance each Relevant Borrower which is a Party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

16B.7                                       Stamp Taxes.  The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

16B.8                                       Value Added Tax.

(a)                                 All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(b)                                 If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)                                  Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 Any reference in this Section 16B.8 to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

16B.9                                       Determination.  Except as otherwise expressly provided in Section 16B, a reference to “determines” or “determined” in connection with tax provisions contained in Section 16B means a determination made in the absolute discretion of the person making the determination.

16C.                                              Netherlands Tax Matters.

16C.1                                       Tax Gross-Up.

(a)                                 Each Dutch Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)                                 A Dutch Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly.  Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the relevant Dutch Borrower.

(c)                                  If a Tax Deduction is required by law to be made by a Dutch Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 A payment shall not be increased under clause (c) above if on the date on which the payment in respect of which the Tax Deduction is required falls due:

(i)                                     the payment could have been made to a Lender without a Tax Deduction if it was, or had not ceased to be a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender, other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)                                  the relevant Lender is a Qualifying Lender and the Dutch Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                                  If a Dutch Borrower is required to make a Tax Deduction, that Dutch Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                   Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Dutch Borrower making that Tax Deduction shall deliver to the Agent for the benefit of the Lender evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                  A Qualifying Lender and the Dutch Borrowers must co-operate by using reasonable endeavours in completing any procedural formalities necessary for the Dutch Borrowers to obtain authorization to make that payment without a Tax Deduction.

16C.2                                       Tax indemnity.  The Loan Parties shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document. This Section 16C.2 shall not apply with respect to any Excluded Taxes or Taxes for which an additional payment has already been made under Sections 16A.1, 16B.2 or 16C.1. A Lender making, or intending to make, a claim under this Section 16C.2 shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Dutch Borrower. This Section 16C.2 shall survive the termination of this Agreement and the repayment of the loans.

16C.3                                       Tax Credit.  If a Dutch Borrower makes a Tax Payment and the relevant Lender determines that a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment; and that Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the Dutch Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been if had the Tax Payment not been required to be made by the Borrower.  Each Lender shall promptly notify the Dutch Borrower of any Tax Credit that may give rise to a payment under this Section 16C.3.

16C.4                                       Lender Status Confirmation.  Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of the Agent and without liability to any Dutch Borrower, which of the following categories it falls within:

(a)                                 not a Qualifying Lender;

(b)                                 a Qualifying Lender (other than a Treaty Lender); or

(c)                                  a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 16C.4, then such New Lender or Lender (as appropriate) shall be treated for the purposes of this Agreement (including by each Dutch Borrower) as if it is not a Qualifying Lender until such time as it notifies the Agent which category of Qualifying Lender applies (and the Agent, upon receipt of such notification, shall inform the relevant Dutch Borrower). For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 16C.4.

16C.5                                       Stamp Taxes.  The relevant Dutch Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

16C.6                                       Value Added Tax.

(a)                                 All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document and provided that the supply is not subject to the reverse charge mechanism, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (subject to such Lender promptly providing an appropriate VAT invoice to such party).

(b)                                 If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT, unless the supply is subject to the reverse charge mechanism.  The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)                                  Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 Any reference in this Section 16C.6 to any party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994 or its equivalent in the Dutch VAT Act 1968).

16C.7                                       Determination.  Except as otherwise expressly provided in this Section 16C, a reference to “determines” or “determined” in connection with tax provisions contained in Section 16C means a determination made in the absolute discretion of the person making the determination.

16D.                                              German Tax Provisions.

(a)                                 Each German Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction, unless a Tax Deduction is required by law or administrative notice.

(b)                                 A German Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender.  If the Agent receives such notification from a Lender it shall notify the relevant German Borrower.

(c)                                  If a Tax Deduction is required by law to be made by a German Borrower, the amount of the payment due from that Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)                                 A payment shall not be increased under clause (c) above if on the date on which the payment in respect of which the Tax Deduction is required falls due:

(i)                                     the payment could have been made to a Lender without a Tax Deduction if it was, or had not ceased to be a Qualifying Lender, but on that date that Lender is not, or has ceased to be, a Qualifying Lender, other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(ii)                                  the relevant Lender is a Qualifying Lender and the German Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)                                  If a German Borrower is required to make a Tax Deduction, that German Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)                                   Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the German Borrower making that Tax Deduction shall deliver to the Agent for the benefit of the Lender evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)                                  A Qualifying Lender and the German Borrowers must co-operate by using reasonable endeavours in completing any procedural formalities necessary for the German Borrowers to obtain authorization to make that payment without a Tax Deduction.

16D.2                                       Tax Indemnity.

(a)                                 The German Borrower shall (within three Business Days of demand by the Agent) pay to the Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Lender in respect of a Loan Document.

(b)                                 Clause 16D.2(a) above shall not apply:

(i)                                     with respect to any Tax assessed on a Lender:

(A)                               under the law of the jurisdiction in which that Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Lender is treated as resident for tax purposes; or

(B)                               under the law of the jurisdiction in which that Lender’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Lender; or

(ii)                                  to the extent a loss, liability or cost:

(A)                               is compensated for by an increased payment under clause 16D.1 (Tax gross-up); or

(B)                               would have been compensated for by an increased payment under clause 16D.1 (Tax gross-up) but was not so compensated solely because one of the exclusions in clause 16D.1(d)  (Tax gross-up) applied.

(c)                                  A Lender making, or intending to make a claim under clause 16D.2(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the German Borrower.

(d)                                 A Lender shall, on receiving a payment from a German Borrower under clause 16D.2, notify the Agent.

16D.3                                       Tax Credit.  If a German Borrower makes a Tax Payment and the relevant Lender determines that a Tax Credit is attributable either to (1) an increased payment of which that Tax Payment forms part or (2) to that Tax Payment; and that Lender has obtained, utilised and retained that Tax Credit, the Lender shall pay an amount to the German Borrower which that Lender determines will leave it (after that payment) in the same after-Tax position as it would have been if had the Tax Payment not been required to be made by the Borrower.

16D.4                                       Stamp Taxes. The relevant German Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document.

16D.5                                       Value Added Tax.

(a)                                 All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to subsection (b) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document and provided that the supply is not subject to the reverse charge mechanism, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (subject to such Lender promptly providing an appropriate VAT invoice to such party).

(b)                                 If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Recipient”) under a Loan Document, and any party other than the Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT, unless the supply is subject to the reverse charge mechanism. The Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Recipient from the relevant tax authority which the Recipient reasonably determines is in respect of such VAT.

(c)                                  Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

(d)                                 Any reference in this Section 16D.5 to any party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994 or its equivalent in section 2 subsection 2 of the German VAT Act 2005).

16D.6                                       Determination.  Except as otherwise expressly provided in this Section 16D, a reference to “determines” or “determined” in connection with tax provisions contained in Section 16D means a determination made in the absolute discretion of the person making the determination.

17.                               GENERAL PROVISIONS.

17.1.                                             Effectiveness.  This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2.                                                Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3.                                                Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or any Borrower, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4.                                                Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5.                                                Bank Product Providers.  Each Bank Product Provider shall be deemed a third party beneficiary hereof and of the provisions of the other Loan Documents for purposes of any reference in a Loan Document to the parties for whom Agent is acting.  Agent hereby agrees to act as agent for such Bank Product Providers and, by virtue of entering into a Bank Product Agreement, the applicable Bank Product Provider shall be automatically deemed to have appointed Agent as its agent and to have accepted the benefits of the Loan Documents; it being understood and agreed that the rights and benefits of each Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s being a beneficiary of the Liens and security interests (and, if applicable, guarantees) granted to Agent and the right to share in payments and collections out of the Collateral as more fully set forth herein. In addition, each Bank Product Provider, by virtue of entering into a Bank Product Agreement, shall be automatically deemed to have agreed that Agent shall have the right, but shall have no obligation, to establish, maintain, relax, or release reserves in respect of the Bank Product Obligations and that if reserves are established in accordance with the terms and provisions of this Agreement there is no obligation on the part of Agent to determine or insure whether the amount of any such reserve is appropriate or not.  In connection with any such distribution of payments or proceeds of Collateral, Agent shall be entitled to assume no amounts are due or owing to any Bank Product Provider unless such Bank Product Provider has provided a written certification (setting forth a reasonably detailed calculation) to Agent as to the amounts that are due and owing to it and such written certification is received by Agent a reasonable period of time prior to the making of such distribution.  Agent shall have no obligation to calculate the amount due and payable with respect to any Bank Products, but may rely upon the written certification of the amount due and payable from the applicable Bank Product Provider.  In the absence of an updated certification, Agent shall be entitled to assume that the amount due and payable to the applicable Bank Product Provider is the amount last certified to Agent by such Bank Product Provider as being due and payable (less any distributions made to such Bank Product Provider on account thereof).  Borrowers may obtain Bank Products from any Bank Product Provider, although no Borrower is required to do so.  Borrowers acknowledge and agree that no Bank Product Provider has committed to provide any Bank Products and that the providing of Bank Products by any Bank Product Provider is in the sole and absolute discretion of such Bank Product Provider.  Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no provider or holder of any Bank Product shall have any voting or approval rights hereunder (or be deemed a Lender) solely by virtue of its status as the provider or holder of such agreements or products or the Obligations owing thereunder, nor shall the consent of any such provider or holder be required (other than in their capacities as Lenders, to the extent applicable) for any matter hereunder or under any of the other Loan Documents, including as to any matter relating to the Collateral or the release of Collateral or Guarantors.

17.6.                                                Debtor-Creditor Relationship.  The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor.  No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7.                                                Counterparts; Electronic Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.  The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8.                                                Revival and Reinstatement of Obligations; Certain Waivers.  If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be asserted, or declared, to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (each, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the advice of counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys’ fees of the Lender Group related thereto, the liability of such Borrower or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

17.9.                                                Confidentiality.

(a)                                  Agent, UK Security Trustee and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information received from US Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent, UK Security Trustee and the Lenders in a confidential manner, and shall not be disclosed by Agent, UK Security Trustee and the Lenders to Persons who are not parties to this Agreement, except:  (i) to attorneys’ for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide US Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to US Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by US Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide US Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to US Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent, UK Security Trustee or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement to an Eligible Transferee, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information hereunder in accordance with the terms of this Section, (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, UK Security Trustee, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than any Borrower, Agent, UK Security Trustee, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide US Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b)                                 Anything in this Agreement to the contrary notwithstanding, Agent may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials and may otherwise use the name, logos, and other insignia of any Borrower or the other Loan Parties and the Commitments provided hereunder in any “tombstone” or other advertisements, on its website or in other marketing materials of the Agent.

(c)                                  The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws.  All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term).  Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10.                                          Survival.  All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent, Issuing Lender, or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated.

17.11.                                          Patriot Act.  Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrowers that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrowers in accordance with the Patriot Act.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrowers agree to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of US Borrower.

17.12.                                          UK “Know your customer” checks.

(a)                                  If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Loan Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Loan Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)                                 Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.

17.13.                                          Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.  The foregoing to the contrary notwithstanding, all Bank Product Agreements, if any, are independent agreements governed by the written provisions of such Bank Product Agreements, which will remain in full force and effect, unaffected by any repayment, prepayments, acceleration, reduction, increase, or change in the terms of any credit extended hereunder, except as otherwise expressly provided in such Bank Product Agreement.

17.14.                                          Administrative Borrowers.

(a)                                  Each UK-Dutch Borrower hereby irrevocably appoints CIBER International B.V. as the borrowing agent and attorney-in-fact for all UK-Dutch Borrowers (the “UK-Dutch Administrative Borrower”) for the purposes of each Loan Document, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each UK-Dutch Borrower that such appointment has been revoked and that another UK-Dutch Borrower has been appointed UK-Dutch Administrative Borrower.  Each UK-Dutch Borrower hereby irrevocably appoints and authorizes the UK-Dutch Administrative Borrower (a) to provide Agent with all notices with respect to UK-Dutch Revolving Loans and UK-Dutch Letters of Credit obtained for the benefit of any such UK-Dutch Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the UK-Dutch Administrative Borrower deems appropriate on its behalf to obtain UK-Dutch Revolving Loans and UK-Dutch Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  UK-Dutch Borrowers agree that any notice to be given by Agent or any other member of the Lender Group under the Loan Documents to any Loan Party may be given to UK-Dutch Administrative Borrower.  It is understood that the handling of the UK-Dutch Loan Account and UK-Dutch Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to UK-Dutch Borrowers in order to utilize the collective borrowing powers of UK-Dutch Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any UK-Dutch Borrower as a result hereof.  Each UK-Dutch Borrower expects to derive benefit, directly or indirectly, from the handling of the UK-Dutch Loan Account and the UK-Dutch Collateral in a combined fashion since the successful operation of each UK-Dutch Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each UK-Dutch Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any UK-Dutch Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the UK-Dutch Loan Account and UK-Dutch Collateral of UK-Dutch Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the UK-Dutch Administrative Borrower, except that UK-Dutch Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

(b)                                 Each German Borrower other than CIBER AG (under exemption from any restrictions (including, without limitation, those imposed under Section 181 of the German Civil Code (Bürgerliches Gesetzbuch)) in relation to acting on its own behalf and on behalf of another party as well as  in relation to acting for two or more other parties, as may be imposed by any applicable local laws of any relevant jurisdictions) and CIBER AG (under exemption from the restriction of Section 181 second alternative of the German Civil Code (Bürgerliches Gesetzbuch) in relation to acting for two or more other parties) hereby irrevocably appoint CIBER Holding GmbH as the borrowing agent and attorney-in-fact for all German Borrowers (the “German Administrative Borrower”) for the purposes of each Loan Document, which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each German Borrower that such appointment has been revoked and that another German Borrower has been appointed German Administrative Borrower.  Each German Borrower other than CIBER AG(under exemption from any restrictions (including, without limitation, those imposed under Section 181 of the German Civil Code (Bürgerliches Gesetzbuch)) in relation to acting on its own behalf and on behalf of another party as well as  in relation to acting for two or more other parties, as may be imposed by any applicable local laws of any relevant jurisdictions) and CIBER AG (under exemption from the restriction of Section 181 second alternative of the German Civil Code (Bürgerliches Gesetzbuch) in relation to acting for two or more other parties) hereby irrevocably appoint and authorize the German Administrative Borrower (a) to provide Agent with all notices with respect to German Revolving Loans and German Letters of Credit obtained for the benefit of any such German Borrower and all other notices and instructions under this Agreement, and (b) to take such action as the German Administrative Borrower deems appropriate on its behalf to obtain German Revolving Loans and German Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  German Borrowers agree that any notice to be given by Agent or any other member of the Lender Group under the Loan Documents to any Loan Party may be given to German Administrative Borrower.  It is understood that the handling of the German Loan Account and German Collateral in a

combined fashion, as more fully set forth herein, is done solely as an accommodation to German Borrowers in order to utilize the collective borrowing powers of German Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any German Borrower as a result hereof.  Each German Borrower expects to derive benefit, directly or indirectly, from the handling of the German Loan Account and the German Collateral in a combined fashion since the successful operation of each German Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each German Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any German Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the German Loan Account and German Collateral of German Borrowers as herein provided, or (b) the Lender Group’s relying on any instructions of the German Administrative Borrower, except that German Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 17.13 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

17.15.                                          Judgment Currency.  If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given.  The obligation of each Borrower in respect of any such sum due from it to Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency.  If the amount of the Agreement Currency so purchased is less than the sum originally due to Agent or any Lender from any Borrower in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Lender, as the case may be, against such loss.  If the amount of the Agreement Currency so purchased is greater than the sum originally due to Agent or any Lender in such currency, Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Borrower (or to any other Person who may be entitled thereto under applicable law).

17.16.                                          Representation Dutch Loan Party.  If any Loan Party organized under the laws of the Netherlands, is represented by an attorney in connection with the signing and/or execution of this Agreement and other Loan Documents (including by way of accession to this Agreement or any other agreement, deed or document referred to in or made pursuant to this Agreement and the other Loan Documents), it is hereby expressly acknowledged and accepted by the other parties to this Agreement that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his or her authority shall be governed by the laws of the Netherlands.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

US BORROWER:	CIBER, INC., a Delaware corporation

	By:	/s/ Claude J. Pumilia
	Name:	Claude J. Pumilia
	Title:	Executive Vice President and Chief Financial Officer

UK BORROWERS:	CIBER UK LTD., a limited company incorporated in England and Wales

	By:	/s/ Paul Williams
	Name:	Paul Williams
	Title:	Director

CIBER EUROPE LIMITED, a limited company incorporated in England and Wales

	By:	/s/ Paul Williams
	Name:	Paul Williams
	Title:	Director

DUTCH BORROWERS:	CIBER INTERNATIONAL B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

	By:	/s/ Peter Subnel
	Name:	Peter Subnel
	Title:	Attorney

	By:	/s/ Tom van den Berg
	Name:	Tom van den Berg
	Title:	Attorney

Signature Page to Credit Agreement

CIBER NEDERLAND B.V., a besloten vennootschap met beperkte aansprakelijkheid organized under the laws of the Netherlands

	By:	/s/ Peter Subnel
	Name:	Peter Subnel
	Title:	Attorney

GERMAN BORROWERS:	CIBER HOLDING GMBH

	By:	/s/ Tom van den Berg
	Name:	Tom van den Berg
	Title:	Director

TOPCONTRACTS GMBH

	By:	/s/ J. Dietmann
	Name:	J. Dietmann
	Title:	G.F.

CIBER AG

	By:	/s/ J. Dietmann
	Name:	J. Dietmann
	Title:	Vorstand

CIBER MANAGED SERVICES GMBH

	By:	/s/ J. Dietmann
	Name:	J. Dietmann
	Title:	G.F.

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., a national banking association, as Agent, as Lead Arranger, as Sole Book Runner, as UK Security Trustee, as a US Lender, as a UK-Dutch Lender and as a German Lender

	By:	/s/ Peter Possemato
	Name:	Peter Possemato
Its Authorized Signatory

For purposes of Section 15.19 (Parallel Debt European)

CIBER INTERNATIONAL HOLDINGS, C.V.,
a commanditaire vennootschap organized under the laws of the Netherlands

	By:	CIBER International LLC, as general partner

		By:	CIBER, Inc., as sole member

			By:	/s/ Claude J. Pumilia
			Name:	Claude J. Pumilia
			Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

Schedule C-1

Commitments

Lender	US Revolver Commitment	UK-Dutch Revolver Commitments	German Revolver Commitments	Term Loan	Total Commitment
Wells Fargo Bank, National Association	$60,000,000	$0.00	$0.00	$7,500,000	$67,500,000
Wells Fargo Bank, National Association (London Branch)	$0.00	$20,000,000	$10,000,000	$0.00	$30,000,000
All Lenders	$60,000,000	$20,000,000	$10,000,000	$7,500,000	$67,500,000

Schedule C-1-1

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Account” means an account (as that term is defined in the Code).

“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by US Borrower or any of its Subsidiaries in a Permitted Acquisition; provided, that such Indebtedness (a) is either purchase money Indebtedness or a Capital Lease with respect to Equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.

“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person.

“Additional Documents” has the meaning specified therefor in Section 5.12 of the Agreement.

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, that, for purposes of the definition of US Eligible Accounts, UK-Dutch Eligible Accounts, German Eligible Accounts and Section 6.10 of the Agreement:  (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate

Schedule 1.1 - 1

of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys’, and agents.

“Agent’s Applicable Account” means the Agent’s US Account and/or the Agent’s European Account (Euro) and/or the Agent’s European Account (Sterling) as the context requires.

“Agent’s European Account (Euro)” means the Deposit Account of Agent identified on Schedule A-1 as the Agent’s European Account (Euro) (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to the applicable Borrowers and Lenders).

“Agent’s European Account (Sterling)” means the Deposit Account of Agent identified on Schedule A-1 as the Agent’s European Account (Sterling) (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to the applicable Borrowers and Lenders).

“Agent’s European Accounts” means the Agent’s European Account (Euro) and/or the Agent’s European Account (Sterling) as the context requires.

“Agent’s US Account” means the Deposit Account of Agent identified on Schedule A-1 as Agent’s US Account (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to US Borrower and the Lenders).

“Agent’s Liens” means the Liens granted by US Borrower or its Subsidiaries to Agent under the Loan Documents and securing all or a portion of the Obligations.

“Aggregate German Borrowing Base” means, as of any date of determination, the sum of all German Borrowing Bases.

“Aggregate German Letter of Credit Usage” means, as of any date of determination, the sum of German Letter of Credit Usage of all German Borrowers.

“Aggregate German Revolver Usage” means, as of any date of determination, the sum of German Revolver Usage of all German Borrowers.

“Aggregate German US Availability Usage” means, as of any date of determination, the sum of German US Availability Usage of all German Borrowers.

“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.

Schedule 1.1 - 2

“Applicable Currency” means (i) Dollars, with respect to Obligations denominated in Dollars (ii) Sterling, with respect to Obligations denominated in Sterling, and (iii) Euros, with respect to Obligations denominated in Euros.

“Applicable Designee” means any office, branch or Affiliate of a UK-Dutch Lender designated thereby from time to time with the consent of Agent (which such consent shall not be unreasonably withheld) to fund any UK-Dutch Revolving Loans.  As of the Closing Date, the Applicable Designees of each UK-Dutch Lender are set forth on Schedule C-1 (which schedule may be updated from time to time upon written notice by any UK-Dutch Lender to Agent).  For all purposes of this Agreement, any designation of an Applicable Designee by a UK-Dutch Lender shall not affect such UK-Dutch Lender’s rights and obligations with respect to its Commitment and the Loan Parties, the other UK-Dutch Lenders and Agent shall continue to deal solely and directly with such UK-Dutch Lender in connection with such UK-Dutch Lender’s rights and obligations under this Agreement and the other Loan Documents, except as otherwise expressly provided in this Agreement.

“Applicable Margin” means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Average Excess Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Closing Date through and including June 30, 2012, the Applicable Margin shall be set at the margin in the row styled “Level II”:

Level	Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the “Base Rate Margin”)	Applicable Margin Relative to LIBOR Rate Loans (the “LIBOR Rate Margin”)
I	< 33% of the aggregate amount of the Commitments	1.75 percentage points	2.75 percentage points
II	< 66% of the aggregate amount of the Commitments > 33% of the aggregate amount of the Commitments	1.50 percentage points	2.50 percentage points
III	> 66% of the aggregate amount of the Commitments	1.25 percentage points	2.25 percentage points

For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal quarter based upon the Borrowing Base Certificate delivered pursuant to Section 5.2 and (b) each change in the Applicable Margin resulting from a change in the Average Excess Availability shall be effective during the period commencing on and including the date of

Schedule 1.1 - 3

delivery to the Agent of such Borrowing Base Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that Average Excess Availability shall be deemed to be in Category I at the option of the Agent or at the request of the Required Lenders if the Borrowers fail to deliver the Borrowing Base Certificate required to be delivered by it pursuant to Section 5.2, during the period from the expiration of the time for delivery thereof until such Borrowing Base Certificate is delivered.  In the event any Borrower or Agent determines in good faith that the calculation of Average Excess Availability on which the applicable interest rate or fee for any particular period was determined is inaccurate, and as a consequence thereof, the applicable rate or fee was lower than it would have been, (i) US Borrower shall immediately deliver to Agent a correct Borrowing Base Certificate for such period (and if such Borrowing Base Certificate is not accurately restated and delivered within ten (10) Business Days after the first discovery of such inaccuracy or upon notice by Agent of such determination, then the highest pricing level set forth above shall apply retroactively for such period notwithstanding any subsequent restatement thereof after such ten (10) Business Day period), (ii)  Agent shall notify US Borrower of the amount of interest or fees that would have been due in respect of any outstanding Obligations during such period had the applicable rate been calculated based on the correct Average Excess Availability calculation (or the highest pricing level set forth above if a correct Borrowing Base Certificate was not delivered within the ten (10) Business Day period) and (iii) Borrowers shall promptly pay to Agent, for the benefit of the applicable Lenders, the difference between the amount that would have been due and the amount actually paid in respect of such period.

“Application Event” means the occurrence of (a) a failure by any Borrower to repay all of the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from US Borrower and/or UK-Dutch Administrative Borrower and/or German Administrative Borrower, as applicable, to Agent.

“Availability” means, as of any date of determination, the sum of (a) US Availability at such time plus (b) UK-Dutch Availability (excluding UK-Dutch US Availability) at such time plus (c) German Availability (excluding German US Availability) at such time.

“Available Equity Proceeds” any means the cumulative net cash proceeds of any issuances of Qualified Equity Interests after the Closing Date, as such amount may be reduced to reflect application pursuant to Sections 6.7(f), clause (j)(ii) of the definition of Permitted Acquisition or clause (r) of the definition of Permitted Investments.

Schedule 1.1 - 4

“Available Increase Amount” means, as of any date of determination, an amount equal to $15,000,000.

“Average Excess Availability” means, with respect to any period, (a) the sum of the aggregate amount of Excess Availability for each Business Day in such period (calculated as of the end of each respective Business Day) divided by (b) the number of Business Days in such period.

“Bank Product Agreement” means the US Bank Product Agreement and/or the European Bank Product Agreement as the context requires.

“Bank Product Collateralization” means, with respect to the US Bank Product Obligations or the European Bank Product Obligations, as applicable, providing cash collateral (pursuant to documentation reasonably satisfactory to Agent) in the Applicable Currency to be held by Agent for the benefit of the Bank Product Providers (other than the Hedge Providers) in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure with respect to the then existing Bank Product Obligations (other than Hedge Obligations).

“Bank Product Obligations” means the US Bank Product Obligations and/or the European Bank Product Obligations as the context requires.

“Bank Product Provider” means any Lender or any of its Affiliates, including each of the foregoing in its capacity, if applicable, as a Hedge Provider; provided, that no such Person shall constitute a Bank Product Provider with respect to a Bank Product unless and until (x) in the case of Wells Fargo or its Affiliates, Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product prior to the date that is 10 days (or such later date as may be permitted by Agent) after the provision of such Bank Product to US Borrower or its Subsidiaries, or (y) in the case of any other Person, Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Bank Product within 10 days after the provision of such Bank Product to US Borrower or its Subsidiaries; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, the obligations with respect to Bank Products provided by such former Lender or any of its Affiliates shall constitute Former Lender Bank Product Obligations.

“Bank Product Provider Agreement” means (a) in the case of a Bank Product Provider other than Wells Fargo or one of its Affiliates, an agreement in substantially the form attached hereto as Exhibit B-2 to the Agreement, or otherwise in form and substance reasonably satisfactory to Agent, duly executed by the applicable Bank Product Provider, US Borrower, and Agent, and (b) in the case of Wells Fargo or one of its Affiliates, an agreement between such Bank Product Provider and Agent in form and substance satisfactory to Agent.

“Bank Product Reserves” means, the US Bank Product Reserves and/or the European Bank Product Reserves as the context requires.

“Bank Products” means US Bank Products and/or European Bank Products as the context requires.

Schedule 1.1 - 5

“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.

“Base Rate” means the greatest of (a) the Federal Funds Rate plus ½%, (b) the LIBOR Rate (which rate shall be calculated based upon an Interest Period of 1 month and shall be determined on a daily basis), plus 1 percentage point, and (c) the rate of interest announced, from time to time, within Agent at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Agent’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Agent may designate.

“Base Rate Loan” means each portion of the Revolving Loans that bears interest at a rate determined by reference to the Base Rate.  All Base Rate Loans shall be denominated in Dollars.

“Base Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA subject to Title IV of ERISA or Section 412 of the IRC) for which US Borrower or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a US Borrowing and/or a European Borrowing as the context requires.

“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1 or such other form reasonably acceptable to Agent.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of California, except that, if a determination of a Business Day shall relate to (a) a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market, (b) any European Revolving Loans denominated in an Applicable Currency, the term “Business Day” shall also exclude any date that is not a TARGET Day,

Schedule 1.1 - 6

(c) with respect to transactions to be conducted in United Kingdom, the term “Business Day” shall exclude any day on which banks in London, England are closed for the purposes of making wire transfers or any other electronic transfer of funds, and (d) with respect to transactions to be conducted in the Netherlands, the term “Business Day” shall exclude any day on which banks in the Amsterdam are closed for the purposes of making wire transfers or any other electronic transfer of funds.

“Capital Expenditures” means, with respect to any Person for any period, the amount of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, but excluding, without duplication (a) with respect to the purchase price of assets that are purchased substantially contemporaneously with the trade-in of existing assets during such period, the amount that the gross amount of such purchase price is reduced by the credit granted by the seller of such assets for the assets being traded in at such time, (b) expenditures made during such period to consummate one or more Permitted Acquisitions, (c) capitalized software development costs to the extent such costs are deducted from net earnings under the definition of EBITDA for such period, (d) expenditures during such period that, pursuant to a written agreement, are reimbursed by a third Person (excluding US Borrower or any of its Affiliates) and (e) expenditures made to replace assets subject to any casualty or condemnation event with the proceeds of insurance or condemnation proceeds.

“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.

“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Cash Dominion Period” means a period (a) commencing on a Cash Dominion Trigger Date and (b) ending on the first day after such Cash Dominion Trigger Date that (i) no Event of Default has occurred and is continuing and (ii) Excess Availability has equaled or exceeded the greater of (a) $18,000,000 or (b) an amount equal to 30% of the aggregate amount of the Commitments for 30 consecutive days.

“Cash Dominion Trigger Date” means any date on which (a) an Event of Default has occurred and is continuing, (b) Borrowers fail to maintain Excess Availability of at least the greater of (i) $18,000,000 or (ii) an amount equal to 30% of the aggregate amount of the Commitments for 5 consecutive days or (c) Borrowers fail to maintain Excess Availability of at least the greater of (i) $15,000,000 or (ii) an amount equal to 25% of the aggregate amount of the Commitments at any time.

“Cash Equivalents” means (a) US Cash Equivalents; and (b) European Cash Equivalents.

“Cash Management Services” means any cash management or related services including treasury, depository, return items, overdraft, controlled disbursement, merchant store value cards, e-payables services, electronic funds transfer, interstate depository network, automatic clearing house transfer (including the Automated Clearing House processing of

Schedule 1.1 - 7

electronic funds transfers through the direct Federal Reserve Fedline system) and other customary cash management arrangements.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC) of which any Loan Party is a United States shareholder within the meaning of Section 951(b) of the IRC.

“Change of Control” means that:

(a)           any Person or two or more Persons acting in concert, shall have acquired beneficial ownership, directly or indirectly, of Equity Interests of US Borrower (or other securities convertible into such Equity Interests) representing 30% or more of the combined voting power of all Equity Interests of US Borrower entitled (without regard to the occurrence of any contingency) to vote for the election of members of the Board of Directors of US Borrower;

(b)           any Person or two or more Persons acting in concert, shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of US Borrower or control over the Equity Interests of such Person entitled to vote for members of the Board of Directors of US Borrower on a fully-diluted basis (and taking into account all such Equity Interests that such Person or group has the right to acquire pursuant to any option right) representing 30% or more of the combined voting power of such Equity Interests;

(c)           during any period of 24 consecutive months commencing on or after the Closing Date, the occurrence of a change in the composition of the Board of Directors of US Borrower such that a majority of the members of such Board of Directors are not Continuing Directors; or

(d)           Except as permitted pursuant to Sections 6.3 and 6.4, US Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Loan Party except for the Loan Parties set forth on Schedule C-2.

“CIBER Joint Ventures” means any of CIBER Managed Services, CIBER-CMC Joint Venture Corp., a Vietnam corporation, or CIBER Pty Ltd., an Australian limited company.

“Citi Factoring Agreement” means that certain Account Receivable Purchase Agreement by and between CIBER Nederland and Citibank Europe plc in effect as of the Closing Date, or as otherwise amended, modified or changed as permitted by Section 6.6.

“Closing Date” means the date of the making of the initial Revolving Loan (or other extension of credit) under the Agreement.

“Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction; provided that, unless specified otherwise or the context otherwise requires, such term shall refer to New York Uniform Commercial Code, as in effect from time to time.

Schedule 1.1 - 8

“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by US Borrower or its Subsidiaries in or upon which a Lien is granted by such Person in favor of Agent or the Lenders under any of the Loan Documents.

“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in US Borrower’s or its Subsidiaries’ books and records, Equipment, or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, rental proceeds, and tax refunds but excluding so long as no Cash Dominion Period is in effect, intercompany payments from US Borrower or any of its Subsidiaries to any Loan Party).

“Commitment” means, with respect to each Lender, its US Revolver Commitment and/or its UK-Dutch Commitment as the context requires and/or German Revolver Commitment, and, with respect to all Lenders, their US Revolver Commitments and/or their UK-Dutch Commitments and/or German Commitments as the context requires, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Compensation Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 to the Agreement delivered by the chief financial officer of US Borrower to Agent.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Continuing Director” means (a) any member of the Board of Directors who was a director (or comparable manager) of US Borrower on the Closing Date, (b) any individual who becomes a member of the Board of Directors after the Closing Date if such individual was approved, appointed or nominated for election to such Board of Directors by (i) individuals referred to in clause (a) above constituting at the time of such election or nomination at least a majority of such Board of Directors or (ii) individuals referred to in clauses (a) and (b)(i) above constituting at the time of such election or nomination at least a majority of such Board of Directors.

“Contribution Notice” means a contribution notice issued by the Pensions Regulator under section 38 or section 47 of the Pensions Act 2004.

“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by US Borrower or one of its

Schedule 1.1 - 9

Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account) or its equivalent in any jurisdiction (including without limitation notice and acknowledgment of a debenture in the United Kingdom).

“Copyright Security Agreement” has the meaning specified therefor in the US Security Agreement.

“Covenant Testing Period” means a period (a) commencing on the last day of the fiscal month of US Borrower most recently ended on or prior to an Covenant Testing Trigger Date and for which Agent has received financial statements required to be delivered pursuant to Schedule 5.1 and (b) ending on the first day after such Covenant Testing Trigger Date that (i) no Event of Default has occurred and is continuing and (ii) Excess Availability has equaled or exceeded the greater of (a) $15,000,000 or (b) an amount equal to 25% of the aggregate amount of the Commitments for 30 consecutive days.

“Corresponding European Obligations” means the European Obligations as they may exist from time to time, other than the Parallel Debt European, the German Parallel Debt and the Parallel Debt.

“Corresponding Obligations” means the Obligations as they may exist from time to time, other than the Parallel Debt European, the German Parallel Debt and the Parallel Debt.

“Covenant Testing Trigger Date” means any date on which (a) an Event of Default has occurred and is continuing or (b) Borrowers fail to maintain Excess Availability of at least the greater of (i) $15,000,000 or (ii) an amount equal to 25% of the aggregate amount of the Commitments at any time.

“CTA” means the United Kingdom Corporation Tax Act 2009.

“Current Assets” means, as at any date of determination, the total assets of US Borrower and its Subsidiaries (other than cash and Cash Equivalents) which may properly be classified as current assets on a consolidated balance sheet of US Borrower and its Subsidiaries in accordance with GAAP.

“Current Liabilities” means, as at any date of determination, the total liabilities of the US Borrower and its Subsidiaries which may properly be classified as current liabilities (other than the current portion of the Term Loan, the Swing Loans and the Revolving Loans) on a consolidated balance sheet of the US Borrower and its Subsidiaries in accordance with GAAP.

“DCC” has the meaning specified therefor in Section 15.19 of the Agreement.

“Deductible Amount” has the meaning specified therefor in Section 15.20 of the Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

Schedule 1.1 - 10

“Defaulting European Lender” means a Defaulting Lender that is a European Lender.

“Defaulting German Lender” means a Defaulting Lender that is a German Lender.

“Defaulting UK-Dutch Lender” means a Defaulting Lender that is a UK-Dutch Lender.

“Defaulting Lender” means any Lender that (a) has failed to fund any amounts required to be funded by it under the Agreement on the date that it is required to do so under the Agreement (including the failure to make available to Agent amounts required pursuant to a Settlement or to make a required payment in connection with a Letter of Credit Disbursement), (b) notified a Borrower, Agent, or any Lender in writing that it does not intend to comply with all or any portion of its funding obligations under the Agreement, (c) has made a public statement to the effect that it does not intend to comply with its funding obligations under the Agreement or under other agreements generally (as reasonably determined by Agent) under which it has committed to extend credit, (d) failed, within 1 Business Day after written request by Agent, to confirm that it will comply with the terms of the Agreement relating to its obligations to fund any amounts required to be funded by it under the Agreement, (e) otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it under the Agreement on the date that it is required to do so under the Agreement, or (f) (i) becomes or is insolvent or has a parent company that has become or is insolvent or (ii) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian or appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Defaulting Lender Rate” means (a) with respect to US Obligations, (i) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (ii) thereafter, the interest rate then applicable to US Revolving Loans that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto), and (b) with respect to European Obligations, the greater of (i) a rate equal to Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (ii) a rate reasonably determined by Agent in accordance with banking industry rules on interbank compensation.

“Defaulting US Lender” means a Defaulting Lender that is a US Lender.

“Deposit Account” means any deposit account (as that term is defined in the Code).

“Disqualified Equity Interests” shall mean any Equity Interests that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is

Schedule 1.1 - 11

mandatorily redeemable prior to the date that is 180 days after the Maturity Date (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except (i) upon payment in full of the Obligations and termination of the Commitments or (ii) as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash unless such dividends may be accrued in lieu of paying cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in the case of clauses (b), (c) and (d), prior to the date that is 180 days after the Maturity Date provided, however, that Equity Interest issued to an employee or to any plan for the benefit of employees of the US Borrower or one of its Subsidiaries or by any such plan to such employees shall not constitute Disqualified Equity Interest solely because it may be required to be repurchased by the US Borrower or one of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in an Applicable Currency, the equivalent amount thereof in Dollars as determined by Agent, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date determined by Agent) for the purchase of Dollars with such Applicable Currency.  Unless otherwise specified herein, the Dollar Equivalent shall be determined as of the most recent Revaluation Date.

“Dollars” or “$” means United States dollars.

“Dutch Borrowers” has the meaning specified therefor in the preamble to this Agreement.

“Dutch Collection Deposit Account” means a Deposit Account established in the name of Agent into which Account Debtors of the Dutch Borrowers are to direct payment; provided that on or prior to five (5) Business Days after the Closing Date, the Dutch Collection Deposit Account may remain under the name of CIBER Nederland so long as Borrowers are in compliance with Section 2.17 (b)(ii).

“Dutch Deposit Accounts” means a Deposit Account of a Dutch Loan Party listed on Schedule 2.17(b).

“Dutch Designated Account” means the Dutch Deposit Account of CIBER Nederland identified on Schedule D-1 to the Agreement (or such other Deposit Account of a Dutch Borrower located at Dutch Designated Account Bank that has been designated as such, in writing, by UK-Dutch Administrative Borrower to Agent).

“Dutch Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the Netherlands that has been designated as such, in writing, by UK-Dutch Administrative Borrower to Agent).

“Dutch Guarantor” means each Subsidiary of US Borrower organized under the laws of the Netherlands that becomes a guarantor of all or any part of the European Obligations including, for the avoidance of doubt, Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V.

“Dutch Loan Party” means a Loan Party organized under the laws of the Netherlands including, for the avoidance of doubt, Ciber International, LLC in its capacity as general partner of Ciber International Holdings C.V.

Schedule 1.1 - 12

“Dutch Security Documents” means (a) that certain Deed of Pledge over Accounts Receivables, (b) Deed of Pledge over Bank Accounts and Intercompany Advances, (c) Deed of Non-Possessory Pledge over Movables, (d) Deed of Disclosed Pledge over Partnership Interests Ciber International Holdings C.V., (e) Deed of Disclosed Pledge over Registered Shares Ciber Nederland B.V. and (f) Deed of Disclosed Pledge over Registered Shares CIBER International B.V., each dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed by the relevant Dutch Loan Party and Agent.

“EBITDA” means, with respect to any fiscal period:

(a)                                  US Borrower’s consolidated net earnings (or loss),

minus

(b)                                 without duplication, the sum of the following amounts of US Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)                                     any extraordinary, unusual, or non-recurring gains,

(ii)                                  interest income,

(iii)                               exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations, and

(iv)                              income arising by reason of the application of FAS 141R,

plus

(c)                                  Without duplication, the sum of the following amounts of US Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

(i)                                     any extraordinary, unusual, or non-recurring non-cash losses or impairments, including, without limitation, any impairment of goodwill,

(ii)                                  Interest Expense,

(iii)                               tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

(iv)                              depreciation and amortization for such period,

(v)                                 (A) with respect to the consummation of the transactions contemplated by this Credit Agreement, costs, reasonable fees to Persons (other than US Borrower or any of its Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 90 days of the Closing Date up to an aggregate amount (for all such items in this

Schedule 1.1 - 13

clause (A) of $4,000,000, and (B) with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by any Loan Party to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 90 days of the consummation of such Permitted Acquisition, up to an aggregate amount (for all such items in this clause (B)) for such Permitted Acquisition not to exceed the greater of (1) $500,000 and (2) 3.0% of the Purchase Price of such Permitted Acquisition,

(vi)                              non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

(vii)                           one-time non-cash restructuring charges and one-time cash restructuring charges, including executive severance charges, in an amount that in the case of cash charges shall not exceed $2,500,000 in the aggregate in any fiscal year,

(viii)                        non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

(ix)                                non-cash charges in respect of earnouts which constitute Permitted Indebtedness,

(x)                                   any non-cash mark-to-market expenses relating to Hedge Agreement permitted hereunder, and

(xi)                                non-cash losses on sales of fixed assets, write-downs of fixed or intangible assets, impairments of goodwill or asset revaluations.

in each case, determined on a consolidated basis in accordance with GAAP.

For the purposes of calculating EBITDA for any period of 12 consecutive fiscal months (each, a “Reference Period”), if at any time during such Reference Period (and after the Closing Date), a Loan Party shall have made a Permitted Acquisition or a Permitted Disposition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition or such Permitted Disposition, as applicable, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by US Borrower and Agent or in such other manner reasonably acceptable to Agent as if any such Permitted Acquisition or such Permitted Disposition, as applicable, or adjustment occurred on the first day of such Reference Period.

Notwithstanding the foregoing, EBITDA for the fiscal months set forth in the table below shall be deemed to be the amounts corresponding to such fiscal months in the table below:

Schedule 1.1 - 14

Fiscal Month	EBITDA
March 2011	$2,908,000
April 2011	$(1,241,000)
May 2011	$3,823,000
June 2011	$5,972,000
July 2011	$1,487,000
August 2011	$3,522,000
September 2011	$6,540,000
October 2011	$2,003,000
November 2011	$6,914,000
December 2011	$2,982,000
January 2012	$1,731,000
February 2012	$2,759,000

“Eligible Accounts” means the US Eligible Accounts and/or the UK-Dutch Eligible Accounts or the German Eligible Accounts as the context requires.

“Eligible Transferee” means (a) any Lender (other than a Defaulting Lender), any Affiliate of any Lender and any Related Fund of any Lender; (b) (i) a commercial bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof, and having total assets in excess of $1,000,000,000; and (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (A) (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country, and (B) such bank has total assets in excess of $1,000,000,000; (c) any other entity (other than a natural person) that is an “accredited investor” (as defined in Regulation D under the Securities Act) that extends credit or buys loans as one of its businesses including insurance companies, investment or mutual funds and lease financing companies, and having total assets in excess of $1,000,000,000; and (d) any other Person approved by Agent and Borrower, provided, that Borrower’s consent shall not be unreasonably withheld or delayed and shall not be required during the continuation of an Event of Default.

Schedule 1.1 - 15

“EMU” means the economic and monetary union in accordance with the Treaty of Roma 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials (a) from any assets, properties, or businesses of US Borrower or any Subsidiary of US Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by US Borrower or any Subsidiary of US Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on US Borrower or its Subsidiaries, relating to the environment, the effect of the environment on employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.

“Equipment” means equipment (as that term is defined in the Code).

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of US Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are

Schedule 1.1 - 16

treated as employed by the same employer as the employees of US Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which US Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with US Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of US Borrower or its Subsidiaries under IRC Section 414(o).

“ERISA Event” means (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, (b) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, (f) the imposition of a Lien pursuant to Section 412 or 430 of the IRC or Section 302 or 4068 of ERISA, (g) the partial or complete withdrawal of any Loan Party or any ERISA Affiliate from a Multiemployer Plan, (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate or to appoint a trustee to administer a Multiemployer Plan under Section 4042 of ERISA, (j) any Pension Plan being in “at risk status” within the meaning of IRC Section 430(i), (k) any Multiemployer Plan being in “endangered status” or “critical status” within the meaning of IRC Section 432(b), (l) with respect to any Pension Plan, any Loan Party or any ERISA Affiliate incurring a substantial cessation of operations within the meaning of ERISA Section 4062(e); or (m) any event that causes any Loan Party or any of their ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the IRC.

“Euro” or “€” means the lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars or Sterling, as applicable, the equivalent amount thereof in Euros as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Euros with Dollars or Sterling, as applicable.

“Euro Extension” has the meaning specified therefor in Section 2.18(a).

“Euro Revolving Loans” has the meaning specified therefor in Section 2.18(a).

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“European Bank Product” means any UK-Dutch Bank Product and/or any German Bank Product as the context requires.

“European Bank Product Obligations” means any UK-Dutch Bank Product Obligation and/or any German Bank Product Obligation as the context requires.

“European Bank Product Reserve” means any UK-Dutch Bank Product Reserve and/or any German Bank Product Reserve as the context requires.

“European Borrower” means a UK Borrower, a Dutch Borrower or German Borrower as the context requires.

“European Borrowing” means a UK-Dutch Borrowing or German Borrowing as the context requires.

“European Cash Equivalents” means investments in cash and short term investments at foreign financial institutions having maturities not in excess of 180 days that are of a nature substantially similar to US Cash Equivalents with respect to which the applicable obligations under the Loan Documents, including the Security Agreements, have been met.

“European Collection Deposit Account” means a UK Collection Deposit Account, a Dutch Collection Deposit Account or a German Collection Deposit Account as the context requires.

“European Extraordinary Advance” means a UK-Dutch Extraordinary Advance or German Extraordinary Advance as the context requires.

“European Guarantor” means a UK Guarantor and/or Dutch Guarantor and/or German Guarantor as the context requires

“European Lender” means a UK-Dutch Lender and/or German Lender as the context requires.

“European Letter of Credit” means a UK-Dutch Letter of Credit and/or German Letter of Credit as the context requires.

“European Letter of Credit Usage” means UK-Dutch Letter of Credit and/or Aggregate German Letter of Credit Usage as the context requires.

“European Loan Party” means any Dutch Loan Party, any German Loan Party and/or any UK Loan Party as the context requires.

“European Obligations” means the UK-Dutch Obligations plus the German Obligations.

“European Obligations Guaranty” means the guaranty agreement dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each US Loan Party in favor of the Agent.

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“European Revolver Usage” means, as of any date of determination, the sum of UK-Dutch Revolver Usage and Aggregate German Revolver Usage.

“European Loan” means a European Revolving Loan or the Term Loan as the context requires.

“European Revolving Loan” means a UK-Dutch Revolving Loan or German Revolving Loan as the context requires.

“European Union” means the European Union, as formed by the Treaty on European Union on November 1, 1993 (the Maastricht Treaty).

“European US Availability Usage” means German US Availability Usage plus UK-Dutch US Availability Usage.

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Excess” has the meaning specified therefor in Section 2.14 of the Agreement.

“Excess Availability” means, as of any date of determination, the Dollar Equivalent of the amount equal to Availability minus the Dollar Equivalent of the aggregate amount, if any, of all trade payables of the Loan Parties (other than trade payable among the Borrowers) aged in excess of historical levels with respect thereto and all book overdrafts of the Loan Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“Excess Cash Flow” means, with respect to any fiscal period and with respect to the US Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP the result of:

(a)                                  TTM EBITDA, minus

(b)                                 the sum of

(i)                                     the cash portion of Interest Expense paid during such fiscal period,

(ii)                                  the cash portion of tax expense based on income, profits or capital paid during such period,

(iii)                               the cash portion of (A) with respect to the consummation of the transactions contemplated by this Credit Agreement, costs, reasonable fees to Persons (other than US Borrower or any of its Affiliates), charges, or expenses incurred in connection therewith prior to, on or within 90 days of the Closing Date up to an aggregate amount (for all such items in this clause (A) of $4,000,000, and (B) with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by any Loan Party to any Person for services performed by such Person in connection with such Permitted Acquisition incurred within 90 days of the consummation of such Permitted Acquisition, up to

Schedule 1.1 - 19

an aggregate amount (for all such items in this clause (B)) for such Permitted Acquisition not to exceed the greater of (1) $500,000 and (2) 3.0% of the Purchase Price of such Permitted Acquisition, paid during such period,

(iv)                              the cash portion of one time cash restructuring charges, including executive severance charges, in an amount when added to one-time non-cash restructuring charges) not to exceed $2,500,000 in the aggregate in any fiscal year,

(v)                                 all scheduled principal payments made in respect of the Term Loan during such period,

(vi)                              the cash portion of Capital Expenditures (net of (y) any proceeds reinvested in accordance with the proviso to Section 2.4(e)(ii) of the Agreement, and (z) any proceeds of related financings with respect to such expenditures) made during such period, and

(vii)                           the excess, if any, of Net Working Capital at the end of such period over Net Working Capital at the beginning of such period (or, if the difference results in an amount less than zero, minus the excess, if any, of Net Working Capital at the beginning of such period over Net Working Capital at the end of such period).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits (or franchise taxes in lieu thereof) of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s applicable lending office is or was located (ii) taxes imposed as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (iii) taxes which would not have resulted but for a Lender’s or a Participant’s failure to comply with the requirements of Section 16A.2, Section 16B.2 or Section 16C.1 of the Agreement; other than where the failure to comply with Section 16A.2, Section 16B.2 or Section 16C.1 was the result of a change in law, rule, regulation, treaty, or any other governmental directive or governmental interpretation, after the date the Lender or Participant became a party to this Agreement or acquired its participation, and (iv) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender based upon the applicable withholding rate in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except that Taxes shall include (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16A.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule,

Schedule 1.1 - 20

regulation, order or other decision with respect to any of the foregoing by any Governmental Authority; and (iv) United States federal taxes imposed by FATCA.

“Existing Credit Facility” means that certain Amended and Restated Credit Agreement dated as of August 20, 2009 among US Borrower, certain of its Subsidiaries, the lenders party thereto and Bank of America, N.A., as amended prior to the Closing Date.

“Extraordinary Advances” means the US Extraordinary Advances and/or the European Extraordinary Advances as the context requires.

“Extraordinary Receipts” means (a) so long as no Event of Default has occurred and is continuing, proceeds of judgments, proceeds of settlements, or other consideration of any kind in excess of $10,000,000 received in connection with any cause of action or claim net of any expenses incurred by US Borrower and its Subsidiaries in connection therewith, and (b) if an Event of Default has occurred and is continuing, any payments received by any Loan Party not in the ordinary course of business (and not consisting of proceeds described in Section 2.4(e)(ii) of the Agreement) consisting of (i) proceeds of judgments, proceeds of settlements, or other consideration of any kind received in connection with any cause of action or claim, (ii) indemnity payments (other than to the extent such indemnity payments are immediately payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and (iii) any purchase price adjustment received in connection with any purchase agreement, in each case, net of any expenses incurred by US Borrower and its Subsidiaries in connection therewith.

“Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

“FATCA” means Sections 1471 through 1474 of the IRC as of the date of this Agreement, or any amended version that is substantively comparable and not materially more onerous, and any current or future regulations or official interpretations thereof.

“Fee Letter” means that certain fee letter, dated as of even date with the Agreement, between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Support Direction” means a financial support direction issued by the Pensions Regulator under Section 43 of the Pensions Act 2004.

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“Fixed Charges” means, with respect to any fiscal period and with respect to US Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of (a) Interest Expense accrued (other than interest paid-in-kind, amortization of financing fees, and other non-cash Interest Expense) during such period, (b) scheduled principal payments in respect of Indebtedness that are required to be paid during such period, (c) all federal, state, local and foreign income taxes accrued during such period (other than such taxes associated with events describe in clause (c)(i) of the definition of EBITDA) and (d) of Restricted Payments paid in cash during such period.

“Fixed Charge Coverage Ratio” means, with respect to US Borrower and its Subsidiaries for any period, the ratio of (i) EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (ii) Fixed Charges for such period.  Notwithstanding anything herein to the contrary, for purposes of calculating the Fixed Charge Coverage Ratio for the periods ending on each month end through and including February 28, 2013, Interest Expense and scheduled principal payments in respect of Indebtedness that are required to be paid during such period shall be calculated by taking the amount of such Fixed Charges for the period from March 1, 2012 through the last day of each month and multiplying such amount by (1) 12 for the month ending March 31, 2012, (2) 6 for the month ending April 30, 2012, (3) 4 for the month ending May 31, 2012, (4) 3 for the month ending June 30, 2012, (5) 12/5 for the month ending July 31, 2012, (6) 2 for the month ending August 31, 2012, (7) 12/7 for the month ending September 30, 2012, (8) 3/2 for the month ending October 31, 2012, (9) 4/3 for the month ending November 30, 2013, (10) 6/5 for the month ending December 31, 2013 and (11) 12/11 for the month ending January 31, 2013.

“Floating Rate” means (a) with respect to US Revolving Loans and US Letters of Credit, the rate applicable from time to time with respect to US Revolving Loans that are Base Rate Loans and (b) with respect to Revolving Loans and European Letters of Credit, the London Market Index Rate plus the Applicable Margin for LIBOR Rate Loans applicable from time to time, plus any Mandatory Costs.

“Foreign Holding Company” means any United States Subsidiary of a Loan Party all of whose assets (other than a de minimis amount) are equity interests of CFC.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Former Lender Bank Product Obligations” means the Former Lender US Bank Product Obligations and/or the Former Lender European Bank Product Obligations as the context requires.

“Former Lender European Bank Product Obligations” means the European Bank Product Obligations owed to any Person that is Bank Product Provider but not a Lender or an Affiliate of a Lender.

“Former Lender US Bank Product Obligations” means the US Bank Product Obligations owed to any Person that is Bank Product Provider but not a Lender or an Affiliate of a Lender.

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“Funding Date” means the date on which a Borrowing occurs.

“Funding Losses” has the meaning specified therefor in Section 2.12(b)(ii) of the Agreement.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“German Administrative Borrower” has the meaning specified therefor in Section 17.13 of the Agreement.

“German Availability” means, as of any date of determination, the aggregate Dollar Equivalent amount that German Borrowers are entitled to borrow as German Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding Aggregate German Revolver Usage and German Revolver Usage of any German Borrower).

“German Bank Product” means any one or more of the following financial products or accommodations extended to a German Loan Party by a Bank Product Provider:  (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“German Bank Product Agreements” means those agreements entered into from time to time by a German Loan Party with a Bank Product Provider in connection with the obtaining of any of the German Bank Products.

“German Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by German Loan Parties to any Bank Product Provider pursuant to or evidenced by a German Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all German Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the German Bank Products provided by such Bank Product Provider to German Loan Parties; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Agent or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to the applicable German Loan Party.

“German Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of German Loan Parties in respect of German Bank Product Obligations) in respect of German Bank Products then provided or outstanding.

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“German Bank Products” means any one or more of the following financial products or accommodations extended to any German Borrower or its Subsidiaries by a Bank Product Provider:  (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“German Borrowers” has the meaning specified therefor in the preamble to this Agreement.

“German Borrowing” means a borrowing consisting of German Revolving Loans made on the same day by the German Lenders (or Agent or any Applicable Designee on behalf thereof) or by Agent in the case of a German Extraordinary Advance.

“German Borrowing Base” means with respect to each German Borrower, as of any date of determination, the Dollar Equivalent amount of result of:

(a)                                  85% of the amount of German Eligible Accounts of such German Borrower that are Tier One Accounts less the amount, if any, of the German Dilution Reserve, plus

(b)                                 75% of the amount of German Eligible Accounts of such German Borrower that are Tier Two Accounts less the amount, if any, of the German Dilution Reserve, plus

(c)                                  German US Availability, minus

(d)                                 the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(d) of the Agreement to the extent such reserves relate to German Eligible Accounts or liabilities of any German Loan Parties.

“German Collection Deposit Accounts” means a Deposit Account into which Account Debtors of a German Borrower are to direct payment.

“German Collateral” means Collateral of the German Loan Parties.

“German Deductible Amount” has the meaning specified therefor in Section 15.19 of the Agreement.

“German Deposit Accounts” means a Deposit Account of a German Loan Party listed on Schedule 2.17(c).

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“German Designated Account” means the German Deposit Account of each German Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of such German Borrower located at German Designated Account Bank that has been designated as such, in writing, by the applicable German Borrower to Agent).

“German Designated Account Bank” has the meaning specified therefor in Schedule G-1 to the Agreement (or such other bank that is located within Germany that has been designated as such, in writing, by the applicable German Borrower to Agent).

“German Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 3 months, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to all German Borrower’s Accounts during such period, by (b) all German Borrower’s billings with respect to Accounts during such period.

“German Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against German Eligible Accounts by 1 percentage point for each percentage point by which German Dilution is in excess of 5%.

“German Eligible Accounts” means those Accounts created by German Borrowers in the ordinary course of its business, that arise out of any German Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting German Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion.  In determining the amount to be included, German Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  German Eligible Accounts shall not include the following:

(a)                                  Accounts (i) with respect to which invoice payment terms exceed 60 days (or 67 days with respect to Accounts owing by Ford Motor Company, Chrysler LLC or GlaxoSmithKlein to the extent such Accounts are classified as “R6O”) or (ii) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 60 days of original due date,

(b)                                 Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) to Borrowers are deemed ineligible under clause (a) above,

(c)                                  Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d)                                 Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (including without limitation Accounts which are subject to an extended retention of title (verlängerter Eigentumsvorbehalt)),

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(e)                                  Accounts that are not payable in Sterling or Euros,

(f)                                    Accounts with respect to which the Account Debtor (i) is not organized under the laws of the United States (or any jurisdiction thereof), Canada (or any jurisdiction thereof), Switzerland or any member State of the European Union (constituted before 2004) (excluding Greece), or (ii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,

(g)                                 Accounts with respect to which the Account Debtor is any federal, state, city, county or municipal Governmental Authority (provided that up to $5,000,000 of Accounts with respect to which the Account Debtor is a federal, state, city, county or municipal Governmental Authority may be German Eligible Accounts notwithstanding this clause (g)),

(h)                                 Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)                                     Accounts with respect to an Account Debtor (other than a German Primary Account Debtor) whose total obligations owing to any German Borrower exceed 10% of all German Eligible Accounts of such German Borrower, as applicable, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of German Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise German Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)                                     Accounts with respect to a German Primary Account Debtor whose total obligations owing to (i) the German Borrower identified on the Schedule G-2 to the Agreement exceed the percentage of all German Eligible Accounts indicated for such German Borrower on Schedule G-2 or (ii) all German Borrowers exceed 15% of all German Eligible Accounts of all German Borrowers, in each case, to the extent of the obligations owing by such German Primary Account Debtor in excess of such applicable percentage.

(k)                                  Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any German Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(l)                                     Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(m)                               Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

Schedule 1.1 - 26

(n)                                 Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(o)                                 Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(p)                                 Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition),

(q)                                 Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable German Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable German Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(r)                                    Accounts for which the assignment thereof are restricted or prohibited by the terms of such Account or by law,

(s)                                  Accounts with respect to which the Account Debtor has delivered a notice of contract termination or suspension or of a dispute relating to the scope of engagement or billing,

(t)                                    Accounts with respect to which a Loan Party delivered a performance, surety or similar bond (it being understood that Accounts supported by bank guaranties shall not be excluded pursuant to this clause (t)),

(u)                                 Accounts not governed by the laws of Germany,

(v)                                 Accounts not containing a submission by the debtor to the exclusive jurisdiction to a German competent court,

(w)                               Accounts with respect to which notice of the pledge of such Accounts to Agent have not been disclosed to the applicable Account Debtor pursuant to the terms of the German Security Documents, or

(x)                                   Accounts with respect to a German Borrower identified in the general ledger under the following numbers, or any successor accounts with respect thereto: 24000, 24010 or 24011.

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“German Excess Availability” means, as of any date of determination,  the Dollar Equivalent of the amount equal to German Availability minus the Dollar Equivalent of the aggregate amount, if any, of all trade payables of the German Loan Parties (other than trade payable among the Borrowers) aged in excess of historical levels with respect thereto and all book overdrafts of the German Loan Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.

“German Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“German Guarantor” means each Subsidiary of US Borrower organized under the laws of Germany that becomes a guarantor of all or any part of the European Obligations.

“German Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any German Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“German J&S Liability” has the meaning specified therefor in Section 2.16(i)(i).

“German Lender” means a Lender with a German Revolver Commitment or holding outstanding any German Revolver Usage.

“German Letter of Credit” means a letter of credit (as that term is defined in the Code) issued for the account of any German Borrower pursuant to the terms of this Agreement by Issuing Lender.

“German Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a German Letter of Credit.

“German Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the Aggregate German Letter of Credit Usage on such date.

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“German Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“German Letter of Credit Usage” means with respect to any German Borrower, as of any date of determination, the aggregate undrawn amount of all outstanding German Letters of Credit issued with respect to such Borrower.

“German Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“German Loan Party” means a Subsidiary of US Borrower organized under the laws of the Germany that becomes a German Borrower or a German Guarantor.

“German Maximum Revolver Amount” means the Dollar Equivalent of $10,000,000, decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.

“German Notice Period” means at any time that any German Revolver Usage is outstanding, a period (a) commencing on a German Notice Trigger Date and (b) ending on the first day after such German Notice Date that (i) no Event of Default has occurred and is continuing and (ii) German Excess Availability has equaled or exceeded the greater of (a) the Dollar Equivalent of $2,500,000 or (b) an amount equal to 25% of the aggregate amount of the German Revolver Commitments for 30 consecutive days.

“German Notice Trigger Date” means any date on which (a) an Event of Default has occurred and is continuing or (b) German Borrowers fail to maintain German Excess Availability of at least the greater of (i) the Dollar Equivalent of $2,500,000 or (ii) an amount equal to 25% of the aggregate amount of the German Revolver Commitments at any time.

“German Obligations” means (a) all loans (including the German Revolving Loans (inclusive of German Extraordinary Advances)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to German Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the German Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any German Loan Party, fees (including the fees provided for in the Fee Letter) of any German Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any German Loan Party, guaranties by any German Loan Party, and all covenants and duties of any other kind and description owing by any German Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any German Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents, and

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(b) all German Bank Product Obligations.  Without limiting the generality of the foregoing, the German Obligations under the Loan Documents include the obligation to pay (i) the principal of the German Revolving Loans, (ii) interest accrued on the German Revolving Loans, (iii) the amount necessary to reimburse Issuing Lender for amounts paid or payable pursuant to German Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of German Letters of Credit (v) Lender Group Expenses of any German Loan Party, (vi) fees payable by any German Loan Party under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any German Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the German Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“German Overadvance” means, as of any date of determination, that the Aggregate German Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11C.

“German Parallel Debt” has the meaning specified therefor in Section 15.22.

“German Primary Account Debtor” means each Account Debtor identified on Schedule G-2 as a “German Primary Account Debtor” for a German Borrower opposite the name of such German Borrower on Schedule G-2.

“German Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“German Received Amount” has the meaning specified therefor in Section 5.19 of the Agreement.

“German Revolver Commitment” means, with respect to each German Revolving Lender, its Commitment, and, with respect to all German Revolving Lenders, their Commitments, in each case as such Dollar Amounts are set forth beside such US Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such US Revolving Lender became a German Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“German Revolver Usage” means with respect to any German Borrower, as of any date of determination, the sum of (a) the amount of outstanding German Revolving Loans (inclusive of German Extraordinary Advances) of such German Borrower, plus (b) the amount of the German Letter of Credit Usage of such German Borrower.

“German Revolving Lender” means a German Lender that has a German Revolving Loan Commitment or has an outstanding German Revolving Loan.

“German Revolving Loans” has the meaning specified therefor in Section 2.1(b) of the Agreement.

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“German Security Documents” means (a) a First Pledge of Receivables to be entered into by each of the German Borrowers, (b) a Second Pledge of Receivables to be entered into by each of the German Borrowers, (c) a Bank Account Pledge Agreement to be entered into by each of the German Borrowers, (d) a Security Transfer of Inventory and Equipment to be entered into by each of the German Borrowers, (e) a Share Pledge Agreement over the Shares of CIBER Holding Germany, each dated as of the Closing Date, in form and substance reasonably satisfactory to Agent, executed by the relevant German Loan Party and Agent and in the case of the Bank Account Pledge and the Share Pledge Agreement executed by the Agent and all other creditors of the respective secured obligations.

“German US Availability” means with respect to any German Borrower, as of any date of determination, the amount by which the US Borrowing Base exceeds US Revolver Usage minus UK-Dutch US Availability Usage minus German US Availability Usage of each other German Borrower.

“German US Availability Usage” means with respect to each German Borrower, as of any date of determination, the Dollar Equivalent of the amount by which such German Borrower’s German Revolver Usage exceeds the German Borrowing Base for such German Borrower (without giving effect to clause (e) of the definition thereof).

“Germany” means the Federal Republic of Germany.

“Governing Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended (in each case, or document of similar import), (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended (in each case, or document of similar import), (c) with respect to any general partnership, its partnership agreement, as amended (in each case, or document of similar import), (d) with respect to any limited liability company, its articles of organization (or its memorandum and articles of association (in each case, or document of similar import)), as amended, and its operating agreement, as amended (in each case, or document of similar import), (e) with respect to a Dutch private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid), its deed of incorporation and its articles of association and an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch company, (f) with respect to a Dutch limited partnership (commanditaire vennootschap), the partnership agreement and an extract (uittreksel) from the Dutch Commercial Register (Handelsregister) of such Dutch limited

Schedule 1.1 - 31

partnership, (g) with respect to a German stock company (Aktiengesellschaft) its articles of association (Satzung) and an extract from the German commercial register (Handelsregisterauszug), with respect to a German limited liability company (Gesellschaft mit beschränkter Haftung) its articles of association (Satzung), a list of its shareholders (Gesellschafterliste) and an extract from the German commercial register (Handelsregisterauszug), and (i) with respect to any other Person, the organizational documents of such Person.

“Governmental Authority” means any federal, state, local, foreign or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Guarantors” means US Guarantors and/or European Guarantors as the context requires.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Hedge Obligations” means US Hedge Obligations and/or European Hedge Obligations as the context requires.

“Hedge Provider” means any Lender or any of its Affiliates; provided, that no such Person shall constitute a Hedge Provider unless and until (x) in the case of Agent or its Affiliates, Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement prior to the date that is 10 days after the execution and delivery of such Hedge Agreement with US Borrower or its Subsidiaries, or (y) in the case of any other Person, Agent shall have received a Bank Product Provider Agreement from such Person and with respect to the applicable Hedge Agreement within 10 days after the execution and delivery of such Hedge Agreement with a Loan Party; provided further, that if, at any time, a Lender ceases to be a Lender under the Agreement, then, from and after the date on which it ceases to be a Lender thereunder, neither it nor any of its Affiliates shall constitute Hedge Providers and the obligations with respect to Hedge Agreements entered into with such former Lender or any of its Affiliates shall no longer constitute Hedge Obligations.

Schedule 1.1 - 32

“IBM Financing Agreement” means Agreement for Wholesale Financing dated as of March 9, 2004 between IBM Credit Corporation and CIBER, Inc., as amended pursuant to that certain Amendment to Agreement for Wholesale Financing dated as of November 3, 2006 between IBM Credit Corporation and CIBER, Inc., or as otherwise amended, modified or changed as permitted by Section 6.6.

“Increase” has the meaning specified therefor in Section 2.14 of the Agreement.

“Increase Date” has the meaning specified therefor in Section 2.14 of the Agreement.

“Increase Joinder” has the meaning specified therefor in Section 2.14 of the Agreement.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other similar financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses), (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above.  For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insignificant Subsidiary” means any Subsidiary owning assets, the aggregate value of which does not exceed $25,000 at any time.

Schedule 1.1 - 33

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code, any Insolvency Regulation or under any other national, state, provincial or federal bankruptcy or insolvency law or equivalent laws in any other jurisdictions, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, and including, (a) in the case of a UK Loan Party, any corporate action, legal proceedings or other procedure commenced or other step taken (including the making of an application, the presentation of a petition, the filing or service of a notice or the passing of a resolution) in relation to (i) such UK Loan Party being adjudicated or found insolvent, (ii) the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganization (by way of voluntary arrangement, scheme of arrangement or otherwise) of such UK Loan Party other than a solvent liquidation or reorganization of such UK Loan Party, the terms of which have been previously approved in writing by Agent, (iii) a composition, assignment or arrangement with any class of creditors of such UK Loan Party, or (iv) the appointment of a liquidator, supervisor, receiver, administrator, administrative receiver, compulsory manager, trustee or other similar officer in respect of such UK Loan Party or any of its assets, (b) in the case of a Dutch Loan Party, such Person (i) takes any corporate action or other steps are taken or legal proceedings are started against either of them for their dissolution (“ontbinding”) and liquidation (“vereffening”) or legal demerger (“juridische splitsing”) involving a Dutch Loan Party or their assets are placed under administration (“onder bewind gesteld”), or (ii) takes any corporate action or any steps are taken or legal proceedings instituted against either of them for their entering into suspension of payments (“surseance van betaling”) or for bankruptcy (“faillissement”), (c) in the case of a German Loan Party, or insolvency proceedings in Germany, preliminary insolvency proceedings (Insolvenzeröffnungsverfahren) following the application for the opening of insolvency proceedings, (main) insolvency proceedings pursuant to the German Insolvency Act (Insolvenzordnung) including without limitation insolvency proceeding in self-administration (Eigenverwaltung), German territorial insolvency proceedings (Partikularinsolvenzverfahren, Sekundärinsolvenzverfahren) or the taking of actions pursuant to section 21 of the German Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen)) or (d) for any analogous insolvency proceedings under any applicable law or for the appointment of a receiver or a similar officer of either of them or of any or all of their assets.

“Insolvency Regulation” shall mean the Council Regulation (EC) No.1346/2000 29 May 2000 on Insolvency Proceedings.

“Intercompany Subordination Agreement” means an intercompany subordination agreement, dated as of even date with the Agreement, executed and delivered by US Borrower, each of its Subsidiaries, and Agent, the form and substance of which is reasonably satisfactory to Agent.

“Intercreditor Agreements” means that certain Subordination Agreement and Allocation Agreement, each dated as of even date herewith, between Agent and IBM Credit LLC.

“Interest Expense” means, for any period, the aggregate of the interest expense of US Borrower for such period, determined on a consolidated basis in accordance with GAAP.

Schedule 1.1 - 34

“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan (or a Revolving Loan that accrues interest at a Floating Rate) to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (d) Borrower may not elect an Interest Period which will end after the Maturity Date.

“Inventory” means inventory (as that term is defined in the Code).

“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, relocation and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustment for increases or decreases in value, or write-ups, write-downs, or write-offs with respect to such Investment.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Document” means, with respect to any Letter of Credit, a letter of credit application, a letter of credit agreement, or any other document, agreement or instrument entered into (or to be entered into) by a Loan Party in favor of Issuing Lender and relating to such Letter of Credit.

“Issuing Lender” means Agent or any other Lender that, at the request of US Borrower and with the consent of Agent, agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing US Letters of Credit, European Letters of Credit and Issuing Lender shall be a Lender.

“ITA” means the United Kingdom Income Tax Act 2007.

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“Joint Venture” means a Person in which any Borrower or any of its Subsidiaries is an equity holder that is not a wholly-owned Subsidiary.

“Judgment Currency” has the meaning specified therefor in Section 17.14 of the Agreement.

“Lead Arranger” has the meaning set forth in the preamble to the Agreement.

“Lender” has the meaning set forth in the preamble to the Agreement, shall include Issuing Lender, the US Swing Lender, each US Lender, each UK-Dutch Lender and each German Lender, and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.  Furthermore, with respect to (a) each provision of this Agreement relating to the funding or participation in any Revolving Loans or Letters of Credit denominated in Euros or Sterling or the repayment or the reimbursement thereof by a Borrower in connection therewith, (b) any rights of set-off, (c) any rights of indemnification or expense reimbursement, and (d) reserves, capital adequacy or other provisions, each reference to a Lender shall be deemed to include such Lender’s Applicable Designee.  Notwithstanding the designation by any Lender of an Applicable Designee, Borrowers and Agent shall deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that each Applicable Designee shall be subject to the provisions obligating or restricting Lenders under this Agreement.

“Lender Group” means each of the Lenders (including Issuing Lender and the US Swing Lender), Agent and UK Security Trustee, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by US Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with US Borrower or its Subsidiaries under any of the Loan Documents, including, fees or charges for background checks, OFAC/PEP searches, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, and other fees and charges (and up to the amount of any limitation) contained in the Agreement or the Fee Letter), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of a Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (d) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (e) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or during the continuance of an Event of Default, in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) field examination, appraisal, and valuation fees and expenses of Agent related to any field examinations, appraisals, or valuation to the extent of the fees and charges (and up to the amount of any limitation) provided in Section 2.10 of the

Schedule 1.1 - 36

Agreement, (g) Agent’s reasonable documented out-of-pocket costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents, Agent’s Liens in and to the Collateral, or the Lender Group’s relationship with US Borrower or any of its Subsidiaries, (h) Agent’s reasonable documented out-of-pocket costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, (i) Agent’s and each Lender’s reasonable documented out-of-pocket costs and expenses (including reasonable documented attorneys’, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys’, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning US Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought, or in taking any enforcement action or any Remedial Action with respect to the Collateral, and (j) the fees, charges, commissions and costs provided for in Section 2.11A(j) and Section 2.11B(j) of the Agreement (including any fronting fees) and all other fees, charges, commissions, costs and expenses for amendments, renewals, extensions, transfers, or drawings from time to time charged by Issuing Lender in respect of Letters of Credit and out-of-pocket fees, costs, and expenses charged by Issuing Lender in connection with the issuance, amendment, renewal, extension, or transfer of, or drawing under, any Letter of Credit or any demand for payment thereunder.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates (including any Applicable Designee), officers, directors, employees, attorneys’, and agents.

“Letter of Credit” means a US Letter of Credit and/or a European Letter of Credit as the context requires.

“Letter of Credit Collateralization” means with respect to the US Letter of Credit Obligations or the European Letter of Credit Obligations, as applicable, either (a) providing cash collateral (pursuant to documentation reasonably satisfactory to Agent, including provisions that specify that the applicable Letter of Credit Fees and all fees, charges and commissions provided for in the Agreement (including any fronting fees) will continue to accrue while the applicable Letters of Credit are outstanding) to be held by Agent for the benefit of the applicable Revolving Lenders in an amount equal to 105% (or 110% for European Letter of Credit Usage) of the then existing applicable Letter of Credit Usage, (b) delivering to Agent documentation executed by all beneficiaries under the applicable Letters of Credit, in form and substance reasonably satisfactory to Agent and Issuing Lender, terminating all of such beneficiaries’ rights under the Letters of Credit, or (c) providing Agent with a standby letter of credit, in form and substance

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reasonably satisfactory to Agent, from a commercial bank acceptable to Agent (in its sole discretion) in an amount equal to 105% (or 110% for European Letter of Credit Usage) of the then existing applicable Letter of Credit Usage (it being understood that the applicable Letter of Credit Fee and all fronting fees set forth in the Agreement will continue to accrue while the applicable Letters of Credit are outstanding and that any such fees that accrue must be an amount that can be drawn under any such standby letter of credit).

“Letter of Credit Disbursement” means a US Letter of Credit Disbursement and/or a UK-Dutch Letter of Credit Disbursement and/or a German Letter of Credit Disbursement as the context requires.

“Letter of Credit Exposure” means the US Letter of Credit Exposure and/or UK-Dutch Letter of Credit Exposure and/or the German Letter of Credit Exposure as the context requires.

“Letter of Credit Fees” means the US Letter of Credit Fees and/or the European Letter of Credit Fees as the context requires.

“Letter of Credit Usage” means the US Letter of Credit Usage and/or the UK-Dutch Letter of Credit Usage and/or the Aggregate German Letter of Credit Usage as the context requires.

“LIBOR Base Rate” means the rate per annum equal to the rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) at approximately 11:00 a.m. (London time), 2 Business Days prior to the commencement of the requested Interest Period, for deposits in Dollars, Euros or Sterling, as applicable for (a) a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested and (b) the currency requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan (or a Revolving Loan bearing interest at the rate per annum equal to the Floating Rate) to a LIBOR Rate Loan) by Borrowers in accordance with the Agreement, which determination by the Agent shall be conclusive in the absence of manifest error.

“LIBOR Deadline” has the meaning specified therefor in Section 2.12(b)(i) of the Agreement.

“LIBOR Notice” means a written notice in the form of Exhibit L-1.

“LIBOR Option” has the meaning specified therefor in Section 2.12(a) of the Agreement.

“LIBOR Rate” means the rate per annum rate determined by Agent pursuant to the following formula:

LIBOR Rate =	LIBOR Base Rate
1.00-LIBOR Reserve Percentage

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“LIBOR Rate Loan” means each portion of a Revolving Loan that bears interest at a rate determined by reference to the applicable LIBOR Rate.

“LIBOR Rate Margin” has the meaning set forth in the definition of Applicable Margin.

“LIBOR Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day applicable to member banks under regulations issued from time to time by the Federal Reserve Bank for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to LIBOR Rate Loans (currently referred to as “Eurocurrency liabilities”).  The LIBOR Rate for each outstanding LIBOR Rate Loan shall be adjusted automatically as of the effective date of any change in the LIBOR Reserve Percentage.

“Lien” means any mortgage, deed of trust, debenture, pledge, hypothecation, assignment, assignation, standard security charge (whether fixed or floating) deposit arrangement, encumbrance, easement, lien (statutory or other), security interest or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan” shall mean any Revolving Loan, US Swing Loan or Extraordinary Advance or Term Loan made (or to be made) hereunder.

“Loan Account” means the US Loan Account and/or the UK-Dutch Loan Account and/or the German Loan Account as the context requires.

“Loan Documents” means the Agreement, the Control Agreements, the Copyright Security Agreement, any Borrowing Base Certificate, the Fee Letter, the Security Agreements, the European Obligations Guaranty, the Intercompany Subordination Agreement, Intercreditor Agreements, any Issuer Documents, the Letters of Credit, the Trademark Security Agreement, any note or notes executed by any Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by US Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Parties” means the US Loan Parties and/or the UK-Dutch Loan Parties and/or the German Loan Parties as the context requires.

“London Market Index Rate” or “LIMR” means for any day, the rate for (one) month interbank offered rate for deposits in the appropriate page of the Reuters screen on which rates for deposits in the Applicable Currency are displayed at approximately 11:00 am London Time.

“Management Calculation” has the meaning specified therefor in Section 2.16(i)(iii).

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“Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 1.1A.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of US Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of US Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent), or (c) a material impairment of the enforceability or priority of Agent’s Liens or UK Security Trustee’s Liens with respect to all or a material portion of the Collateral as a result of an action or failure to act on the part of US Borrower or its Subsidiaries.

“Maturity Date” means May 7, 2017.

“Maximum Revolver Amount” means $60,000,000 increased, as provided in Section 2.14 and decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.

“Moody’s” has the meaning specified therefor in the definition of US Cash Equivalents.

“Multiemployer Plan” means any multiemployer plan within the meaning of Section 3(37) of ERISA with respect to which any Loan Party, any of their Subsidiaries, or any of their ERISA Affiliates has an obligation to contribute or otherwise has any liability.

“Net Cash Proceeds” means:

(a)                                  with respect to any sale or disposition by US Borrower or any of its Subsidiaries of assets, the amount of cash proceeds received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of US Borrower or its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by US Borrower or such Subsidiary in connection with such sale or disposition, (iii) taxes paid or payable to any taxing authorities by US Borrower or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of US Borrower or any of its Subsidiaries, and are properly attributable to such transaction; and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed

Schedule 1.1 - 40

of at the time of, or within 30 days after, the date of such sale or other disposition, to the extent that in each case the funds described above in this clause (iv) are (x) deposited into escrow with a third party escrow agent or set aside in a separate Deposit Account that is subject to a Control Agreement in favor of Agent and (y) paid to Agent as a prepayment of the applicable Obligations in accordance with Section 2.4(f) of the Agreement at such time when such amounts are no longer required to be set aside as such a reserve; and

(b)                                 with respect to the issuance or incurrence of any Indebtedness by US Borrower or any of its Subsidiaries, or the issuance by US Borrower or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of US Borrower or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by US Borrower or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by US Borrower or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of US Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Working Capital” means, as of any date of determination, Current Assets as of such date minus Current Liabilities as of such date.

“Netherlands” means the European territory of the Kingdom of the Netherlands.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Non-Defaulting European Lender” means a Non-Defaulting UK-Dutch Lender and/or a Non-Defaulting German Lender as the context requires.

“Non-Defaulting German Lender” means each German Lender other than a Defaulting German Lender.

“Non-Defaulting Lender” means a Non-Defaulting US Lender, a Non-Defaulting UK-Dutch Lender and/or a Non-Defaulting German Lender as the context requires.

“Non-Defaulting UK-Dutch Lender” means each UK-Dutch Lender other than a Defaulting UK-Dutch Lender.

“Non-Defaulting US Lender” means each US Lender other than a Defaulting US Lender.

“Obligations” means the US Obligations, the UK-Dutch Obligations and the German Obligations.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

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“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Other Taxes” has the meaning set forth in Section 16A.1 of the Agreement.

“Overadvance” means a US Overadvance and/or UK-Dutch Overadvance and/or a German Overadvance as the context requires.

“Parallel Debt” as defined in Section 15.20 of the Agreement.

“Parallel Debt European” as defined in Section 15.19 of the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Participating Member State” means each state so described in any EMU Legislation.

“Patriot Act” has the meaning specified therefor in Section 4.13 of the Agreement.

“Payment Conditions” means, as of any date of determination after giving effect to an applicable event or transaction, (i) no Default or Event of Default shall have occurred and be continuing (ii) Excess Availability shall exceed the greater of (x) $30,000,000 or (y) 50% of the Maximum Revolver Amount on a pro forma basis and (iii)  the Fixed Charge Coverage Ratio would be at least 1.1:1.0 on a pro forma basis.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code.

“Pensions Regulator” means the body corporate called the Pensions Regulator established under Part I of the Pensions Act 2004 (UK).

“Perfection Certificate” means a certificate in the form of Exhibit P-1.

“Permitted Acquisition” means any Acquisition so long as:

(a)                                  No Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition and the proposed Acquisition is consensual,

(b)                                 No Indebtedness will be incurred, assumed, or would exist with respect to US Borrower or its Subsidiaries as a result of such Acquisition, other than Indebtedness permitted under clauses (f), (g), (h), (i), (j), (l), (n), (p), (s) or (t) of the definition of Permitted

Schedule 1.1 - 42

Indebtedness and no Liens will be incurred, assumed, or would exist with respect to the assets of US Borrower or its Subsidiaries as a result of such Acquisition other than Permitted Liens,

(c)                                  US Borrower has provided Agent with written confirmation, supported by reasonably detailed calculations, that on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to such proposed Acquisition, are factually supportable, and are expected to have a continuing impact, in each case, determined as if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually and reasonably agreed upon by US Borrower and Agent) created by adding the historical combined financial statements of US Borrower (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical consolidated financial statements of the Person to be acquired (or the historical financial statements related to the assets to be acquired) pursuant to the proposed Acquisition, US Borrower and its Subsidiaries (i) would have been in compliance with the financial covenants in Section 7 of the Agreement for the twelve month period ended immediately prior to the proposed date of consummation of such proposed Acquisition (whether or not such covenant is then being tested), and (ii) are projected to be in compliance with the financial covenants in Section 7 of the Agreement for the twelve month period ended one year after the proposed date of consummation of such proposed Acquisition,

(d)                                 US Borrower has provided Agent with its due diligence package relative to the proposed Acquisition, including forecasted balance sheets, profit and loss statements, and cash flow statements of the Person or assets to be acquired, all prepared on a basis consistent with such Person’s (or assets’) historical financial statements, together with appropriate supporting details and a statement of underlying assumptions for the 1 year period following the date of the proposed Acquisition, on a quarter by quarter basis), in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent,

(e)                                  Borrowers shall have Excess Availability in an amount equal to or greater than $25,000,000 immediately after giving effect to the consummation of the proposed Acquisition,

(f)                                    The assets being acquired or the Person whose Equity Interests are being acquired did not have negative EBITDA during the 12 consecutive month period most recently concluded prior to the date of the proposed Acquisition,

(g)                                 US Borrower has provided Agent with written notice of the proposed Acquisition at least 15 Business Days prior to the anticipated closing date of the proposed Acquisition and, not later than 5 Business Days prior to the anticipated closing date of the proposed Acquisition, copies of the acquisition agreement and other material documents relative to the proposed Acquisition,

(h)                                 The assets being acquired (other than a de minimis amount of assets in relation to US Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of US Borrower and its Subsidiaries or a business reasonably related thereto,

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(i)                                     The subject assets or Equity Interests, as applicable, are being acquired directly by a Borrower or one of its Subsidiaries that is a Loan Party, and, in connection therewith, the applicable Borrower or the applicable Loan Party shall have complied with Section 5.11 or 5.12 of the Agreement, as applicable, of the Agreement and, in the case of an acquisition of Equity Interests, the applicable Borrower or the applicable Loan Party shall have demonstrated to Agent that the new Loan Parties have received consideration sufficient to make the joinder documents binding and enforceable against such new Loan Parties, and

(j)                                     The purchase consideration payable (excluding (i) consideration payable in shares constituting Qualified Equity Interests, and (ii) any amounts funded with Available Equity Proceeds or paid by the issuance of Qualified Equity Interests) in respect of all Permitted Acquisitions (including the proposed Acquisition and including deferred payment obligations (it being understood that any contingent deferred payment obligations, such as earn-out obligations, shall be valued in accordance with GAAP as of the date of the Acquisition) shall not exceed $30,000,000 in the aggregate; provided, that the purchase consideration payable in respect of any single Acquisition or series of related Acquisitions shall not exceed $15,000,000 in the aggregate.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Dispositions” means:

(a)                                  Sales, abandonment, or other dispositions of Equipment that is substantially worn, damaged, or obsolete or no longer used or useful in the ordinary course of business and leases or subleases of Real Property not useful in the conduct of the business of US Borrower and its Subsidiaries,

(b)                                 Sales of Inventory to buyers in the ordinary course of business,

(c)                                  The use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of the Agreement or the other Loan Documents,

(d)                                 The licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(e)                                  The granting of Permitted Liens,

(f)                                    The sale or discount, in each case without recourse, of Accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,

(g)                                 Any involuntary loss, damage or destruction of property,

(h)                                 Any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

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(i)                                     The leasing or subleasing of assets of US Borrower or its Subsidiaries in the ordinary course of business,

(j)                                     The sale or issuance of Equity Interests (other than Disqualified Equity Interests) of US Borrower,

(k)                                  (i) The lapse of registered patents, trademarks, copyrights and other intellectual property of US Borrower and its Subsidiaries to the extent not economically desirable in any material respect the conduct of their business or (ii) the abandonment of patents, trademarks, copyrights, or other intellectual property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), (A) with respect to copyrights, such copyrights are not material revenue generating copyrights, and (B) such lapse is not materially adverse to the interests of the Lender Group,

(l)                                     The making of Restricted Payments that are permitted to be made pursuant to the Agreement,

(m)                               The making of Permitted Investments,

(n)                                 dispositions of assets acquired by a Loan Party pursuant to a Permitted Acquisition consummated within 6 months of the date of the proposed Disposition (the “Subject Permitted Acquisition”) so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) the assets to be so disposed are not necessary or economically desirable in connection with the business of US Borrower and its Subsidiaries, and (iii) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition,

(o)                                 dispositions of property (i) by any Loan Party to another Loan Party or (ii) by a Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party,

(p)                                 Sales of Philips Receivables pursuant to the Citi Factoring Agreement,

(q)                                 a one-time sale of assets on or prior to December 31, 2012 for an aggregate amount of gross proceeds not to exceed $15,000,000 so long as (i) US Borrower has provided Agent with no less than ten (10) Business Days prior written notice of such sale, (ii) no Event of Default shall have occurred and be continuing either before such sale or after giving effect thereto, (iii) all agreements, documents and instruments executed or delivered in connection with such sale have been delivered to Agent at least two (2) Business Days prior to such sale and all such agreements documents and instruments are in form and substance satisfactory to Agent and (iv) Borrowers shall deliver a revised Borrowing Base Certificate to Agent no later than five (5) Business Days after the consummation of such sale, and

(r)                                    Sales or any other dispositions not constituting a disposition of all or substantially all of the assets of US Borrower and its Subsidiaries, taken as a whole, if, after giving effect thereto, no Default or Event of Default then exists, such sale or disposition is made at fair market value and the aggregate fair market value of all assets disposed of in fiscal year (including the proposed disposition) would not exceed $5,000,000.

Schedule 1.1 - 45

“Permitted Indebtedness” means:

(a)                                  Indebtedness evidenced by the Agreement or the other Loan Documents, as well as Indebtedness in connection with Bank Products,

(b)                                 Indebtedness set forth on Schedule 4.14 to the Agreement and any Refinancing Indebtedness in respect of such Indebtedness,

(c)                                  Permitted Purchase Money Indebtedness and any Refinancing Indebtedness in respect of such Indebtedness,

(d)                                 Endorsement of instruments or other payment items for deposit,

(e)                                  Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; and (iii) unsecured guarantees with respect to Indebtedness of US Borrower or its Subsidiaries, to the extent that (A) the Person that is obligated under such guaranty could have incurred such underlying Indebtedness and (B) such guarantees constitute Permitted Intercompany Advances,

(f)                                    unsecured Indebtedness of any Loan Party that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) such unsecured Indebtedness is not incurred for working capital purposes, (iii) such unsecured Indebtedness does not mature prior to the date that is 6 months after the Maturity Date, (iv) such Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably satisfactory to Agent, and (v) the only interest that accrues with respect to such Indebtedness is payable in kind,

(g)                                 unsecured earnout and other similar contingent obligations incurred to a seller in a Permitted Acquisition in an aggregate amount at any time outstanding not in excess of 25% of the aggregate consideration paid in connection any such Permitted Acquisition (valued in accordance with GAAP as of the date of such Acquisition) on terms reasonably satisfactory to Agent,

(h)                                 Acquired Indebtedness in an amount not to exceed $2,500,000 outstanding at any one time,

(i)                                     Indebtedness incurred in the ordinary course of business under performance, surety, statutory, or appeal bonds,

(j)                                     Indebtedness owed to any Person providing property, casualty, liability, or other insurance to US Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,

Schedule 1.1 - 46

(k)                                  The incurrence by US Borrower or its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with US Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(l)                                     Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services,

(m)                               Unsecured Indebtedness of US Borrower owing to former employees, officers, or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the redemption or repurchase by US Borrower of the Equity Interests of US Borrower that has been issued to such Persons, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness outstanding at any one time does not exceed $1,000,000, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to Agent,

(n)                                 Contingent liabilities in respect of any indemnification obligations, adjustment of purchase price, non-compete, or similar obligation of US Borrower or the applicable Subsidiary incurred in connection with the consummation of one or more Permitted Acquisitions,

(o)                                 Indebtedness comprised of Permitted Investments,

(p)                                 Unsecured Indebtedness incurred in respect of netting services, overdraft protection, and other like services, in each case, incurred in the ordinary course of business,

(q)                                 Accrual of interest, accretion or amortization of original issue discount, or the payment of interest in kind, in each case, on Indebtedness that otherwise constitutes Permitted Indebtedness,

(r)                                    Indebtedness under the IBM Financing Agreement in an aggregate principal amount not to exceed $15,000,000,

(s)                                  Unsecured subordinated Indebtedness, the aggregate outstanding amount of which does not exceed $10,000,000 so long as (i) such unsecured Indebtedness is subordinated in right of payment to the Obligations on terms and conditions reasonably acceptable to Agent, and (ii) such unsecured Indebtedness is otherwise on terms and conditions reasonably acceptable to Agent,

(t)                                    Indebtedness of any European Borrower or their Subsidiaries in respect of bank guarantees, in an aggregate amount at any time not in excess of $2,000,000, and

(u)                                 Any other unsecured Indebtedness incurred by US Borrower or any of its Subsidiaries in an aggregate outstanding amount not to exceed $2,500,000 at any one time.

Schedule 1.1 - 47

(e)                                  “Permitted Intercompany Advances” means loans, guaranties or other Investments made by (a) a US Loan Party to another US Loan Party, (b) by a European Loan Party to another European Loan Party, (c) a Subsidiary of US Borrower that is not a Loan Party to another Subsidiary of US Borrower that is not a Loan Party, (d) a Subsidiary of US Borrower that is not a Loan Party to a Loan Party, so long as the parties thereto are party to the Intercompany Subordination Agreement, (e) a European Loan Party to a US Loan Party, and (f) a Loan Party to a Subsidiary of US Borrower that is not a Loan Party or a US Loan Party to a European Loan Party (so long as the aggregate net amount of all such loans, guaranties and Investments incurred after the Closing Date under this clause (f) does not exceed the sum of (i) $5,000,000 for any fiscal year plus (ii) in the case of Investments by a US Loan Party, the aggregate amount of any returns on Investments in a Subsidiary that is not a US Loan Party received by the US Loan Parties following the Closing Date plus (iii) in the case of Investments by a European Loan Party, the aggregate amount of any returns on Investments in a Subsidiary that is not a Loan Party following the Closing Date); provided, however, that so long as the Payment Conditions are met, the amount permitted pursuant to clause (i) shall be increased to $10,000,000.

“Permitted Investments” means:

(a)                                  Investments by US Loan Parties in cash and US Cash Equivalents and Investments by European Loan Parties in cash and European Cash Equivalents,

(b)                                 Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,

(c)                                  Advances made in connection with purchases of goods or services in the ordinary course of business,

(d)                                 Investments received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of a Loan Party or its Subsidiaries,

(e)                                  Investments (i) in any Subsidiaries existing as of the Closing Date and otherwise, (ii) owned by any Loan Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1 to the Agreement and (iii) other Investments owned by any Loan Party or any of its Subsidiaries on the Closing Date with an aggregate value not in excess of $1,000,000,

(f)                                    Guarantees permitted under the definition of Permitted Indebtedness,

(g)                                 Permitted Intercompany Advances,

(h)                                 Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to a Loan Party or its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,

Schedule 1.1 - 48

(i)                                     Deposits of cash or Cash Equivalents (i) made in the ordinary course of business to secure performance of operating leases or any other obligations not constituting Indebtedness or (ii) securing Indebtedness permitted pursuant to clause (t) of the definition of “Permitted Indebtedness”,

(j)                                     (i) Non-cash loans and advances to employees, officers, and directors of US Borrower or any of its Subsidiaries for the purpose of purchasing Equity Interests in US Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in US Borrower, and (ii) loans and advances to employees and officers of US Borrower or any of its Subsidiaries in the ordinary course of business for any other business purpose and in an aggregate amount not to exceed $1,000,000 at any one time,

(k)                                  (i) Permitted Acquisitions and any customary cash earnest money deposits made in connection with a proposed Permitted Acquisition and (ii) the acquisition of Equity Interests in any CIBER Joint Venture from third parties that own a minority Equity Interests therein if either (A)(1) no Default or Event of Default shall have occurred and be continuing, (2) Excess Availability shall exceed the $25,000,000 on a pro forma basis and (3) the Fixed Charge Coverage Ratio would be at least 1.1:1.0 on a pro forma basis, or (B) the consideration for such acquisition shall consist solely from proceeds of cash on hand and not from the proceeds of any Loans,

(l)                                     Investments in the form of capital contributions and the acquisition of Equity Interests made by any US Loan Party in any other US Loan Party (other than capital contributions to or the acquisition of Equity Interests of US Borrower) and by any European Loan Party in any other European Loan Party,

(m)                               Investments resulting from entering into (i) US Bank Product Agreements by US Loan Parties, (ii) European Bank Product Agreements by European Loan Parties, or (iii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,

(n)                                 Equity Investments by any Loan Party in any Subsidiary of such Loan Party which is required by law to maintain a minimum net capital requirement or as may be otherwise required by applicable law, and

(o)                                 Investments held by a Person acquired in a Permitted Acquisition to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,

(p)                                 to the extent constituting an Investments, escrow deposits to secure indemnification obligations in connection with a Permitted Disposition or a Permitted Acquisition,

(q)                                 So long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments in an aggregate amount not to exceed $1,000,000 in any fiscal year or, if the Payment Conditions are met, $10,000,000 in any fiscal year; and

(r)                                    other Investments made with any Available Equity Proceeds or in exchange for the delivery of Qualified Equity Interests of the US Borrower.

Schedule 1.1 - 49

“Permitted Liens” means

(a)                                  Liens granted to, or for the benefit of, Agent to secure all or any of the Obligations,

(b)                                 Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not have priority over Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,

(c)                                  Judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 8.3 of the Agreement,

(d)                                 Liens set forth on Schedule P-2 to the Agreement; provided, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 to the Agreement shall only secure the Indebtedness that it secures on the Closing Date and any Refinancing Indebtedness in respect thereof,

(e)                                  The interests of lessors under operating leases and non-exclusive licensors under license agreements,

(f)                                    Purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures the Indebtedness that was incurred to acquire the asset purchased or acquired or any Refinancing Indebtedness in respect thereof,

(g)                                 Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,

(h)                                 Liens on amounts deposited to secure US Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation or other unemployment insurance or other types of similar employment insurance,

(i)                                     Liens on amounts deposited to secure US Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)                                     Liens on amounts deposited to secure US Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,

(k)                                  With respect to any Real Property, easements, rights of way, covenants, conditions and zoning restrictions and minor defects in title that do not materially interfere with or impair the use or operation thereof,

Schedule 1.1 - 50

(l)                                     Non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,

(m)                               Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is the subject of permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets that secured the original Indebtedness,

(n)                                 Rights of setoff or bankers’ liens upon deposits of funds in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such Deposit Accounts in the ordinary course of business,

(o)                                 Liens granted in the ordinary course of business on the unearned portion of insurance premiums and on any loss payments which reduce the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,

(p)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,

(q)                                 Liens solely on any cash earnest money deposits made by US Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,

(r)                                    Liens assumed by US Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,

(s)                                  The filing of UCC financing statements solely as a precautionary measure in connection with an operating lease, in each case, relating solely to the property that is the subject of such operating lease,

(t)                                    Liens pursuant to the IBM Financing Agreement; provided that the scope of such Liens are not expanded from that in effect as of the Closing Date and subject to the Intercreditor Agreement,

(u)                                 Liens in respect of Cash Equivalents in deposit accounts which are not subject to the Lien in favor of Agent pursuant to the UK Security Agreements, Dutch Security Documents or German Security Documents, to the extent securing Indebtedness permitted by clause (t) of the definition of Permitted Indebtedness,

(v)                                 Liens applicable to the assets of any Subsidiary of US Borrower that is not organized under the a laws of any jurisdiction of the United States, the United Kingdom, the Netherlands or Germany, in each case, so long as such Liens secure Indebtedness or other obligations otherwise permitted to be incurred pursuant to the Loan Documents,

(w)                               with respect to any German Loan Party, Liens on any Inventory and Equipment arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to a Loan Party in the ordinary

Schedule 1.1 - 51

course of trading and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the relevant Loan Party, and

(x)                                   Other Liens which do not secure Indebtedness for borrowed money or letters of credit and as to which the aggregate amount of the obligations secured thereby does not exceed $2,500,000.

“Permitted Protest” means the right of US Borrower or any of its Subsidiaries to protest any Lien (other than any Lien that secures any of the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on US Borrower’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by US Borrower or its Subsidiary, as applicable, in good faith, and (c) Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of Agent’s Liens.

“Permitted Purchase Money Indebtedness” means, as of any date of determination, Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred after the Closing Date and at the time of, or within 90 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof, in an aggregate principal amount outstanding at any one time not in excess of $10,000,000.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Philips Receivable” means any Account owing to any Borrower by Koninklijke Philips Electronics N.V. or any of its Affiliates.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Post-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.

“Pre-Increase Revolver Lenders” has the meaning specified therefor in Section 2.14 of the Agreement.

“Projections” means US Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with US Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

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“Pro Rata Share” means, as of any date of determination:

(a)                                  with respect to a Lender’s obligation to make all or a portion of the US Revolving Loans, UK-Dutch Revolving Loans or German Revolving Loans, as applicable, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Revolving Loans, and with respect to all other computations and other matters related to the Commitments or the Revolving Loans, the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender by (ii) the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders,

(b)                                 with respect to a Lender’s obligation to participate in the US Letters of Credit, UK-Dutch Letters of Credit or German Letters of Credit, as applicable, with respect to such Lender’s obligation to reimburse Issuing Lender, and with respect to such Lender’s right to receive payments of Letter of Credit Fees, and with respect to all other computations and other matters related to the Letters of Credit, the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender by (ii) the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders; provided, that if all of the Revolving Loans have been repaid in full and all Commitments have been terminated, but Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined as if the Commitments had not been terminated and based upon the Commitments as they existed immediately prior to their termination, and

(c)                                  with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Dollar Equivalent of the Revolving Loan Exposure of such Lender by (ii) the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Loans have been repaid in full, all Letters of Credit have been made the subject of Letter of Credit Collateralization, and all Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Revolving Loan Exposures had not been repaid, collateralized, or terminated and shall be based upon the Revolving Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified Equity Interest” means and refers to any Equity Interests issued by US Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Qualifying Lender” means:

(a)                                  for the purposes of Section 16B of this Agreement a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of a Revolving Loan and is:

(i)                                     a Lender:

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(A)                              that is a bank (as defined for the purpose of section 879 of the ITA) making a Revolving Loan; or

(B)                                in respect of a Revolving Loan by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such Revolving Loan was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that Revolving Loan or would be within such charge as respects such payments apart from Section 18A of the CTA; or

(ii)                                  a Lender which is:

(A)                              a company resident in the United Kingdom for United Kingdom tax purposes;

(B)                                a partnership, each member of which is:

(1)                                  a company so resident in the United Kingdom; or

(2)                                  a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that Revolving Loan that falls to it by reason of Part 17 of the CTA; or

(C)                                a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Revolving Loan in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)                               a Treaty Lender; or

(b)                                 for the purposes of Section 16B of this Agreement a building society (as defined for the purposes of section 880 of the ITA) making a Revolving Loan; or

(c)                                  for the purposes of Section 16C of this Agreement, a Lender which

(i)                                     has its Facility Office in the Netherlands;

(ii)                                  is a Treaty Lender; or

(iii)                               is otherwise entitled to receive a payment under this Agreement without any Tax Deduction.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by US Borrower or its Subsidiaries and the improvements thereto.

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“Receivable Reserves” means, as of any date of determination, those reserves, without duplication of any other reserves established pursuant to Section 2.1(d), that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(d), to establish and maintain (including reserves for rebates, discounts, warranty claims, and returns) with respect to the US Eligible Accounts, US Eligible Unbilled Accounts, UK-Dutch Eligible Accounts, UK-Dutch Eligible Unbilled Accounts, German Eligible Accounts, Maximum Revolver Amount, the UK-Dutch Maximum Revolver Amount and/or the German Maximum Revolver Amount.

“Received Amount” has the meaning specified therefor in Section 5.20 of the Agreement.

“Recipient” has the meaning specified therefor in Section 16D.5 of the Agreement.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Refinancing Indebtedness” means refinancings, renewals, or extensions of Indebtedness so long as:

(a)           Such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, other than by the amount of accrued interest, premiums paid thereon and the fees and expenses incurred in connection therewith, and by the amount of unfunded commitments with respect thereto,

(b)           Such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity (measured as of the refinancing, renewal, or extension) of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions that, taken as a whole, are or could reasonably be expected to be materially adverse to the interests of the Lenders,

(c)           If the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension must include subordination terms and conditions that are at least as favorable to the Lender Group in all material respects as those that were applicable to the refinanced, renewed, or extended Indebtedness, and

(d)           The Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended.

“Register” has the meaning set forth in Section 13.1(h) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(h) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the

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ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Report” has the meaning specified therefor in Section 15.16 of the Agreement.

“Required Availability” means that Excess Availability exceeds $20,000,000; provided that for purposes of the calculation of Required Availability only, German Eligible Accounts shall be included in such calculation notwithstanding clause (w) of the definition of German Eligible Accounts so long as German Administrative Borrower has provided evidence in form and substance satisfactory to Agent that the notice referenced in clause (w) of the definition of German Eligible Accounts will be provided one Business Day after the Closing Date.

“Required Lenders” means, at any time, Lenders having or holding more than 50% of the sum of (a) the aggregate Dollar Equivalent of Revolving Loan Exposure of all Lenders, plus (b) the aggregate Dollar Equivalent of Term Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure or Term Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Required Lenders, and (ii) at any time there are 2 or more Lenders, “Required Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

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“Reserves” means, as of any date of determination, those reserves (other than Receivable Reserves and Bank Product Reserves) that Agent deems necessary or appropriate, in its Permitted Discretion and subject to Section 2.1(c), to establish and maintain (including reserves with respect to (a) sums that US Borrower or its Subsidiaries are required to pay under any Section of the Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay, (b) amounts owing by any Loan Party to any Person to the extent secured by a Lien on, or trust over, or preferential claim by operation of law over, any of the Collateral (other than a Permitted Lien), which Lien, trust or preferential claims, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens, trusts or preferential claims in favor of landlords, warehousemen, carriers, employees, creditors, mechanics, materialmen, laborers, or suppliers (including without limitation extended retentions of title (verlängerte Eigentumsvorbehalte)), or Liens, trusts or preferential claims for ad valorem, excise, sales, value added or other taxes where given priority under applicable law) in and to such item of the Collateral (which shall include an amount equal to the outstanding principal of Indebtedness under the IBM Financing Agreement as of any date of determination), (c) amounts that Loan Parties are required to pay employees and contractors in a two (2) week period plus amounts reserved for payroll taxes related thereto, (d) amounts that could become due to the trustee or insolvency administrator (Insolvenzverwalter, vorläufiger Insolvenzverwalter, Sachwalter) of any Insolvency Proceeding of any German Borrower or to the trustee of any Dutch Borrower, in each case with respect to the US Borrowing Base, UK-Dutch Borrowing Base, German Borrowing Base, Maximum Revolver Amount, UK-Dutch Maximum Revolver Amount and/or the German Maximum Revolver Amount as applicable and (e) without limiting subsection (a) hereof, up to three (3) month’s rent or any amount payable under any lease for any leased location of any Loan Party at which any of Borrowers’ books and records are stored.  In no event shall any Reserves be duplicative of other reserves.

“Responsible Officer” means the chief financial officer, president, chief executive officer, treasurer, controller or chief accounting officer of the US Borrower or any of its Subsidiaries, as applicable.

“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution, directly or indirectly, on account of Equity Interests issued by US Borrower (including any payment in connection with any merger or consolidation involving US Borrower) or to the direct or indirect holders of Equity Interests issued by US Borrower in their

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capacity as such (other than dividends or distributions payable in Qualified Equity Interests issued by US Borrower, or (b) purchase, redeem, make any sinking fund or similar payment, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving US Borrower) any Equity Interests issued by US Borrower, (c) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire Equity Interests of US Borrower now or hereafter outstanding, and (d) make, or cause or suffer to permit any of US Borrower’s Subsidiaries to make, any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Revaluation Date” means (a) with respect to any Revolving Loan denominated in Euros or Sterling, each of the following:  (i) each date of a Borrowing of such Revolving Loan, (ii) each date of a continuation of such Revolving Loan pursuant to Section 2.12, and (iii) such additional dates as Agent shall determine or the Required Lenders shall require, (b) with respect to any Letter of Credit denominated in Euros or Sterling, each of the following:  (i) each date of issuance of such Letter of Credit, (ii) each date of an amendment of such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under such Letter of Credit, and (iv) such additional dates as Agent or the Issuing Lender shall determine or the Required Lenders shall require and (c) with respect to any other Obligations denominated in Euros or Sterling, each date as Agent shall determine unless otherwise prescribed in this Agreement or any other Loan Documents.

“Revolver Usage” means the US Revolver Usage and/or the UK-Dutch Revolver Usage and/or the Aggregate German Revolver Usage and/or the German Revolver Usage of any German Borrower as the context requires.

“Revolving Lender” means a US Revolving Lender and/or a UK-Dutch Revolving Lender and/or a German Revolving Lender as the context requires.

“Revolving Loan Exposure” means, with respect to any Revolving Lender, as of any date of determination (a) prior to the termination of the Commitments, the amount of such Lender’s Commitment, and (b) after the termination of the Commitments, the aggregate outstanding principal amount of the Revolving Loans of such Lender.

“Revolving Loans” means a US Revolving Loan and/or a UK-Dutch Revolving Loan and/or a German Revolving Loan as the context requires.

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“S&P” has the meaning specified therefor in the definition of US Cash Equivalents.

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“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Securities Account” means a securities account (as that term is defined in the Code).

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreements” means the US Security Agreement, the UK Security Agreements, the Dutch Security Documents and the German Security Documents.

“Settlement” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i) of the Agreement.

“Significant Subsidiary” means any Subsidiary which is not an Insignificant Subsidiary.

“Sole Book Runner” has the meaning set forth in the preamble to the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) at fair valuations, the sum of such Person’s debts (including contingent liabilities) is less than all of such Person’s assets, (b) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (c) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise).  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Specified Jurisdiction” means the United Kingdom and the Kingdom of the Netherlands.

“Spot Rate” means, for a currency, the rate determined by Agent to be the rate quoted by Agent acting in such capacity as the spot rate for the purchase by Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided, that Agent may obtain such spot rate from another financial institution designated by Agent if Agent acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Sterling” or “£” means the lawful currency of the United Kingdom.

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“Sterling Equivalent” means, at any time, with respect to any amount denominated in Dollars or Euros, the equivalent amount thereof in Sterling as determined by Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date or such other date as determined by Agent) for the purchase of Sterling with Dollars or Euros, as applicable.

“Sterling Extension” has the meaning specified therefor in Section 2.18(b).

“Sterling Revolving Loans” has the meaning specified therefor in Section 2.18(b).

“Subject Loans” has the meaning specified therefor in Section 16D.5.

“Subordinated Indebtedness” means any unsecured Indebtedness of US Borrower or its Subsidiaries incurred from time to time that is subordinated in right of payment to the Obligations and that (a) is only guaranteed by the Guarantors, (b) is not subject to scheduled amortization, redemption, sinking fund or similar payment and does not have a final maturity, in each case, on or before the date that is six months after the Maturity Date, (c) does not include any financial covenants or any covenant or agreement that is more restrictive or onerous on any Loan Party in any material respect than any comparable covenant in the Agreement, and (iv) contains customary subordination (including customary payment blocks during a payment default under any “senior debt” designated thereunder) and turnover provisions and shall be limited to cross-payment default and cross-acceleration to other “senior debt” designated thereunder.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Supermajority Revolving Lenders” means, at any time, Lenders having or holding more than 66 2/3% of the aggregate Dollar Equivalent of the Revolving Loan Exposure of all Lenders; provided, that (i) the Revolving Loan Exposure of any Defaulting Lender shall be disregarded in the determination of the Supermajority Revolving Lenders, and (ii) at any time there are 2 or more Lenders, “Supermajority Revolving Lenders” must include at least 2 Lenders (who are not Affiliates of one another).

“Supplier” has the meaning specified therefor in Section 16D.5.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET 2) payment system which utilizes a single shared platform of which was launched on November 19, 2007 (or, if such payment system ceases to be operative, such other payment system (if any) determined by Agent to be a suitable replacement) is open for the settlement of payments in Euro.

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“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of a Revolving Loan is either:

(a)           a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)           a partnership each member of which is:

(i)            a company so resident in the United Kingdom; or

(ii)           a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that Revolving Loan that falls to it by reason of Part 17 of the CTA; or

(iii)          a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that Revolving Loan in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Payment” means the increase in a payment made by a Relevant Borrower to a Lender under Section 16B.2 or Section 16B.3, by a Dutch Borrower to a Lender under Section 16C.1 or Section 16C.2, or by a German Borrower to a Lender under Section 16D.1 or Section 16.D.2.

“Term Loan” has the meaning specified therefor in Section 2.2 of the Agreement.

“Term Loan Amount” means $7,500,000.

“Term Loan Commitment” means, with respect to each UK-Dutch Lender, its Term Loan Commitment, and, with respect to all UK-Dutch Lenders, their Term Loan Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and

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Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Loan Exposure” means, with respect to any Term Loan Lender, as of any date of determination (a) prior to the funding of the Term Loan, the amount of such Lender’s Term Loan Commitment, and (b) after the funding of the Term Loan, the outstanding principal amount of the Term Loan held by such Lender.

“Term Loan Lender” means a Lender that has a Term Loan Commitment or that has a portion of the Term Loan.

“Term Loan Maturity Date” means November 7, 2013.

“Tier One Accounts” means Accounts, which can be adjusted in Agent’s Permitted Discretion, that have a scheduled billing characteristic with levels determined by hours worked, activities completed, hardware sales or flat billing on a monthly basis, and are coded in US Borrower’s accounting systems and reasonably discernible to Agent with the following codes:

(a)           Time and Materials (T&M);

(b)           T&M to a Cap Non-Construction (LIMNC);

(c)           Flat Billing Amount (FLAT);

(d)           Level of Effort (LOE);

(e)           Shipment of Hardware (PRODN and PRODG);

(f)            Pass through (PT); and

(g)           Training (Train).

“Tier Two Accounts” means Accounts, which can be adjusted in Agent’s Permitted Discretion, that do not have a scheduled billing characteristic or otherwise do not meet the criteria of Tier One Accounts and are coded in US Borrower’s accounting systems and reasonably discernible to Agent with the following codes:

(a)           Fixed Fee Construction (PER);

(b)           T&M to a Cap Construction (LIMC);

(c)           Fixed Fee Service Based (FSERV);

(d)           Financing (FIN); and

(e)           Multi-Element Arrangements (MEA).

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“TTM EBITDA” means, as of any date of determination, EBITDA of the US Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP, for the 12 month period most recently ended.

“Trademark Security Agreement” has the meaning specified therefor in the US Security Agreement.

“Treaty Lender” means in respect of a European Borrower, a Lender which, on the date a payment of interest falls due under this Agreement:

(a)           is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(b)           does not carry on a business in the jurisdiction of incorporation of the relevant European Borrower through a permanent establishment with which that Lender’s participation in any Revolving Loan is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction where the relevant European Borrower is tax resident which makes provision for full exemption from, or a full refund of, Taxes on interest imposed by the jurisdiction where the relevant European Borrower is tax resident.

“UCP 600” means the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce and in effect as of July 1, 2007 (or such later version thereof as may be in effect at the time of issuance).

“UK Borrower” has the meaning specified therefore in the preamble to the Agreement.

“UK Collection Deposit Accounts” means a Deposit Account into which Account Debtors of UK Borrowers are to direct payment.

“UK Deposit Accounts” means a Deposit Account of a UK Loan Party listed on Schedule 2.17(d).

“UK Designated Account” means the UK Deposit Account of CIBER UK identified on Schedule D-1 to the Agreement (or such other Deposit Account of a UK Borrower located at UK Designated Account Bank that has been designated as such, in writing, by UK-Dutch Administrative Borrower to Agent).

“UK Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United Kingdom that has been designated as such, in writing, by UK-Dutch Administrative Borrower to Agent).

“UK-Dutch Administrative Borrower” has the meaning specified therefor in Section 17.14 of the Agreement.

“UK-Dutch Availability” means, as of any date of determination, the Dollar Equivalent amount that UK-Dutch Borrowers are entitled to borrow as UK-Dutch Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding UK-Dutch Revolver Usage).

“UK-Dutch Bank Product” means any one or more of the following financial products or accommodations extended to a UK-Dutch Loan Party by a Bank Product Provider:  (a) credit cards (including commercial credit cards (including so-called “procurement cards” or

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“P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“UK-Dutch Bank Product Agreements” means those agreements entered into from time to time by a UK-Dutch Loan Party with a Bank Product Provider in connection with the obtaining of any of the UK-Dutch Bank Products.

“UK-Dutch Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by UK-Dutch Loan Parties to any Bank Product Provider pursuant to or evidenced by a UK-Dutch Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all UK-Dutch Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the UK-Dutch Bank Products provided by such Bank Product Provider to UK-Dutch Loan Parties; provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Agent or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to the applicable UK-Dutch Loan Party.

“UK-Dutch Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of UK-Dutch Loan Parties in respect of UK-Dutch Bank Product Obligations) in respect of UK-Dutch Bank Products then provided or outstanding.

“UK-Dutch Borrowing” means a borrowing consisting of UK-Dutch Revolving Loans made on the same day by the UK-Dutch Lenders (or Agent or any Applicable Designee on behalf thereof) or by Agent in the case of a UK-Dutch Extraordinary Advance.

“UK-Dutch Borrowing Base” means, as of any date of determination, the Dollar Equivalent amount of result of:

(a)           85% of the amount of UK-Dutch Eligible Accounts that are Tier One Accounts less the amount, if any, of the UK-Dutch Dilution Reserve, plus

(b)           75% of the amount of UK-Dutch Eligible Accounts that are Tier Two Accounts less the amount, if any, of the UK-Dutch Dilution Reserve, plus

(c)           70% of the amount of UK-Dutch Eligible Unbilled Accounts that are Tier One Accounts, less the amount, if any, of the UK-Dutch Unbilled Dilution Reserve, plus

(d)           70% of the amount of any UK-Dutch Eligible Unbilled Accounts of Dutch Borrowers that are Tier Two Accounts, less the amount, if any, of the UK-Dutch Unbilled Dilution Reserve, plus

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(e)           UK-Dutch US Availability, minus

(f)            the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(d) of the Agreement to the extent such reserves relate to UK-Dutch Eligible Accounts or liabilities of any UK-Dutch Loan Parties.

“UK-Dutch Collateral” means Collateral of the UK-Dutch Loan Parties.

“UK-Dutch Commitment” means, collectively, (i) the Term Loan Commitment and (ii) the UK-Dutch Revolver Commitment as the context requires.

“UK-Dutch Deductible Amount” has the meaning specified therefor in Section 15.19 of the Agreement.

“UK-Dutch Deposit Accounts” means a Dutch Deposit Account or UK Deposit Account of a UK-Dutch Loan Party listed on Schedules 2.17(a) and (b).

“UK-Dutch Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 3 months, that is the result of dividing the Dollar Equivalent amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to all UK-Dutch Borrower’s Accounts during such period, by (b) all UK-Dutch Borrower’s billings with respect to Accounts during such period.

“UK-Dutch Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against UK-Dutch Eligible Accounts by 1 percentage point for each percentage point by which UK-Dutch Dilution is in excess of 5%.

“UK-Dutch Eligible Accounts” means those Accounts created by UK-Dutch Borrowers in the ordinary course of its business, that arise out of any UK-Dutch Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting UK-Dutch Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion.  In determining the amount to be included, UK-Dutch Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  UK-Dutch Eligible Accounts shall not include the following:

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(a)           Accounts (i) with respect to which invoice payment terms exceed 60 days (or 67 days with respect to Accounts owing by Ford Motor Company, Chrysler LLC or GlaxoSmithKlein to the extent such Accounts are classified as “R6O”) or (ii) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 60 days of original due date,

(b)           Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) to Borrowers are deemed ineligible under clause (a) above,

(c)           Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d)           Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)           Accounts that are not payable in Sterling or Euros,

(f)            Accounts with respect to which the Account Debtor (i) is not organized under the laws of the United States (or any jurisdiction thereof), Canada (or any jurisdiction thereof), Switzerland or any member State of the European Union (constituted before 2004) (excluding Greece), or (ii) is the government of any country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent,

(g)           Accounts with respect to which the Account Debtor is any federal, state, city, county or municipal Governmental Authority (provided that up to $5,000,000 of Accounts with respect to which the Account Debtor is a federal, state, city, county or municipal Governmental Authority may be UK-Dutch Eligible Accounts notwithstanding this clause (g)),

(h)           Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)            Accounts with respect to (i) an Account Debtor (other than Meggitt PLC) whose total obligations owing to either UK Borrowers or Dutch Borrowers, as applicable, exceed 10% of all UK-Dutch Eligible Accounts of the UK Borrowers and Dutch Borrowers, to the extent of the obligations owing by such Account Debtor in excess of such percentage or (ii) Meggitt PLC whose total obligations owing to either UK Borrowers or Dutch Borrowers, as applicable, exceed 15% of all UK-Dutch Eligible Accounts of the UK Borrowers and Dutch Borrowers; provided, that, in each case, the amount of UK-Dutch Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on

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all of the otherwise UK-Dutch Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)            Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which any UK-Dutch Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)           Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)            Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

(m)          Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)           Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)           Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition),

(p)           Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable UK-Dutch Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable UK-Dutch Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(q)           Accounts for which the assignment thereof are restricted or prohibited by the terms of such Account or by law,

(r)            Accounts with respect to which the Account Debtor has delivered a notice of contract termination or suspension or of a dispute relating to the scope of engagement or billing,

(s)           Accounts with respect to which a Loan Party delivered a performance, surety or similar bond (it being understood that Accounts supported by bank guaranties shall not be excluded pursuant to this clause (s)),

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(t)            Accounts not governed by (i) with respect to any UK Borrower, the laws of the United Kingdom and (ii) with respect to any Dutch Borrower, the laws of the Netherlands,

(u)           Accounts with respect to any Dutch Borrower not containing a submission by the debtor to the exclusive jurisdiction to a Netherlands competent court,

(v)           Accounts with respect to any Dutch Borrower with respect to which (i) prior to the date of delivery of the first Borrowing Base Certificate pursuant to Section 5.2 after the Closing Date, such Accounts are not subject to the pledge created pursuant to the Deed of Pledge over Accounts Receivables on the Closing Date and (ii) on or after the date of delivery of the first Borrowing Base Certificate pursuant to Section 5.2 after the Closing Date, such Accounts are not subject to a pledge to Agent created under the Deed of Pledge over Accounts Receivables and notice of such pledge has not been delivered to the applicable Account Debtor pursuant to the terms of the Deed of Pledge over Accounts Receivables,

(w)          Accounts with respect to a UK Borrower identified in the general ledger under the following numbers, or any successor accounts with respect thereto: 24020, 24000, 24010 or 24011,

(x)            Accounts with respect to any Dutch Borrower which have been transferred or transferred by way of security to any third party,

(y)           Accounts with respect to a Dutch Borrower identified in the general ledger under the following numbers, or any successor accounts with respect thereto: 23740 or 15800,

(z)            Any Philips Receivable owing to a Dutch Borrower so long as the Citi Factoring Agreement is in effect, or

(aa)         Accounts with respect to any Dutch Borrower to the extent payment of such Accounts is to be made in a blocked account for tax purposes (g-rekening) as referred to in the Tax Collection Act (Invorderingswet 1990) or any similar arrangement with the Dutch tax authorities.

“UK-Dutch Eligible Unbilled Accounts” means Accounts of any UK-Dutch Borrower arising from the rendition of services for the applicable Account Debtor with respect to which expenses with respect to time and materials have been incurred but invoices have not yet been sent and which otherwise qualify as UK-Dutch Eligible Accounts except that such Accounts do not meet the standard of clause (m) of the definition of UK-Dutch Eligible Accounts due to the fact that they have not yet been billed to the applicable Account Debtor; provided that an Account shall cease to be a UK-Dutch Eligible Unbilled Account upon the earlier of (i) the date such Account is billed to the applicable Account Debtor and (ii) (A) with respect to Accounts set forth in clause (c) of the definition of “UK-Dutch Borrowing Base”, the earlier of (x) 30 days after the services giving rise to such Account have been rendered to the applicable Account Debtor and (y) 30 days after the entry of such Account into the unbilled schedule or (B) with respect to Accounts set forth in clause (d) of the definition of “UK-Dutch Borrowing Base”, 90 days after the entry of such Accounts onto the unbilled schedule. In determining the amount to be included, UK-Dutch Eligible Unbilled Accounts shall be calculated net of customer deposits and unapplied cash.

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“UK-Dutch Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“UK-Dutch Guarantor” means each Subsidiary of US Borrower incorporated in any legal jurisdiction of the United Kingdom or the Netherlands that is or becomes a guarantor of all or any part of the UK-Dutch Obligations.

“UK-Dutch Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of any UK-Dutch Loan Party arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

“UK-Dutch Lender” means a Lender with a UK-Dutch Commitment or holding outstanding UK-Dutch Revolver Usage.

“UK-Dutch Letter of Credit” means a letter of credit (as that term is defined in the Code) issued for the account of any UK-Dutch Borrower pursuant to the terms of this Agreement by Issuing Lender.

“UK-Dutch Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a UK-Dutch Letter of Credit.

“UK-Dutch Letter of Credit Exposure” means, as of any date of determination with respect to any Lender, such Lender’s Pro Rata Share of the UK-Dutch Letter of Credit Usage on such date.

“UK-Dutch Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“UK-Dutch Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding UK-Dutch Letters of Credit.

“UK-Dutch Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“UK-Dutch Loan Party” means UK-Dutch Borrower or any UK-Dutch Guarantor.

“UK-Dutch Maximum Revolver Amount” means the Dollar Equivalent of $20,000,000, increased, as provided in Section 2.14 and decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.

“UK-Dutch Obligations” means (a) all loans (including the UK-Dutch Revolving Loans (inclusive of UK-Dutch Extraordinary Advances) and the Term Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to UK-Dutch Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the UK-Dutch Loan Account pursuant to the Agreement), obligations

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(including indemnification obligations) of any UK-Dutch Loan Party, fees (including the fees provided for in the Fee Letter) of any UK-Dutch Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any UK-Dutch Loan Party, guaranties by any UK-Dutch Loan Party, and all covenants and duties of any other kind and description owing by any UK-Dutch Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any UK-Dutch Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all UK-Dutch Bank Product Obligations.  Without limiting the generality of the foregoing, the UK-Dutch Obligations under the Loan Documents include the obligation to pay (i) the principal of the UK-Dutch Revolving Loans and the Term Loan, (ii) interest accrued on the UK-Dutch Revolving Loans and the Term Loan, (iii) the amount necessary to reimburse Issuing Lender for amounts paid or payable pursuant to UK-Dutch Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of UK-Dutch Letters of Credit (v) Lender Group Expenses of any UK-Dutch Loan Party, (vi) fees payable by any UK-Dutch Loan Party under the Agreement or any of the other Loan Documents, and (vii) indemnities and other amounts payable by any UK-Dutch Loan Party under any Loan Document.  Any reference in the Agreement or in the Loan Documents to the UK-Dutch Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“UK-Dutch Overadvance” means, as of any date of determination, that the UK-Dutch Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11B.

“UK-Dutch Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“UK-Dutch Received Amount” has the meaning specified therefor in Section 5.19 of the Agreement.

“UK-Dutch Revolver Commitment” means, with respect to each UK-Dutch Revolving Lender, its Commitment, and, with respect to all UK-Dutch Revolving Lenders, their Commitments, in each case as such Dollar Amounts are set forth beside such US Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such US Revolving Lender became a UK-Dutch Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“UK-Dutch Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding UK-Dutch Revolving Loans (inclusive of UK-Dutch Extraordinary Advances), plus (b) the amount of the UK-Dutch Letter of Credit Usage.

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“UK-Dutch Revolving Lender” means a UK-Dutch Lender that has a UK-Dutch Revolving Loan Commitment or has an outstanding UK-Dutch Revolving Loan.

“UK-Dutch Revolving Loans” has the meaning specified therefor in Section 2.1(b) of the Agreement.

“UK-Dutch Unbilled Dilution” means, as of any date of determination, a percentage, based upon the results of Agent’s most recent field examination that is the result of dividing the Dollar Equivalent amount of (a) credit adjustments to revenue recognized, or other dilutive items with respect to all UK-Dutch Unbilled Accounts during such period by (b) all UK-Dutch Borrowers’ revenue recognized during such period.

“UK-Dutch Unbilled Dilution Reserve” means, as of any date of determination, an amount equal to the greater of (a) UK-Dutch Unbilled Dilution calculated over the immediately prior 3 months, (b) UK-Dutch Unbilled Dilution calculated over the immediately prior 12 months and (c) the then applicable UK-Dutch Dilution Reserve.

“UK-Dutch US Availability” means, as of any date of determination, the amount by which the US Borrowing Base exceeds US Revolver Usage minus the Aggregate German US Availability Usage.

“UK-Dutch US Availability Usage” means, as of any date of determination, the Dollar Equivalent of the amount by which the UK-Dutch Revolver Usage exceeds the UK-Dutch Borrowing Base (without giving effect to clause (e) of the definition thereof).

“UK Guarantor” means each Subsidiary of US Borrower incorporated in any legal jurisdiction of the United Kingdom that is or becomes a guarantor of all or any part of the European Obligations.

“UK Loan Party” means a Loan Party incorporated in any legal jurisdiction of the United Kingdom.

“UK Non-Bank Lender” means:

(a)           a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(b)           where a Lender becomes a party after the Closing Date, an Assignee which gives a Tax Confirmation in the Assignment and Acceptance Agreement which it executes on becoming a party.

“UK Pledge Agreement” means each share mortgage executed on or about the date of this Agreement in favor of the UK Security Trustee, for the benefit of the Lender Group, granted over shares in each Subsidiary of the US Borrower incorporated in England and Wales as security for the Obligations.

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“UK Security Agreements” means (a) the debenture dated on or about Closing Date, in form and substance reasonably satisfactory to Agent, executed and delivered by each UK Loan Party in favor of the Agent as UK Security Trustee and (b) each UK Pledge Agreement.

“UK Security Trustee” has the meaning specified therefor in the preamble to the Agreement.

“United Kingdom” means the United Kingdom of Great Britain and Northern Ireland.

“United States” means the United States of America.

“Unused Line Fee” has the meaning specified therefor in Section 2.10(b) of the Agreement.

“US Availability” means, as of any date of determination, the amount that US Borrower is entitled to borrow as US Revolving Loans under Section 2.1 of the Agreement (after giving effect to the then outstanding US Revolver Usage).

“US Bank Product” means any one or more of the following financial products or accommodations extended to US Borrower or its Subsidiaries (other than a European Loan Party) by a Bank Product Provider:  (a) credit cards (including commercial credit cards (including so-called “procurement cards” or “P-cards”)), (b) credit card processing services, (c) debit cards, (d) stored value cards, (e) Cash Management Services, or (f) transactions under Hedge Agreements.

“US Bank Product Agreements” means those agreements entered into from time to time by US Borrower or its Subsidiaries (other than a European Loan Party) with a Bank Product Provider in connection with the obtaining of any of the US Bank Products.

“US Bank Product Obligations” means (a) all obligations, liabilities, reimbursement obligations, fees, or expenses owing by US Borrower or its Subsidiaries (other than a European Loan Party) to any Bank Product Provider pursuant to or evidenced by a US Bank Product Agreement and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, (b) all US Hedge Obligations, and (c) all amounts that Agent or any Lender is obligated to pay to a Bank Product Provider as a result of Agent or such Lender purchasing participations from, or executing guarantees or indemnities or reimbursement obligations to, a Bank Product Provider with respect to the US Bank Products provided by such Bank Product Provider to US Borrower or its Subsidiaries (other than a European Loan Party); provided, in order for any item described in clauses (a) (b), or (c) above, as applicable, to constitute “Bank Product Obligations”, if the applicable Bank Product Provider is any Person other than Agent or its Affiliates, then the applicable Bank Product must have been provided on or after the Closing Date and Agent shall have received a Bank Product Provider Agreement within 10 days after the date of the provision of the applicable Bank Product to US Borrower or its Subsidiaries (other than a European Loan Party).

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“US Bank Product Reserves” means, as of any date of determination, those reserves that Agent deems necessary or appropriate to establish (based upon the Bank Product Providers’ determination of the liabilities and obligations of US Borrower and its Subsidiaries (other than any European Loan Party) in respect of US Bank Product Obligations) in respect of US Bank Products then provided or outstanding.

“US Borrower” has the meaning specified therefor in the preamble to the Agreement.

“US Borrowing” means a borrowing consisting of US Revolving Loans made on the same day by the Lenders (or Agent on behalf thereof), or by US Swing Lender in the case of a US Swing Loan, or by Agent in the case of an US Extraordinary Advance.

“US Borrowing Base” means, as of any date of determination, the result of:

(a)           85% of the amount of US Eligible Accounts that are Tier One Accounts, less the amount, if any, of the US Dilution Reserve, plus

(b)           75% of the amount of US Eligible Accounts that are Tier Two Accounts, less the amount, if any, of the US Dilution Reserve; provided that such amount when added to the amounts set forth in clause (b) of each of the UK-Dutch Borrowing Base and each German Borrowing Base for such date of determination, shall not exceed an amount equal to 20% of the Maximum Revolver Amount, plus

(c)           70% of the amount of US Eligible Unbilled Accounts that are Tier One Accounts, less the amount, if any, of the US Unbilled Dilution Reserve; provided that (i) such amount, plus (ii) the amount set forth in clause (c) of each of the UK-Dutch Borrowing Base and each German Borrowing Base for such date of determination, plus (iii) the amount set forth in clause (d) of the US Borrowing Base for such date of determination, plus (iv) the amount set forth in clause (d) of each of the UK-Dutch Borrowing Base and each German Borrowing Base for such date of determination, shall not in the aggregate exceed an amount equal to 40% of the Maximum Revolver Amount, plus

(d)           70% of the amount of any US Eligible Unbilled Accounts that are Tier Two Accounts, less the amount, if any, of the US Unbilled Dilution Reserve; provided that such amount when added to the amount set forth in clause (d) of each of the UK-Dutch Borrowing Base and each German Borrowing Base for such date of determination, shall not exceed an amount equal to 10% of the Maximum Revolver Amount, minus

(e)           the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(c) of the Agreement, to the extent that such reserves relate to US Eligible Accounts or liabilities of any of the US Loan Parties.

“US Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality

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thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $1,000,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $1,000,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.

“US Collateral” means Collateral of the US Loan Parties.

“US Collection Deposit Accounts” means a Deposit Account into which Account Debtors of US Borrowers are to direct payment.

“US Deposit Account” means a Deposit Account of a US Loan Party listed on Schedule 2.17(a) or any Deposit Account of a US Loan Party established at Agent.

“US Designated Account” means the US Deposit Account of US Borrower identified on Schedule D-2 to the Agreement (or such other Deposit Account of US Borrower located at US Designated Account Bank that has been designated as such, in writing, by US Borrower to Agent).

“US Designated Account Bank” has the meaning specified therefor in Schedule D-2 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by US Borrower to Agent).

“US Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 12 months, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to US Borrower’s Accounts during such period, by (b) US Borrower’s billings with respect to Accounts during such period.

“US Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against US Eligible Accounts by 1 percentage point for each percentage point by which US Dilution is in excess of 5%.

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“US Eligible Accounts” means those Accounts created by US Borrower in the ordinary course of its business, that arise out of US Borrower’s sale of goods or rendition of services, that comply with each of the representations and warranties respecting US Eligible Accounts made in the Loan Documents, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any field examination performed by (or on behalf of) Agent from time to time after the Closing Date.  In determining the amount to be included, US Eligible Accounts shall be calculated net of customer deposits, unapplied cash, taxes, discounts, credits, allowances, and rebates.  US Eligible Accounts shall not include the following:

(a)           Accounts (i) with respect to which invoice payment terms exceed 60 days (or 67 days with respect to Accounts owing by Ford Motor Company, Chrysler LLC or GlaxoSmithKlein to the extent such Accounts are classified as “R6O”) or (ii) Accounts that the Account Debtor has failed to pay within 120 days of original invoice date or 60 days of original due date,

(b)           Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) to Borrowers are deemed ineligible under clause (a) above,

(c)           Accounts with respect to which the Account Debtor is an Affiliate of a Loan Party or an employee or agent of a Loan Party or any Affiliate of a Loan Party,

(d)           Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,

(e)           Accounts that are not payable in Dollars,

(f)            Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States or Canada, or (ii) is not organized under the laws of the United States or any state thereof or Canada or any province thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,

(g)           Accounts with respect to which the Account Debtor is either (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which US Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States or any city, county or municipal Governmental Authority (provided that up to $12,000,000 of

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Accounts with respect to which the Account Debtor is a state, city, county or municipal Governmental Authority may be US Eligible Accounts notwithstanding this clause (g)),

(h)           Accounts with respect to which the Account Debtor is a creditor of any Borrower, has or has asserted a right of recoupment or setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of recoupment or setoff, or dispute,

(i)            Accounts with respect to an Account Debtor whose total obligations owing to US Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all US Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, that, in each case, the amount of US Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise US Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,

(j)            Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, has gone out of business, or as to which US Borrower has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor,

(k)           Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition,

(l)            Accounts that are not subject to a valid and perfected first priority Agent’s Lien (provided that Accounts shall not be ineligible solely due to the existence of a Lien permitted by clause (t) of the definition of Permitted Liens so long as an applicable Reserve has been established by the Agent equal to the outstanding principal amount of the corresponding Indebtedness permitted by clause (r) of the definition of Permitted Indebtedness),

(m)          Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor,

(n)           Accounts with respect to which the Account Debtor is a Sanctioned Person or Sanctioned Entity,

(o)           Accounts owned by a target acquired in connection with a Permitted Acquisition, until the completion of a field examination with respect to such target, in each case, reasonably satisfactory to Agent (which appraisal and field examination may be conducted prior to the closing of such Permitted Acquisition),

(p)           Accounts with respect to which the Account Debtor is located in a jurisdiction that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the US Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that

Schedule 1.1 - 76

the US Borrower may qualify subsequently as a foreign entity authorized to transact business in such jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,

(q)           Accounts for which the assignment thereof are restricted or prohibited by the terms of such Account or by law except to the extent such restriction or prohibition does not prevent the collection thereof by the US Borrower or affect or impair the validity or perfection of the Agent’s Liens therein,

(r)            Accounts with respect to which the Account Debtor has delivered a notice of contract termination or suspension or of a dispute relating to the scope of engagement or billing,

(s)           Accounts identified in the general ledger under the following numbers, or any successor accounts with respect thereto: 21302, 21100, 21506 or 11500, or

(t)            Accounts with respect to which a Loan Party delivered a performance, surety or similar Bond.

“US Eligible Unbilled Accounts” means Accounts of US Borrower arising from the rendition of services for the applicable Account Debtor with respect to which expenses with respect to time and materials have been incurred but invoices have not yet been sent and which otherwise qualify as US Eligible Accounts except that such Accounts do not meet the standard of clause (m) of the definition of US Eligible Accounts due to the fact that they have not yet been billed to the applicable Account Debtor; provided that an Account shall cease to be a US Eligible Unbilled Account upon the earlier of (i) the date such Account is billed to the applicable Account Debtor and (ii) (A) with respect to Accounts set forth in clause (c) of the definition of “US Borrowing Base”, the earlier of (x) 30 days after the services giving rise to such Account have been rendered to the applicable Account Debtor and (y) 30 days after the entry of such Account into the unbilled schedule or (B) with respect to Accounts set forth in clause (d) of the definition of “US Borrowing Base”, 90 days after the entry of such Accounts onto the unbilled schedule.  In determining the amount to be included, US Eligible Unbilled Accounts shall be calculated net of customer deposits and unapplied cash.

“US Extraordinary Advances” has the meaning specified therefor in Section 2.3(d)(iii) of the Agreement.

“US Guarantor” means each Subsidiary of US Borrower incorporated in any legal jurisdiction of a State of the United States or the District of Columbia that is or becomes a guarantor of all or a part of the US Obligations.

“US Hedge Obligations” means any and all obligations or liabilities, whether absolute or contingent, due or to become due, now existing or hereafter arising, of US Borrower or its Subsidiaries (other than any European Loan Party) arising under, owing pursuant to, or existing in respect of Hedge Agreements entered into with one or more of the Hedge Providers.

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“US Lender” means a Lender with a US Revolver Commitment or holding outstanding US Revolver Usage.

“US Letter of Credit” means a letter of credit (as that term is defined in the Code) issued for the account of US Borrower pursuant to the terms of this Agreement by Issuing Lender.

“US Letter of Credit Disbursement” means a payment made by Issuing Lender pursuant to a US Letter of Credit.

“US Letter of Credit Exposure” means, as of any date of determination with respect to any US Lender, such US Lender’s Pro Rata Share of the US Letter of Credit Usage on such date.

“US Letter of Credit Fee” has the meaning specified therefor in Section 2.6(b) of the Agreement.

“US Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding US Letters of Credit.

“US Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“US Loan Party” means the US Borrower or any US Guarantor.

“US Obligations” means (a) all loans (including the US Revolving Loans (inclusive of US Extraordinary Advances and US Swing Loans)), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), reimbursement or indemnification obligations with respect to US Letters of Credit (irrespective of whether contingent), premiums, liabilities (including all amounts charged to the US Loan Account pursuant to the Agreement), obligations (including indemnification obligations) of any US Loan Party, fees (including the fees provided for in the Fee Letter) of any US Loan Party, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding) of any US Loan Party, guaranties by any US Loan Party, and all covenants and duties of any other kind and description owing by any US Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that any US Loan Party is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents and (b) all US Bank Product Obligations.  Without limiting the generality of the foregoing, the US Obligations under the Loan Documents include the obligation to pay (i) the principal of the US Revolving Loans, (ii) interest accrued on the US Revolving Loans, (iii) the amount necessary to reimburse Issuing Lender for amounts paid or payable pursuant to US Letters of Credit, (iv) Letter of Credit commissions, charges, expenses, and fees, in each case in respect of US Letters of Credit, (v) Lender Group

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Expenses of any US Loan Party, (vi) fees payable by any US Loan Party under the Agreement or any of the other Loan Documents, (vii) indemnities and other amounts payable by any US Loan Party under any Loan Document, and (viii) any guaranties by any US Loan Party of all or any part of the European Obligations.  Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“US Overadvance” means, as of any date of determination, that the US Revolver Usage is greater than any of the limitations set forth in Section 2.1 or Section 2.11A.

“US Protective Advances” has the meaning specified therefor in Section 2.3(d)(i) of the Agreement.

“US Revolver Commitment” means, with respect to each US Revolving Lender, its Commitment, and, with respect to all US Revolving Lenders, their US Revolver Commitments, in each case as such Dollar Amounts are set forth beside such US Revolving Lender’s name under the applicable heading on Schedule C-1 to the Agreement or in the Assignment and Acceptance pursuant to which such US Revolving Lender became a US Revolving Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“US Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding US Revolving Loans (inclusive of US Swing Loans and US Extraordinary Advances), plus (b) the amount of the US Letter of Credit Usage.

“US Revolving Lender” means a US Lender that has a US Revolving Loan Commitment or that has an outstanding US Revolving Loan.

“US Revolving Loans” has the meaning specified therefor in Section 2.1(a) of the Agreement.

“US Security Agreement” means a guaranty and security agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by each US Loan Party to Agent.

“US Swing Lender” means Agent or any other Lender that, at the request of US Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the US Swing Lender under Section 2.3(b) of the Agreement.

“US Swing Loan” has the meaning specified therefor in Section 2.3(b) of the Agreement.

“US Swing Loan Exposure” means, as of any date of determination with respect to any US Lender, such US Lender’s Pro Rata Share of the US Swing Loans on such date.

“US Unbilled Dilution” means, as of any date of determination, a percentage, based upon the results of Agent’s most recent field examination that is the result of dividing the

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Dollar Equivalent amount of (a) credit adjustments to revenue recognized, or other dilutive items with respect to all US Unbilled Accounts during such period by (b) all US Borrowers’ revenue recognized during such period.

“US Unbilled Dilution Reserve” means, as of any date of determination, an amount equal to the greater of (a) US Unbilled Dilution calculated over the immediately prior 3 months, (b) US Unbilled Dilution calculated over the immediately prior 12 months and (c) the then applicable US Dilution Reserve.

“VAT” means value added tax imposed in any member state of the European Union pursuant to EC Council Directive 2006/112 on the common system of value added tax and national legislation implementing that directive or any predecessor to it or supplemental to that directive and any other sales, goods and services tax or turnover tax of a similar nature wherever imposed.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association, including its London branch.

Schedule 1.1 - 80

Schedule 1.1A

Mandatory Cost Formulae

1.             The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the United Kingdom Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.             On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each European Lender, in accordance with the paragraphs set out below.  The Mandatory Cost will be calculated by the Agent as a weighted average of the European Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each European Lender in the relevant Revolving Loan) and will be expressed as a percentage rate per annum.

3.             The Additional Cost Rate for any European Lender lending from a lending office in a Participating Member State will be the percentage notified by that European Lender to the Agent.  This percentage will be certified by that European Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that European Lender’s participation in all Revolving Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.             The Additional Cost Rate for any European Lender lending from a lending office in the United Kingdom (for purposes of this Schedule 1.1A, a “Foreign Lender”) will be calculated by the Agent as follows:

(a)           in relation to a sterling Revolving Loan:

AB + C(B – D) + E x 0.01	per cent per annum
100 – (A + C)

(b)           in relation to an Revolving Loan in any currency other than sterling:

E x 0.01	per cent per annum
300

Where:

A                                      is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that European Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

Schedule 1.1A - 1

B                                        is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Revolving Loan is outstanding and unpaid, the additional rate of interest specified in Section 2.6(c) (Default interest) payable for the relevant Interest Period on the relevant Revolving Loan.

C                                        is the percentage (if any) of Eligible Liabilities which that European Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D                                       is the percentage rate per annum payable by the Bank of England to the Agent on interest bearing Special Deposits.

E                                         is designed to compensate European Lenders for amounts payable under the Fees Rules (as defined below) and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Foreign Lenders to the Agent pursuant to paragraph 6 below and expressed in pounds per £1,000,000.

5.             For the purposes of this Schedule:

(a)           “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the United Kingdom Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)           “Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(c)           “Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(d)           “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.             In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05).  A negative result obtained by subtracting D from B shall be taken as zero.  The resulting figures shall be rounded to four decimal places.

7.             If requested by the Agent, each Foreign Lender shall, as soon as practicable after publication by the United Kingdom Financial Services Authority, supply to the Agent, the rate of charge payable by that such Foreign Lender to the United Kingdom Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the United Kingdom Financial Services Authority (calculated for this purpose by such Foreign Lender as being the average of the Fee Tariffs applicable to such Foreign Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of such Foreign Lender.

Schedule 1.1A - 2

8.             Each European Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate.  In particular, but without limitation, each European Lender shall supply the following information on or prior to the date on which it becomes a European Lender:

(a)           the jurisdiction of its lending office; and

(b)           any other information that the Agent may reasonably require for such purpose.

Each European Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

9.             The percentages of each European Lender for the purpose of A and C above and the rates of charge of each Foreign Lender for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a European Lender notifies the Agent to the contrary, each European Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.           The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any European Lender and shall be entitled to assume that the information provided by any European Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.           The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the European Lenders on the basis of the Additional Cost Rate for each European Lender based on the information provided by each European Lender pursuant to paragraphs 3, 7 and 8 above.

12.           Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.           The Agent may from time to time, after consultation with the Borrowers and the European Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the United Kingdom Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

Schedule 1.1A - 3

Schedule 3.1

The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the satisfaction of each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent (in each case, except to the extent that any such item has been expressly agreed to be provided as a post-closing item):

(a)           the Closing Date shall occur on or before May 7, 2012;

(b)           Agent shall have received a letter duly executed by each Loan Party authorizing Agent to file appropriate financing statements in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the security interests to be created by the Loan Documents;

(c)           Agent shall have received evidence that appropriate financing statements have been duly filed in such office or offices as may be necessary or, in the opinion of Agent, desirable to perfect the Agent’s Liens in and to the Collateral;

(d)           Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed, and each such document shall be in full force and effect:

(i)            the Control Agreements,

(ii)           the Security Agreements,

(iii)          a disbursement letter executed and delivered by Borrowers to Agent regarding the extensions of credit to be made on the Closing Date,

(iv)          the Fee Letter,

(v)           the Intercompany Subordination Agreement,

(vi)          a letter from Bank of America, N.A. (“Existing Lender”) to Agent respecting the amount necessary to repay in full all of the obligations of Borrowers and their Subsidiaries owing to Existing Lender and obtain a release of all of the Liens existing in favor of Existing Lender in and to the assets of Borrowers and their Subsidiaries, together with termination statements in form appropriate for filing under the UCC of the applicable jurisdictions and other documentation evidencing the termination by Existing Lender of its Liens in and to the properties and assets of Borrowers and their Subsidiaries, and

(vii)         Perfection Certificate;

(e)           Agent shall have received a certificate from the Secretary or any other authorized person of each Loan Party (i) attesting to the resolutions of such Loan Party’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which each Loan Party is a party, (ii) authorizing specific officers of such

Schedule 3.1 - 1

Loan Party to execute the same, and (iii) attesting to the incumbency and signatures of such specific officers of such Loan Party;

(f)            Agent shall with respect to a Dutch Loan Party have received all relevant corporate action and works council approval (if relevant).

(g)           Agent shall have received copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party and an applicable government official if customary;

(h)           Agent shall have received a certificate of status or, to the extent applicable, the equivalent in a relevant jurisdiction with respect to each Loan Party, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificate shall indicate that such Loan Party is, as applicable, in good standing in such jurisdiction;

(i)            Agent shall have received such certificates of status with respect to each Loan Party as Agent may reasonably request, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party in which its failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is, as applicable, in good standing in such jurisdictions;

(j)            [Intentionally Omitted];

(k)           The Agent shall have received in relation to each German Borrower:

(i)            an up-to-date certified (beglaubigt) commercial register extract (Handelsregisterauszug), its articles of association (Satzung), certified by the commercial register as of a recent date as well as a list of shareholders (Gesellschafterliste) certified by the commercial register as of a recent date (if applicable).

(ii)           As applicable, a copy of a resolution signed by all the holders of the issued shares of each German Borrower, a copy of a resolution of the directors of the board of directors of each German Borrower, a copy of a resolution of the supervisory board (Aufsichtsrat) and/or a copy of a resolution of the advisory board (Beirat) of such German Borrower:

(d)                                approving the terms of, and the transactions contemplated by, the Loan Documents to which it is a party and resolving that it execute, deliver and perform the Loan Documents to which it is a party;

(e)                                 authorizing specified person or persons to execute the Loan Documents to which it is a party on its behalf; and

Schedule 3.1 - 2

(f)                                   authorizing specified person or persons, on its behalf, to sign and/or dispatch all documents and notices to be signed and/or dispatched by it under or in connection with the Loan Documents to which it is a party.

(iii)          A specimen of the signature of each person authorized by the resolutions referred to in paragraph (ii) above to execute any Loan Document and other documents and notices to be signed and/or dispatched by each German Borrower under or in connection with the Loan Documents to which it is a party.

(iv)          A certificate of a an authorized signatory of the relevant German Borrower certifying that each copy document relating to it specified in this Sub-clause (iv) above is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(l)            Agent shall have received a certificates of insurance, together with the endorsements thereto, as are required by Section 5.6, the form and substance of which shall be satisfactory to Agent;

(m)          Agent shall have received an executed Intercreditor Agreement by and between Agent and IBM Credit LLC (formerly known as IBM Credit Corporation) in form and substance acceptable to Agent;

(n)           Agent shall have received opinions of Loan Parties’ or Agent’s counsel in form and substance satisfactory to Agent;

(o)           Agent shall have received a Borrowing Base Certificate dated as of March 31, 2012, and such Borrowing Base Certificate shall demonstrate that Borrowers have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;

(p)           Agent shall have completed its business, legal, and collateral due diligence, including a collateral audit and review of Borrowers’ and their Subsidiaries books and records and verification of Borrowers’ representations and warranties to Lender Group, the results of which shall be satisfactory to Agent;

(q)           Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for Loan Parties, and (ii) OFAC/PEP searches and customary individual background searches for Loan Parties’ senior management and key principals, the results of which shall be satisfactory to Agent;

(r)            Agent shall have received a set of Projections of Borrowers for the 3 year period following the Closing Date (on a year by year basis, and for the 1 year period following the Closing Date, on a month by month basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;

(s)           Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;

Schedule 3.1 - 3

(t)            Agent shall have received copies of the IBM Agreement, together with a certificate of the Secretary of US Borrower certifying such document as being a true, correct, and complete copy thereof;

(u)           Borrowers and each of their Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery of the Loan Documents or with the consummation of the transactions contemplated thereby; and

(v)           all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1 - 4

Schedule 5.1

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form reasonably satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month (other than the last month of each fiscal year, which, for such months, only Borrower-prepared drafts shall be delivered) during each of US Borrower’s fiscal years

(a)           an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering US Borrower’s and its Subsidiaries’ operations during such period, and

(b)           a Compliance Certificate (showing the calculation for the applicable financial covenants set forth in Section 7, regardless of whether a Covenant Testing Period exists).

as soon as available, but in any event within 90 days after the end of each of US Borrower’s fiscal years

(c)           consolidated and consolidating financial statements of US Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 7), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(d)           a Compliance Certificate (showing the calculation for the financial covenants set forth in Section 7, regardless of whether a Covenant Testing Period exists).

as soon as available, but in any event within 30 days following the start of each of US Borrower’s fiscal years,

(e)           copies of US Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to Agent, in its Permitted Discretion, for the forthcoming 3 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of US Borrower as being such officer’s good faith estimate of the financial performance of US Borrower during the period covered thereby.

Schedule 5.1 - 1

if and within 5 Business Days of being filed by US Borrower,

(f)            Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(g)           any other filings made by US Borrower with the SEC with respect to material business developments, and

(h)           any other information that is provided by US Borrower to its shareholders generally.

(i)            provided however, that information required pursuant to the foregoing clauses (f), (g) and (h) shall be deemed to have been delivered if such information shall have been posted and made available on the website of the SEC at http:www.sec.gov or on the website of the Borrower at http://www.ciber.com,

Promptly, but in any event within 5 Business Days after any Loan Party has knowledge of any event or condition that constitutes a Default or an Event of Default,	(j) notice of such event or condition and a statement of the curative action that Loan Parties propose to take with respect thereto.

concurrently with the delivery of next Compliance Certificate pursuant to clause (b) or (d) of this Schedule 5.1,	(k) copies of any material amendments or modification to the IBM Financing Agreement.

promptly after a Responsible Officer obtaining knowledge thereof, but in any event within 5 Business Days after such knowledge,

(l)            notice of all actions, suits, or proceedings brought by or against US Borrower or any of its Subsidiaries before any Governmental Authority which a Responsible Officer has determined could reasonably be expected to result in a Material Adverse Effect.

promptly following the request of Agent,	(m) any other information reasonably requested relating to the financial condition of US Borrower or its Subsidiaries.

Schedule 5.1 - 2

Promptly following receipt,	(n) a copy of any formal request from the trustees of any UK Pension Plan or from the Pensions Regulator for contributions or financial support for a liability under any UK Pension Plan.

Schedule 5.1 - 3

Schedule 5.2

Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly, no later than the 25th day of each month (provided, that if Excess Availability falls below $20,000,000 at any time, such reporting shall be delivered weekly, no later than Wednesday of each week, until Excess Availability exceeds $20,000,000 for 30 consecutive days); provided that (A) items (a)(i) and (a)(iii) shall continue to be delivered monthly; (B) for purposes of items (c) unbilled accounts shall in any event not be required to be recalculated more frequently than on a monthly basis and (C) for purposes of item (b), information regarding accruals shall in any event not be required to be updated more frequently than on a monthly basis (no later than the 25th day of such month)

(a)           (i)            all amounts owed under the IBM Financing Agreement (which amount shall not be required to be updated more frequently than monthly),

(ii)           report of items in the (1) US Borrower’s general ledger under the following numbers, or any successor accounts with respect thereto: 21302, 21100, 21506 or 11500, (2) UK Borrowers’ general ledger under the following numbers, or any successor accounts with respect thereto: 24020, 24000, 24010 or 24011, (3) Dutch Borrowers’ general ledger under the following numbers, or any successor accounts with respect thereto: 23740, 24011 or 15800, and (4) German Borrowers’ general ledger under the following numbers, or any successor accounts with respect thereto: 24000, 24010 or 24011, or

(iii) copies of each unbilled accounts receivable ledger, including those classified by any Borrower as T&M Accrual Schedule, Unbilled Schedule-Projects, and Hardware Accrual Schedule or successor reports (which ledger shall not be required to be updated more frequently than monthly),

(b)           sales journals, collection journals, credit registers and any other records in respect of the Accounts of US Borrower, UK-Dutch Borrowers and each German Borrower),

(c)           a Borrowing Base Certificate (setting forth the US Borrowing Base, the UK-Dutch Borrowing Base and each German Borrowing Base), and

(d)           a detailed report regarding US Borrower’s and its Subsidiaries’ cash and Cash Equivalents.

Schedule 5.2 - 1

Monthly (no later than the 25th day of each month)

(e)           a detailed aging, by total, of Accounts (which separately identifies the Accounts of US Borrower, UK-Dutch Borrowers and each German Borrower), together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(f)            a detailed general ledger Accounts and Deferred Revenue trial balance (which separately identifies Accounts and Deferred Revenue of US Borrower, UK-Dutch Borrowers and each German Borrower),

(g)           a detailed calculation of those Accounts that are not eligible for the US Borrowing Base, UK-Dutch Borrowing Base or each German Borrowing Base, as applicable, if Borrowers have not implemented electronic reporting,

(h)           a summary aging, by vendor, of US Borrower’s and its Subsidiaries’ accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks (which separately identifies the vendors of the US Loan Parties, the UK-Dutch Loan Parties and each German Borrower),

(i)            a report demonstrating the amount, customer, and maturity of any performance, surety, or similar bond,

(j)            solely to the extent, changed, updated copies of US Borrower’s revenue recognition procedures which capture US Borrower’s policies and procedures concerning Tier One Accounts and Tier Two Accounts,

(k)           a monthly Account roll-forward (which separately identifies the Accounts of US Borrower, UK-Dutch Borrowers and each German Borrower), in a format acceptable to Agent in its reasonable discretion, tied to the beginning and ending account receivable balances of the general ledger,

(l)            sales journals, collection journals, credit registers and any other records in respect of the Accounts of US Borrower, UK-Dutch Borrowers and each German Borrower, tied to the beginning and ending account receivable balances of the general ledger,

(m)          a report of employees and contractors of the Loan Parties at month-end, and average daily payroll and payroll taxes of each of the Loan Parties over the prior month, and

(n)           a report detailing all Philips Receivables assigned or sold to Citi Europa plc pursuant to the Citi Factoring Agreement, including the amounts of each Philips Receivable, over the prior month

Schedule 5.2 - 2

Monthly (no later than the 30th day of each month)	(o) a reconciliation of Accounts and trade accounts payable of US Borrower’s general ledger accounts to its monthly financial statements including any book reserves related to each category.

Monthly (no later than noon Amsterdam time on the last Business Day of each calendar month)

(p)           copies of a signed supplemental pledge deed and the letter whereby that supplemental pledge deed has been offered for registration with the Dutch tax authorities and, upon receipt of evidence of registration, a copy of that registered supplemental pledge deed, delivered in accordance with Section 2.3 of the Deed of Pledge over Accounts.

Annually (together with annual financial statements)	(r) a detailed list of US Borrower’s and its Subsidiaries’ top 20 customers in each of the United States, United Kingdom, Netherlands and Germany, with address and contact information.

Within 5 Business Days of the occurrence thereof	(s) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to US Borrower’s and its Subsidiaries’ Accounts,

Within 2 Business Days of opening any account with a bank in the Netherlands

(t)            with respect Ciber Nederland, copies of a signed supplemental pledge deed and within 2 Business Day of signing that supplemental pledge deed, copies of that supplemental pledge deed countersigned for acknowledgment of the right of pledge, consent and waiver by the bank delivered in accordance with Section 2.3 of the Deed of Pledge over Bank Accounts and Intercompany Advances,

(u)           with respect to Ciber International and Ciber International Holdings C.V., copies of a signed pledge deed substantially in the form of the Deed of Pledge over Bank Accounts and Intercompany Advances and within 2 Business Days of signing such pledge deed, written evidence that bank (i) consents to a right of pledge in favor of the Agent, (ii) releases any rights of pledge it may have and (iii) waives any right to create a right of pledge and any right of set-off it may have in respect of such additional account based on its general conditions or otherwise,

Within two Business Days of a Dutch Loan Party granting Intercompany Advances to a Group Company which is not a Credit Party or a party to the Intercompany Subordination Agreement.

(v) a copy of a notice in the form of Schedule 2 to the Deed of Pledge over Bank Accounts and Intercompany Advances to such Group Company countersigned by that Group Company or a joinder to the Intercompany Subordination Agreement, in each case, as provided in Section 2.3 and 5 of the Deed of Pledge over Bank Accounts and Intercompany Advances,

Upon request by Agent	(w) a report regarding US Borrower’s and the other Loan Parties’ accrued, but unpaid, ad valorem taxes, (x) copies of invoices together with corresponding shipping and

Schedule 5.2 - 3

delivery documents, and credit memos together with corresponding supporting documentation, with respect to invoices and credit memos in excess of an amount determined in the sole discretion of Agent, from time to time,

(y)           copies of notices of pledge delivered by any Dutch Borrower under Section 2.5 of the Deed of Pledge over Accounts,

(z)            copies of notices of pledge delivered by any German Borrower under the Section 6.1 or 6.2 of the First Ranking Pledge of Receivables, Section 6.1 or 6.2 of the Second Ranking Pledge of Receivables and Section 4 of the Pledge over Bank Accounts,

(aa)         a calculation of outstanding Permitted Intercompany Advances with respect to any period,

(bb)         a copy of the then current Troubled Project Report for any applicable Loan Party, and

(cc)         such other reports as to the Collateral or the financial condition of US Borrower and its Subsidiaries, as Agent may reasonably request.

Schedule 5.2 - 4